                                               Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-47493
The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 23, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated January 27, 1999)

                               3,000,000 Shares

[LOGO] ACTUANT

                             Class A Common Stock

--------------------------------------------------------------------------------

   Actuant Corporation is offering 3,000,000 shares of its Class A common stock. Our Class A common stock is listed on the New York Stock Exchange under the symbol "ATU." On January 22, 2002, the last reported sale price of our Class A common stock on the New York Stock Exchange was $30.03 per share.

   One of the underwriters, First Union Securities, Inc., is acting under the trade name Wachovia Securities.

   We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of our Class A common stock to cover over-allotments at the public offering price, less the underwriting discounts and commissions.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement.

                                                         Per Share Total
                                                         --------- -----
       Public offering price............................     $       $
       Underwriting discounts and commissions...........     $       $
       Proceeds, before expenses, to Actuant Corporation     $       $

   The shares will be ready for delivery on or about              , 2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Wachovia Securities
             ABN AMRO Rothschild LLC
                                      Robert W. Baird & Co.
                                                       Bear, Stearns & Co. Inc.

        The date of this Prospectus Supplement is               , 2002.

                           [Actuant logo appears here]
                               THE DRIVE TO LEAD



[Photograph appears here]
Enerpac. High-force hydraulic industrial tools.

[Photograph appears here]
Gardner Bender. Electrical tools and supplies.

[Photograph appears here]
Power-Packer. Hydraulic cab-tilt systems.

[Photograph appears here]
Power-Packer. Electro-hydraulic convertible top actuation systems.

[Photograph appears here]
Generator Slide-out
RV Leveling System
Main Room Slide-out
Wardrobe or Bedroom Slide-out

[Photograph appears here]


                 Power Gear. RV slide-out and leveling systems.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                                           Page
                                                                                                           ----
Forward-Looking Statements................................................................................  S-4
Market Data...............................................................................................  S-4
Prospectus Supplement Summary.............................................................................  S-5
Risk Factors.............................................................................................. S-15
Use of Proceeds........................................................................................... S-21
Price Range of Common Stock............................................................................... S-22
Dividend Policy........................................................................................... S-22
Capitalization............................................................................................ S-23
Selected Consolidated Financial Data...................................................................... S-24
Management's Discussion and Analysis of Financial Condition and Results of Operations..................... S-26
Business.................................................................................................. S-44
Facilities................................................................................................ S-51
Management................................................................................................ S-53
Description of Capital Stock.............................................................................. S-55
Underwriting.............................................................................................. S-59
Legal Matters............................................................................................. S-61
Experts................................................................................................... S-61
Where You Can Find More Information....................................................................... S-61
Incorporation of Information by Reference................................................................. S-62
Index to Consolidated Financial Statements................................................................  F-1

                                                  Prospectus
Available Information.....................................................................................    3
Incorporation of Certain Documents by Reference...........................................................    4
Forward-Looking Statements and Cautionary Factors.........................................................    4
The Company...............................................................................................    5
Use of Proceeds...........................................................................................    6
Ratio of Earnings to Fixed Charges........................................................................    6
The Applied Power Trusts..................................................................................    7
Description of Debt Securities............................................................................    8
Description of Warrants to Purchase Debt Securities.......................................................   16
Description of Preferred Stock and Common Stock...........................................................   17
Description of Depositary Shares..........................................................................   20
Description of Warrants to Purchase Class A Common Stock or Preferred Stock...............................   23
Description of Preferred Securities.......................................................................   24
Description of Guarantees.................................................................................   34
Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debt Securities and the
 Guarantees...............................................................................................   37
Description of Stock Purchase Contracts and Stock Purchase Units..........................................   38
Book-Entry Issuance.......................................................................................   39
Plan of Distribution......................................................................................   41
Certain Legal Matters.....................................................................................   42
Experts...................................................................................................   42

                               -----------------

   You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with different or varying information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. When you make a decision about whether to invest in our common stock, you should not rely on any information other than the information contained or incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You should assume that information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated and deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. In particular, we completed a spin-off of our electronics business and disposed of other businesses, changed our name to "Actuant Corporation," and conducted a one-for-five reverse stock split after the date of the accompanying Prospectus.

                          FORWARD-LOOKING STATEMENTS

   This Prospectus Supplement and the accompanying Prospectus, including the documents incorporated and deemed to be incorporated by reference herein and in the accompanying Prospectus, contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words "may," "should," "could," "anticipate," "believe," "estimate," "expect," "project," "plan," "objective" and similar expressions are intended to identify forward-looking statements. Additionally, any projections or estimates of future revenues, EBITDA (as defined below), earnings per share, tax rates, interest rates, debt reductions or similar matters are forward-looking statements, and there can be no assurance that actual results of operations and financial conditions will not differ, perhaps substantially, from those expressed in those forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with the forward-looking statements included in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference herein and in the accompanying Prospectus and the risk factors discussed in this Prospectus Supplement under the caption "Risk Factors," factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the industrial production, truck, construction, automotive, and recreational vehicle industries in North America and Europe and, to a lesser extent, Asia, market acceptance of existing and new products, successful integration of acquisitions, competitive pricing, foreign currency risks, interest rate risks, the economy's reaction to the September 11, 2001 and any other terrorist actions, uncollected tax or other indemnification claims from other parties, environmental matters, our ability to access capital markets, our high debt level, unforeseen costs, the risk that we may become subject to substantial liabilities if APW Ltd. were unable to meet its obligations as they come due, and other factors that may be referred to in this Prospectus Supplement and the accompanying Prospectus and the documents incorporated and deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                  MARKET DATA

   The information in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated and deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus concerning market positions of certain of our products is based on our net sales for the fiscal year ended August 31, 2001 and management's estimates of our competitors' respective dollar volumes of net sales for the products, markets and geographic region or regions to which we refer. These estimates were prepared in accordance with what we believe to be industry practice and are based on our internal estimates, our knowledge of our relative position and the relative position of our competitors in each market and, in some limited cases, industry sources. In that regard, when we state that our high-force hydraulic industrial tools, hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks and electro-hydraulic convertible top actuation systems hold a leading position in their respective markets, we are referring to the global markets for those types of products; and when we say that our electrical tools and supplies sold through the retail do-it yourself channel and our recreational vehicle slide-out and leveling systems hold a leading position in their respective markets, we are referring to the North American markets for those types of products. Other market data included in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is estimated and is based on independent industry publications or other publicly available information. Although we believe that the information on which we have based these estimates of our market position and this market data is generally reliable, the accuracy and completeness of this information is not guaranteed and this information has not been independently verified. This Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus include sales data for businesses that we acquired prior to their dates of acquisition. This sales data was provided to us by the sellers of those businesses and has not been independently verified, and the accuracy and completeness of that information is not guaranteed.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary is not complete and does not contain all of the information that may be important to you. You should read this entire Prospectus Supplement, the accompanying Prospectus and the documents incorporated and deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus carefully, including the section entitled "Risk Factors" and the attached consolidated financial statements and related notes, before making an investment decision.

   When used in this Prospectus Supplement, the terms "Actuant Corporation," "Actuant," "we," "our," "us," and "the Company" refer to Actuant Corporation and its subsidiaries, unless the context otherwise requires, and the term "common stock" refers to our Class A common stock. This Prospectus Supplement contains trademarks and trade names of other companies.

   Unless this Prospectus Supplement indicates otherwise or the context otherwise requires, all information in this Prospectus Supplement assumes that the underwriters' over-allotment option is not exercised and gives effect to a one-for-five reverse stock split that we effected on January 25, 2001. Our fiscal year ends on August 31 of each year, and references in this Prospectus Supplement to "fiscal 2002," "fiscal 2001," "fiscal 2000," "fiscal 1999," and similar references mean the fiscal year ended on August 31 of the applicable year. When used in this Prospectus Supplement, the term "EBITDA" means earnings from continuing operations before net financing costs, income tax expense, depreciation and amortization. Unless this Prospectus Supplement indicates otherwise or the context otherwise requires, the word "adjusted," when used with respect to our net sales, gross profit, EBITDA, operating earnings or similar financial data, means that we have adjusted that financial data to exclude the results of certain businesses and product lines that we have divested as described below under "--Spin-off and Other Recent Transactions" and that we refer to as the "Non-continuing Businesses."

                                  Our Company

   We are a leading diversified global manufacturer and marketer of a broad range of niche and specialized industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Tools & Supplies sells branded, specialized electrical and industrial tools and supplies to hydraulic and electrical wholesale distributors, to catalog houses and through various retail distribution channels. Engineered Solutions designs and markets customized motion control systems primarily for original equipment manufacturers, or OEMs, in diversified niche markets. We believe that our strength in these product categories results from brand recognition, proprietary engineering and design competencies, a dedicated service philosophy, global manufacturing and distribution capabilities, and continuous cost reduction initiatives.

   Approximately 75% of our net sales for our fiscal year ended August 31, 2001 were from products that we believe hold a leading position in their respective markets, based on our internal estimates of our competitors' net sales of similar products. The following table sets forth our major product categories that we believe, based on these internal estimates, hold a leading position in either the global or North American market, as indicated, for those products:

Segment              Market
-------              ------
Tools & Supplies     Global high-force hydraulic industrial tools
Tools & Supplies     North American electrical tools and supplies to the retail do-it-yourself channel
Engineered Solutions Global hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks
Engineered Solutions North American recreational vehicle slide-out and leveling systems
Engineered Solutions Global electro-hydraulic automotive convertible top actuation systems

  Tools & Supplies

   The Tools & Supplies segment generated approximately 60% of our adjusted net sales and approximately 63% of our adjusted EBITDA (before corporate expenses) for the fiscal year ended August 31, 2001. Adjusted EBITDA and adjusted net sales are calculated by excluding the results of the Non-continuing Businesses. This segment's products include high-force hydraulic tools and electrical tools and consumables, which are sold to end-user markets including general industrial, construction, production automation, retail do-it-yourself, or DIY, retail marine and retail automotive aftermarket customers. Gardner Bender, a business in our Tools & Supplies segment, was named the electrical vendor of the year for both the Ace Hardware and TruServe hardware cooperatives within the past five years.

   The following table illustrates our brands, products and key customers in our Tools & Supplies segment:

Brands         Products                                    Key Customers
------         --------                                    -------------
Enerpac        High-force hydraulic tools                  W.W. Grainger, Snap-on and approximately
                                                           1,200 distributors
Gardner Bender Electrical tools and supplies to the retail Lowe's, The Home Depot, Ace Hardware,
               DIY channel and wholesale electrical        Menards, TruServe, Sears, Wal-Mart and
               distributors                                over 2,500 distributors
Ancor          Electrical tools and supplies for the       West Marine, Boat America, Boater's World
               marine industry
CalTerm        Electrical tools and supplies for the       Advance Auto Parts, Autozone, O'Reilly
               automotive aftermarket                      Automotive and over 500 distributors
Del City       Electrical tools and supplies sold through  Over 10,000 small OEM customers catalogs and the Internet

  Engineered Solutions

   The Engineered Solutions segment generated approximately 40% of our adjusted net sales and approximately 37% of our adjusted EBITDA (before corporate expenses) for the fiscal year ended August 31, 2001. Through this segment, we work with our customers to provide customized solutions in the recreational vehicle, or RV, truck, automotive and other markets. Products include RV slide-out and leveling systems, hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks sold primarily in Europe and electro-hydraulic automotive convertible top actuation systems. We believe that our principal brands in the Engineered Solutions segment are recognized for their engineering quality, integrated custom design and ability to support global manufacturing needs. We have earned numerous customer awards within the past five years, including the Circle of Excellence vendor award from Fleetwood. We have also received quality and performance certifications from such OEM customers as Ford, Freightliner, Oshkosh Truck and Peterbilt.

   The following table illustrates our brands, products and systems, and key customers in our Engineered Solutions segment:

Brands             Products and Systems                      Key Customers
------             --------------------                      -------------
Power Gear         RV slide-out and leveling systems         Fleetwood, Monaco Coach, Keystone,
                                                             Forest River, National RV, Jayco
Power-Packer       Hydraulic cab-tilt systems for heavy-duty DAF/Leyland, Ford, Freightliner, Iveco,
                   cab-over-engine trucks                    Oshkosh Truck, Peterbilt, Renault, Scania,
                                                             Volvo
Power-Packer       Electro-hydraulic automotive convertible  Karmann Rhein GmbH, Audi, Jaguar,
                   top actuation systems                     Mercedes-Benz, Fiat, Renault, Saab,
                                                             Volkswagen
Milwaukee Cylinder Hydraulic and pneumatic tie-rod           Tower Automotive
                   cylinders
Nielsen Sessions   Hardware for metal cases and containers   OEM manufacturers of metal cases and
                                                             containers

                           Our Competitive Strengths

 . Market Leadership. Approximately 75% of our net sales for our fiscal year ended August 31, 2001 were from products that we believe hold a leading position in their respective markets, based on our internal estimates of our competitors' net sales of similar products. We believe that the strength of our established products and brands and our market positions provide us with significant competitive advantages, including preferred supplier status with some of our customers and premium selling prices over some of our competitors in some of the product lines in which we compete.

 . Diversification and Stability. We believe that we have achieved a degree of product breadth and end-market and geographic diversity that differentiates us from many of our competitors. We have more than 20,000 customers in a wide array of niche markets, including many customers with whom we have developed long-standing and close relationships. Our largest customer accounted for approximately 5% of our net sales in fiscal year 2001. We have served some of our customers for over 20 years.

   We manufacture a diverse group of products sold to a number of different markets. As a percentage of our fiscal 2001 net sales, adjusted to exclude the results of the Non-continuing Businesses, our net sales to the industrial hydraulic tools market were 25%, to the retail DIY electrical market were 20%, to the RV slide-out and leveling market were 13%, to the electrical wholesale distribution market were 11%, to the hydraulic cab-tilt truck market were 10%, and to the convertible top actuation market were 9%. The remaining 12% of our fiscal 2001 adjusted net sales were to various other end markets.

   We have developed an internationally focused operating culture with the people and logistical capabilities to do business around the world. For fiscal 2001, we derived approximately 68% of our net sales from North America, approximately 25% from Europe, approximately 5% from Asia, and approximately 2% from South and Latin America, in each case adjusted to exclude the results of the Non-continuing Businesses. Additionally, we have established a network to source and distribute products and components effectively on a global basis. We believe that the diversity of our customer base and products and our global reach can help mitigate the effects of downturns in individual product markets.

 . Attractive End Markets for Our Products. We believe that the markets for some of our products will continue to provide growth opportunities over the next few years. According to data from automobile industry sources, the number of automobiles with convertible tops sold in the United States and Europe in 2000 was more than 45% greater than the number of convertible top automobiles sold in the United States and Europe in 1995. We believe that the number of RV owning households will continue to grow over the next several years with the aging of the "baby-boom" generation. Recently, we have seen an increase in the number of new RV models containing slide-out systems, which allow RV owners to increase a room's size by telescoping a section of the room's wall outward, as well as an increase in the number of RV models incorporating more than one slide-out system. These trends are favorable for sales of our convertible top actuation systems and RV slide-out and leveling systems, respectively.

 . Brand Name Recognition. We sell our products under the brand names of Enerpac, Gardner Bender, Ancor, CalTerm, Del City, Power-Packer, Power Gear, Milwaukee Cylinder and Nielsen Sessions. We believe that our brands include some of the most widely recognized and respected names in the markets we serve. In the Tools & Supplies business, we believe that our brand names provide us with the ability to market new product line extensions and promote cross selling. Similarly, we believe that our Power-Packer and Power Gear brand names in our Engineered Solutions segment are well respected by OEMs in the markets where they compete. In certain markets that we serve, we believe that our brand name products command premium prices compared to comparable products of our competitors. Additionally, we believe that our brands help to promote end-user demand in the markets that we serve.

 . Design and Engineering Capabilities. We believe that we have earned a reputation for design and engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic controls for hydraulic systems. For example, our high pressure electro-hydraulic system is used in sophisticated convertible top systems for automobiles such as the Mercedes-Benz CLK, our PC Synchronous Hydraulic Lift system was used to temporarily lift the Golden Gate Bridge as part of a repair project, and our RV slide-out and leveling systems are used by a majority of the leading North American RV manufacturers. Through our proprietary processes and over 500 patents and trademarks (including pending applications), we create products intended to satisfy specific customer needs and to make jobs easier and more efficient for our customers.

 . Global Distribution Management. We have established a network to source and distribute products and components effectively on a global basis while maintaining our inventory at low levels. We have major distribution warehouses located in North America, Europe and Asia, which serve over 5,000 industrial and electrical customer and distributor locations. We believe that our global infrastructure allows us to better serve our customers and provides the foundation to facilitate further global expansion initiatives.

 . Continuous Operational Improvements. We have significantly improved our cost structure, operating performance and asset utilization over recent years. We outsource the fabrication of components of most of our products and assemble the products either to actual orders or to lean stocking parameters. In other cases, we design the products and have them manufactured in their entirety by outside vendors. By focusing on design, product assembly, and outsourcing the fabrication of many of our components, we seek to reduce our capital needs and fixed costs, which we believe makes us less affected by market downturns than would be the case for a more vertically integrated company. Over the past few years we have eliminated over 5,000 SKUs, or stock keeping units, and have also improved our inventory turns. These achievements are the direct result of our manufacturing experience and our World Class Performance program, or WCP Program. This program focuses on return on assets and operational improvement initiatives, including the implementation of Kanban, lean manufacturing and Kaizen philosophies. Our continuous improvement culture provides a framework for ongoing benefits.

                                 Our Strategy

 . Pursue Internal Growth Opportunities by Leveraging on Our Strengths. We have operated on a global basis for over 30 years and have the infrastructure in place to market additional products through our global distribution and sales network. We plan to leverage the strength of our brands and our long-standing relationships with key customers to build upon our current market positions. We believe that our Enerpac, Gardner Bender, CalTerm and Ancor brands in our Tools & Supplies segment are widely recognized in their respective market niches and present opportunities for new product introductions, line extensions and cross selling.

   In our Engineered Solutions segment, we have cultivated long-standing relationships with leading global OEMs who we believe have selected us as a vendor based on factors such as our proprietary designs, engineering expertise and ability to support our customers in multiple locations around the world. We believe that these relationships provide us with opportunities for growth, particularly as our OEM customers expand into new geographic markets.

 . Capitalize on Design and Engineering Expertise. We design highly engineered products, and we believe we have earned a reputation for engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic controls for hydraulic systems. We are continuously updating our product portfolios, many of which are designed in close coordination with our customers. We also seek patent and other protections to reinforce and strengthen our product positions and we strive to apply our existing competencies in new areas. For example, we successfully migrated our hydraulic cab-tilt system technology to our electro-hydraulic convertible top actuation systems. We are now applying the same technology to marine steering systems.

 . Cultivate a Culture Based on Continuous Improvement and Performance. Our culture is based on the belief that people are a key ingredient to successful execution of business strategies and a driver of financial performance. Our decentralized and entrepreneurial approach to management is based on team-oriented managers who share a strong sense of responsibility and accountability. Through our WCP Program, we target operational excellence, continuous cost reduction and asset efficiency initiatives. To date, broad initiatives to adopt Kanban, lean manufacturing and Kaizen philosophies have generated significant cost reductions and asset efficiency improvements. We believe that opportunities exist to further improve operations by further reducing waste and working capital needs and improving upon floor-space utilization.

   We use stock-based incentives to align our employees' interests with those of our shareholders. Substantially all of our U.S.-based employees participate in a structured incentive compensation system based on achievement of both definitive business unit performance targets and overall company results. Executive compensation is heavily weighted toward stock ownership, which is intended to align management's interest with investors' interests in achieving our strategic goals. Based upon the number of shares and options outstanding on January 15, 2002, management, director, and employee stock ownership will represent more than 14% of our diluted shares of common stock and approximately 6% of our outstanding shares of common stock immediately following the offering. Diluted ownership includes all shares issuable upon the exercise of stock options.

 . Maintain the Business Model of an Assembly Company. We consider Actuant to be an assembler of industrial products rather than a vertically integrated manufacturer. We focus on adding value for our customers by designing a superior product, selecting quality-oriented component suppliers, efficiently assembling and distributing our products, and providing extensive customer service. Outside vendors provide most of the manufactured components that go into our products. Our non-vertical nature results in a more variable cost structure and helps to reduce our capital requirements and fixed costs compared to more vertically integrated businesses. We believe that the combination of our non-vertical business model and our market leadership positions helps drive our cash flow and overall product margins.

 . Continue to Pursue "Bolt-on" Acquisitions. Part of our growth strategy has been, and will continue to be, to make "bolt-on" acquisitions that complement our existing businesses and whose products can be sold through our existing distribution channels and brand names. We acquired a number of businesses prior to the spin-off of our former electronics business on July 31, 2000, and we have completed one acquisition subsequent to that date. We will continue to pursue acquisition opportunities that complement our strategy of selling branded tools and supplies and motion control systems.

                    Spin-off and Other Recent Transactions

   Prior to July 31, 2000, we were known as Applied Power Inc. and our business consisted of two segments, Electronics and Industrial. The Electronics segment, which we refer to as the Electronics Business, focused on electronic enclosures, while the Industrial segment, which we refer to as the Industrial Business, concentrated on the current Tools & Supplies and Engineered Solutions businesses, as well as other businesses that have been divested. During 1999, our management began to consider the separation of the Electronics Business from the Industrial Business. After evaluating a sale of the Industrial Business, we determined that the separation of the two businesses in the form of a spin-off was the preferred option. On January 26, 2000, our board of directors authorized various actions intended to position us to distribute the Electronics Business to our shareholders in the form of a special dividend, which we refer to as the Spin-off or the Distribution. The Distribution took place on July 31, 2000, and at that time we began doing business as Actuant Corporation. The formal name change and a one-for-five reverse stock split occurred in January 2001. Our common stock now trades on the New York Stock Exchange under the ticker symbol "ATU." (APW Ltd., our former Electronics Business, separately trades on the New York Stock Exchange under the ticker symbol "APW.")

   During fiscal 2001, we acquired the assets of Dewald Manufacturing, Inc., which is included in our Engineered Solutions segment. Also during fiscal 2001, we divested our medical products business, Mox-Med, which was included in our Engineered Solutions segment and the Quick Mold Change, or QMC, product line which was included in the Tools & Supplies segment. During fiscal 2000, we divested Samuel Groves and our aerospace business, consisting of Barry Controls and Air Cargo, which were previously included in our Engineered Solutions segment. Additionally, the Norelem and automotive product lines of Enerpac, which were previously included in Tools & Supplies, were disposed of during fiscal 2000. These divestitures, as well as other businesses and product lines which we divested beginning in fiscal 1999, are collectively referred to as the "Non-continuing Businesses." In the last two fiscal years, we divested businesses that did not fit within our strategy of selling branded tools and supplies and motion control systems. As you review our financial statements and the other information in this Prospectus Supplement, please consider the effects of the Spin-off of the Electronics Business and the divestitures of these non-core businesses, as well as the acquisition of Dewald Manufacturing.

                                  Our Address

   Headquartered in Milwaukee, we are a Wisconsin corporation incorporated in 1910. Our principal executive offices are located at 6100 North Baker Road, Milwaukee, Wisconsin 53209, and our telephone number at that location is (414) 352-4160. Until January of 2001, we were named Applied Power Inc.

                      Summary Consolidated Financial Data

   The summary consolidated financial data set forth below should be read in conjunction with the sections of this Prospectus Supplement entitled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes included herein. As a result of the Spin-off of our former Electronics Business on July 31, 2000, the consolidated financial statements and related notes from which the following summary financial data was derived have been reclassified to reflect our former Electronics Business as a discontinued operation. See Note 2, "Distribution and Discontinued Operations" in the Notes to Fiscal Year 2001 Consolidated Financial Statements. In addition, the financial data in this table includes the Non-continuing Businesses until their respective dates of sale. As a result, the summary consolidated financial data in the following table is not fully representative of the group of businesses that comprise Actuant today. We have included a separate summary adjusted consolidated financial data table on page S-13 that excludes the results of the Non-continuing Businesses. The following summary consolidated financial data also includes the results of Dewald Manufacturing, which we acquired during fiscal 2001, from the date of the acquisition,which also affects the comparability of the data in this table. See Note 3, "Acquisitions and Divestitures" in the Notes to Fiscal Year 2001 Consolidated Financial Statements.

                                                                                                              Three Months
                                                                                                                  Ended
                                                                               Fiscal Year Ended August 31,   November 30,
                                                                               ---------------------------  ----------------
                                                                                 1999       2000    2001     2000     2001
                                                                               --------   -------  -------  -------  -------
                                                                                    (in millions, except per share data)
Statement of Earnings Data:
Net sales(1).................................................................. $  705.2   $ 681.4  $ 481.9  $ 119.8  $ 113.1
Gross profit..................................................................    252.7     242.2    168.9     41.8     38.0
Operating expenses(2).........................................................    144.5     145.0     90.7     21.5     19.9
Operating earnings............................................................     99.4      89.7     71.9     18.8     17.5
Earnings from continuing operations before cumulative effect of change in
 accounting principle (3).....................................................     34.6      28.0     24.4      4.3      4.6
Diluted earnings per share from continuing operations before cumulative effect
 of change in accounting principle (1)........................................     4.30      3.48     2.93     0.51     0.54
Cash dividends per share(1)...................................................     0.30      0.23       --       --       --
Balance Sheet Data (at end of period):
Total assets.................................................................. $1,059.9   $ 417.0  $ 342.7  $ 375.7  $ 330.7
Net assets of discontinued operations.........................................    598.5        --       --       --       --
Total debt(4).................................................................    521.2     432.5    327.5    421.8    330.6
Total shareholders' equity....................................................    417.8    (163.0)  (139.8)  (159.9)  (143.2)
Other Financial Data:
EBITDA(5)..................................................................... $  124.6   $ 107.7  $ 106.5  $  24.4  $  20.1
Cash provided by (used in) operating activities of continuing operations......     32.5      17.9     95.1      4.7     (3.4)
Depreciation and amortization.................................................     26.1      22.6     16.5      4.2      3.0
Capital expenditures..........................................................     22.9      11.4      6.7      1.8      2.5

--------
(1) All sales figures have been reclassified to reflect the adoption of Emerging Issues Task Force Abstract 00-10, "Accounting for Shipping and Handling Fees and Costs." All dividend and per share data have been adjusted for the one-for-five reverse stock split effected on January 25, 2001. We declared and paid quarterly cash dividends of $0.075 per share for each of the quarters in fiscal 1999 and for the first three quarters of fiscal 2000, as adjusted for the one-for-five reverse stock split. Since that time no cash dividends have been declared or paid.
(2) Operating expenses in fiscal 1999 included a $7.8 million pre-tax charge due to the cancellation of a customer contract. In fiscal 2000, we recorded a $1.4 million gain when we recognized recoveries of these contract costs in excess of what was anticipated when the loss was initially recorded. Operating expenses for fiscal 2000 include a $12.4 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution. Operating expenses for fiscal 2001 include a restructuring charge, which totaled $1.7 million. See "Management's Discussion and Analysis of Financial Condition and

   Results of Operations" and Note 6, "Restructuring and Other Non-recurring Items" in Notes to Fiscal Year 2001 Consolidated Financial Statements. In addition, operating expenses include our general corporate expenses. These expenses, which include resources and services that supported the Electronics Business prior to the Spin-off, declined significantly after the Spin-off. General corporate expenses were $12.1 million, $17.6 million, and $6.2 million for fiscal 1999, 2000, and 2001, respectively, and $1.1 million for both the three months ended November 30, 2000 and 2001.
(3) For fiscal 2001, earnings from continuing operations include a gain of $18.5 million on the sale of Mox-Med, a gain of $1.0 million for an insurance recovery, a loss on the divestiture of QMC of $0.7 million, and a loss on the net present value of an idled lease of $1.5 million. For fiscal 2000, earnings from continuing operations include a loss of $3.5 million on the sale of the Norelem product line of Enerpac.
(4) Debt in the table as of August 31, 1999 reflects the debt balance after a reduction for debt allocated to the Electronics Business, which is reported in net assets of discontinued operations.
(5) "EBITDA" is defined as earnings from continuing operations before net financing costs, income tax expense, depreciation, and amortization. Items excluded in arriving at EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure commonly used by financial analysts and investors to evaluate the financial results of companies in our industry, and we believe it provides useful information to investors. However, EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated or used by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of our financial performance or liquidity. Because EBITDA is not a measure of financial performance determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

                 Summary Adjusted Consolidated Financial Data

   The financial information included in the following table, other than information with respect to general corporate expenses, has been adjusted to exclude the results of the Non-continuing Businesses. Historical net financing costs, income taxes, and balance sheet data have not been adjusted and are not presented in the following table.

                                                                              Three Months
                                                                                  Ended
                                                        Year Ended August 31, November 30,
                                                        --------------------- -------------
                                                         1999    2000   2001   2000   2001
                                                        ------  ------ ------ ------ ------
                                                                   (in millions)
Statement of Earnings Data(1):
Adjusted net sales..................................... $491.2  $499.0 $461.0 $114.5 $113.1
Adjusted gross profit..................................  172.0   175.8  159.4   39.7   38.0
Adjusted operating expenses excluding general corporate
  expenses(2)..........................................   90.3    87.5   80.7   19.3   18.8
General corporate expenses(3)..........................   12.1    17.6    6.2    1.1    1.1
Adjusted amortization of intangible assets.............    5.6     5.7    5.8    1.4    0.6
Adjusted operating earnings(2).........................   64.0    65.0   66.7   17.9   17.5

Other Financial Data(1):
Adjusted depreciation..................................    9.3     9.9    9.5    2.5    2.4
Adjusted capital expenditures..........................   13.7     8.4    6.4    1.8    2.5

--------
(1) We have excluded the operating results of the Non-continuing Businesses from the financial data presented in this table. However, we completed one acquisition that is included in the data set forth in this table from its acquisition date. This impacts the comparability of the adjusted financial data presented in the table. For additional information, see Note 3, "Acquisitions and Divestitures" in Notes to Fiscal Year 2001 Consolidated Financial Statements. The Non-continuing Businesses include Mox-Med, Quick Mold Change, or QMC, the Norelem and automotive product lines of Enerpac, Gardner Bender's Everest product line, Barry Controls, Air Cargo, Samuel Groves and Magnets. The Mox-Med business and QMC businesses were divested in fiscal 2001. The Norelem and automotive product lines of Enerpac, Barry Controls, Air Cargo and Samuel Groves units were divested in fiscal 2000. The Gardner Bender Everest product line and Magnets business were transferred to the Electronics Business segment immediately prior to the Spin-off.
(2) For further information on non-recurring items included in operating expenses and operating earnings, see "Summary Consolidated Financial Data" above and the discussion of operating expenses in "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) General corporate expenses have not been adjusted to exclude the Non-continuing Businesses.

                                 The Offering

Common stock offered by Actuant.................. 3,000,000 shares, or 3,450,000 shares if the underwriters' over-allotment option
                                                  is exercised in full.

Common stock to be outstanding after the offering 11,106,046 shares, or 11,556,046 shares if the underwriters' over-allotment
                                                  option is exercised in full.

Use of proceeds.................................. We intend to use approximately $82.1 million of the net proceeds from this
                                                  offering to redeem $70 million
                                                  aggregate principal balance of our 13%
                                                  Senior Subordinated Notes due 2009 and
                                                  to pay the related redemption premium
                                                  of $9.1 million, plus approximately $3.0
                                                  million of accrued interest on the notes
                                                  being redeemed, as part of our plan to
                                                  de-leverage our business, and to use the
                                                  remaining net proceeds to reduce
                                                  borrowings under our senior secured
                                                  credit facility. See "Use of Proceeds."

New York Stock Exchange symbol................... ATU.

Risk factors..................................... See "Risk Factors" beginning on page
                                                  S-15 and the other information included
                                                  and incorporated or deemed to be
                                                  incorporated by reference in this
                                                  Prospectus Supplement and the
                                                  accompanying Prospectus for a
                                                  discussion of factors you should
                                                  carefully consider before deciding to
                                                  invest in our common stock.

   The number of shares to be outstanding after this offering is based upon our shares of common stock outstanding as of January 15, 2002. Options to purchase 1,098,615 shares of common stock at a weighted average exercise price of approximately $15.71 per share were outstanding under our stock option plans as of January 15, 2002 and are not included in our outstanding shares.

                                 RISK FACTORS

   You should carefully consider the risks described below, as well as other information contained in this Prospectus Supplement and the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, before buying our common stock in this offering. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, the trading price of our common stock offered by this Prospectus Supplement could decline and you may lose all or part of your investment.

Risks Relating to Our Business

   Market demand for our products may suffer cyclical declines.

   The level of market demand for our products depends on the general economic condition of the markets in which we compete. A substantial portion of our revenues is derived from customers in cyclical industries that typically are adversely affected by downward economic cycles, which may result in lower demand for our products in the affected business segment. For example, some of our largest customers include OEMs in the RV industry. Our net sales to the RV market declined to $43.3 million in fiscal 2001 from $63.7 million in fiscal 2000, excluding $16.1 million in sales from a business acquired on March 1, 2001. Additionally, we derive significant revenues from sales to OEMs in the heavy-truck and automotive industries and from the construction industry. Our business would also be adversely affected by any of the risks to which our customers' businesses or their industries are subject.

   We may be subject to substantial liabilities if APW Ltd. is unable to meet its obligations as they come due.

   On July 31, 2000, we effected the Spin-off of APW Ltd., a Bermuda company organized to own and operate our former Electronics Business. Based on APW Ltd.'s public filings with the SEC, we believe that APW Ltd. is experiencing significant financial difficulties. For instance, APW Ltd. has stated that, if it does not complete the sale of one of its divisions by February 28, 2002 or if the recent decline in its net sales continues, it may not be able to comply with the amended covenants in its bank credit facilities that were agreed to with its lenders as of December 12, 2001. APW Ltd. has also stated that, if a covenant default were to occur and if it was unable to, among other things, obtain a waiver or amendment under its credit facilities, obtain additional debt or equity financing or restructure its obligations and/or its business, such default would cause a material adverse effect on its ability to continue in its present form and to achieve its intended business objectives.

   In conjunction with the Spin-off and as is customary in these types of transactions, APW Ltd. agreed to assume certain of our liabilities relating to our former Electronics Business and to indemnify us for certain claims and liabilities. Nonetheless, we are or may be subject to certain substantial liabilities with respect to APW Ltd.'s business and operations. These liabilities include actual or potential liabilities for taxes, environmental, litigation and other matters that APW Ltd. agreed to assume, or for which APW Ltd. agreed to indemnify us, in connection with the Spin-off but for which we remain or may be liable. For example, we remain liable for tax obligations associated with the Spin-off and related corporate restructuring transactions as well as APW Ltd.'s potential tax obligations for periods prior to the Spin-off. We also have guaranteed or are otherwise responsible for APW Ltd.'s obligations under operating leases covering certain of APW Ltd.'s facilities and equipment. As a result, any failure of APW Ltd. to pay its liabilities as they come due or to indemnify us as required could result in substantial claims against us and could require us to incur other expenses, including legal fees, and to make substantial payments and incur special charges for financial reporting purposes, which could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," Note 2, "Distribution and Discontinued Operations" in Notes to Fiscal Year 2001 Consolidated Financial Statements and Note 7, "Distribution of Electronics Segment" in Notes to Unaudited Condensed Consolidated Financial Statements.

   We have substantial debt, which could adversely affect our operating flexibility and put us at a competitive disadvantage.

   Even after using the proceeds of this offering to repay debt, we will have a substantial amount of debt which will continue to require significant interest and principal payments. Our level of debt and the limitations imposed on us by our debt agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial level of debt may adversely affect our future performance, because, among other things:

    . we will have to use a substantial proportion of our cash flow for debt service rather than for operations;

    . we may not be able to obtain further debt financing and may have to pay more for financing or sell equity securities which could dilute your ownership interest;

    .  we may not be able to take advantage of business opportunities;

    . some of our indebtedness bears interest at variable interest rates, making us vulnerable to increases in interest rates;

    . the terms of our 13% Senior Subordinated Notes due 2009 and our senior secured credit facility require that we apply certain excess cash flow, as defined, to repay specified indebtedness; and

    .  we will be more vulnerable to adverse economic conditions.

   Although our debt agreements limit the amount of additional indebtedness that we may incur, we nonetheless retain the ability to incur substantial additional indebtedness in the future. At November 30, 2001, approximately $46 million of the $63 million of unused borrowing capacity under our senior secured credit facility was available to us for general business purposes, subject to compliance with covenants and borrowing conditions. After adjusting for the completion of this offering and the application of the estimated net proceeds as described herein, and based upon our actual indebtedness as of November 30, 2001 and an assumed public offering price of $30.00 per share, we will have approximately $258.9 million of total debt and $8.3 million of letters of credit outstanding, and all $63 million of unused borrowing capacity under the senior secured credit facility will be available to us, subject to compliance with covenants and borrowing conditions.

   Our debt agreements also contain a number of significant financial and other restrictive covenants. These covenants could adversely affect us by limiting our financial and operating flexibility as well as our ability to plan for and react to market conditions and to meet our capital needs. Our failure to comply with these covenants could result in events of default which, if not cured or waived, could result in our being required to repay that indebtedness before its due date, and we cannot assure you that we would have the financial resources or be able to arrange alternative financing to do so. Borrowings under our senior secured credit facility are secured by substantially all of the domestic assets of us and our domestic subsidiaries and by a pledge of approximately 65% of the capital stock of some of our foreign subsidiaries; if borrowings under that credit facility were accelerated and we were unable to repay or refinance those borrowings, the lenders could foreclose on our assets. In addition, in the event of specified changes in control or similar events relating to us, the holders of our 13% Senior Subordinated Notes due 2009 have the right to require us to repurchase those notes. Any of these events could have a material adverse effect on us.

   Our business operates in highly competitive markets, so we may be forced to cut prices or to incur additional costs.

   We compete on the basis of product design, quality, availability, performance, customer service and price. Our businesses generally face substantial competition in each of their markets. Competition may force us to cut prices or to incur additional costs to remain competitive. Additionally, present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses.

   Our international operations pose currency and other risks.

   We have significant international operations. We derived approximately 25% of our adjusted net sales for fiscal 2001 from Europe, approximately 5% from Asia, approximately 2% from Canada and approximately 2% from South and Latin America, in each case adjusted to exclude the results of the Non-continuing Businesses. Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic and political conditions, export and import restrictions, controls on repatriation of cash and exposure to local political conditions. In particular, our results of operations have been significantly affected by adjustments relating to fluctuations in foreign currency exchange rates. To the extent that we expand our international presence these risks may increase.

   Repercussions from the terrorist acts committed in the United States and any future terrorist acts could harm our business and operations and adversely impact our ability to meet our expectations.

   The terrorist attacks of September 11, 2001 have caused instability in the world's markets and economies. There can be no assurance that the current armed hostilities will not escalate or that these terrorist attacks, or the responses to them, will not lead to further acts of terrorism or civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States and other markets we serve. Specifically, such continued instability could cause a reduction in, or could impact the timing of, product sales to companies in certain industries from which we derive substantial revenues. Armed conflict, civil unrest, additional terrorist activities and the attendant political instability and societal disruption may reduce demand for our products, which could harm our business.

   Future acquisitions may create transitional challenges.

   Our business strategy includes growth through small, strategic acquisitions. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve challenges associated with integrating these acquired businesses into our existing business. These challenges include integration of product lines, sales force and manufacturing facilities as well as decisions regarding divestitures, inventory write-offs and other charges. These challenges also pose risks with respect to employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these challenges.

   Environmental laws and regulations may result in additional costs.

   We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Pursuant to such laws, governmental authorities have required us to contribute to the cost of investigating or remediating, or to investigate or remediate, third party as well as currently or previously owned and operated sites. In addition, we provided environmental indemnities in connection with the Spin-off of APW Ltd. and the sale of the Non-continuing Businesses. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be joint and several and can be imposed without regard to fault. We cannot guarantee that our costs relating to these matters will not be greater than we currently expect or exceed our insurance coverage, nor can we guarantee that additional remediation and compliance obligations will not arise which require us to make material expenditures. In particular, more stringent environmental laws, unanticipated remediation requirements or the discovery of previously unknown conditions could have a material adverse effect upon our financial condition and results of operations. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses, and we could be materially adversely affected if we are unable to renew existing permits or to obtain any additional permits that we may require.

   Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on our operations.

   We are dependent on the continued services of our management team, including our key executives. Any loss of such personnel without adequate replacement could have a material adverse effect on us. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience to operate our businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

   We could be adversely affected if the Spin-off or the related corporate restructuring transactions and debt realignment are not valid under fraudulent transfer or legal dividend statutes.

   In connection with the Spin-off, we undertook numerous corporate restructuring transactions and realigned our debt. These transactions, along with the Spin-off, may be challenged under federal and state fraudulent conveyance laws. Under these laws, if a court determines that one of the parties to these transactions did not receive fair consideration and, at the time, was insolvent, was rendered insolvent, had unreasonably small capital or was unable to pay its debts as they come due, the court could, among other things, reverse the Spin-off or impose liability, which could be substantial, on the parties. In addition, the Spin-off, including the related debt realignment and corporate restructuring transactions, was subject to state corporate distribution statutes. If these statutes were violated, a court could reverse the transactions. The resulting complications and costs of any of these matters could have a material adverse effect on us, our financial condition and results of operations.

Risks Relating to this Offering

   The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future as a result of a number of factors.

   The market price of our common stock and the number of shares traded each day have varied greatly. Such fluctuations may continue because of numerous factors, including:

    .  quarterly fluctuations in operating results of us and our competitors;

    .  announcements of new products by us or our competitors;

    .  gains or losses of significant customers;

    .  a continuation or worsening of APW Ltd.'s financial difficulties;

    . changes in stock market analysts' estimates of our future performance and the future performance of our competitors;

    .  the presence or absence of short-selling of our common stock;

    . sales of a high volume of shares of our common stock by our large shareholders;

    .  events affecting other companies that the market deems comparable to us;

    .  general conditions in the industries in which we operate; and

    .  general economic conditions in the United States and abroad.

   In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

   Future sales of our common stock could depress the market price of our common stock.

   Immediately after completion of this offering and based on shares outstanding as of January 15, 2002, we will have approximately 11.1 million shares of common stock outstanding, or approximately 11.6 million shares if the underwriters' over-allotment option is exercised in full. All of those shares, other than shares held by persons deemed to be our "affiliates" under applicable federal securities laws, will be freely tradable without restriction or further registration under the Securities Act. Sales of new or outstanding shares (or the availability of shares for sale) could adversely affect prevailing market prices for our common stock and our ability to issue additional equity securities.

   Based on filings made with the Securities and Exchange Commission, or SEC, we are aware of four institutions that each hold in excess of 5% of our outstanding common stock, before giving effect to the issuance of shares in this offering. We are not able to predict whether or when any of these institutions will sell substantial amounts of our common stock. Sales of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

   Approximately 318,000 shares of our common stock are currently held in one of our employee benefit plans which limits or restricts the ability to sell those shares. We understand that in light of certain recent events, certain members of Congress have discussed the possibility of enacting legislation that would allow employees to sell common stock of their employers that is held in employee benefit plans and that these employees currently are restricted or prohibited from selling under the terms of those plans. We cannot predict whether any such legislation will be enacted or, if it were to be enacted, whether our employees would sell substantial amounts of our stock held by them through our employee benefit plans.

   We do not intend to pay cash dividends in the foreseeable future.

   Although we have paid cash dividends in the past, our current debt agreements restrict our ability to pay cash dividends. We do not plan to declare or pay cash dividends in the foreseeable future but instead intend to retain cash for working capital needs, acquisitions, and to reduce outstanding debt.

   Some provisions of our charter and bylaws and of Wisconsin law may prevent a change in control or adversely affect our shareholders.

   Our articles of incorporation and bylaws may discourage, delay or prevent a change of control that shareholders may consider favorable. Our articles of incorporation and bylaws:

    . do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our common stock to elect some directors;

    . while currently not implemented, permit us to classify the board of directors into two or three classes serving staggered two or three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

    . require super-majority voting to effect amendments to provisions of our articles of incorporation and bylaws or to approve or adopt a merger or consolidation of us, or approve or adopt a sale or exchange of all or substantially all of our assets;

    . establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting; and

    . allow the board to issue shares of Class B common stock (which would then have the right to elect a majority of the directors) and to issue and determine terms of preferred stock.

   In addition, certain sections of the Wisconsin Business Corporation Law may discourage, delay or prevent a change in control by:

    . limiting the voting power of certain shareholders exercising 20% or more of our voting power,

    . prohibiting us from engaging in a business combination with an interested stockholder, or

    . requiring a super-majority vote for any business combination that does not meet certain fair price standards.

See "Description of Capital Stock--General--Certain Statutory Provisions" in this Prospectus Supplement.

   These provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage transactions that otherwise could provide for payment of a premium over the prevailing market price of our common stock and also may limit the price that investors are willing to pay in the future for shares of our common stock.

   Any issuance of preferred stock or Class B common stock could adversely affect the holders of our common stock.

   Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue will have a preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up and the holders of the preferred stock would be entitled to vote as a single class with the holders of our common stock in the election of directors. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our common stock. If any shares of Class B common stock are issued, the Class B common shareholders, voting as a separate class, would be entitled to elect a majority of our board of directors, while the holders of our common stock, voting as a single class with the holders of any outstanding preferred stock, would be entitled to elect a minority of our board of directors. As a result, the issuance of any Class B common stock would adversely affect the voting rights of holders of our common stock. We do not currently intend to issue any preferred stock or Class B common stock.

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $84.5 million from the sale of the shares of common stock in this offering, or approximately $97.3 million if the underwriters' over-allotment option is exercised in full, in each case based on an assumed public offering price of $30.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use approximately $82.1 million of the net proceeds to redeem $70 million aggregate principal amount of our 13% Senior Subordinated Notes due 2009. The redemption price includes a premium of 13% of the principal amount of each note redeemed, or an aggregate premium of $9.1 million, plus approximately $3.0 million of accrued interest on the notes to be redeemed. We currently have $200 million aggregate principal amount of these notes outstanding, which were issued on July 31, 2000 in connection with the Spin-off. We intend to use the remaining net proceeds for the repayment of borrowings outstanding under our senior secured credit facility. As of January 15, 2002, the weighted average interest rate of borrowings outstanding under the senior secured credit facility was approximately 5.75% per annum. We have used borrowings under the senior secured credit facility for general corporate purposes, including working capital, capital expenditures and to finance acquisitions. Borrowings under the senior secured credit facility mature in 2006 and 2008. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for further information concerning our 13% Senior Subordinated Notes due 2009 and our senior secured credit facility. To the extent that we use the proceeds of this offering to repay revolving credit borrowings under our senior secured credit facility, we may re-borrow those amounts in the future, subject to compliance with covenants and borrowing conditions. Pending application for these purposes, we may temporarily invest the net proceeds in short-term marketable securities.

   The redemption of a portion of our 13% Senior Subordinated Notes due 2009 and application of the remaining net proceeds to repay borrowings under our senior secured credit facility is expected to result in an extraordinary expense, in accordance with generally accepted accounting principles, for the early extinguishment of debt of approximately $12.1 million, or $7.2 million net of tax, assuming there is no exercise of the underwriters' over-allotment option. This charge is comprised of the 13% premium required to be paid to noteholders upon redemption and deferred debt issuance costs and debt discount associated with the notes and the senior secured credit facility.

   The interest rate on borrowings under our senior secured credit facility is equal to the sum of a floating LIBOR based interest rate plus a margin which varies depending on our leverage ratio. Immediately after giving effect to the redemption of the notes described above, under the terms of our senior secured credit facility and assuming that our financial condition and results of operations remain stable or improve, we expect that this margin will be reduced by approximately 25 basis points based on our expected leverage ratio. However, under the terms of our credit facility, this margin may increase or decrease if our leverage ratio subsequently increases or decreases.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is listed on the New York Stock Exchange under the symbol "ATU." On July 31, 2000, we completed the Spin-off of our Electronics Business, which resulted in a substantial decrease of our stock price. As a result, we do not believe that information as to our stock price for periods prior to the Spin-off is meaningful to investors. The following table sets forth the high and low sale prices of our common stock reported on the New York Stock Exchange composite tape (as adjusted for the one-for-five reverse stock split we effected on January 25, 2001) for the periods indicated subsequent to the date of the Spin-off, rounded to the nearest penny.

 Fiscal Year Period                                               High   Low
 ----------- ------                                               ----   ---

    2000     August 1, 2000 to August 31, 2000 (period in fiscal $25.00 $15.00 quarter after Spin-off)
    2001     September 1, 2000 to November 30, 2000              $27.19 $16.25
             December 1, 2000 to February 28, 2001                20.62  10.94
             March 1, 2001 to May 31, 2001                        16.73  12.00
             June 1, 2001 to August 31, 2001                      21.25  14.70
    2002     September 1, 2001 to November 30, 2001              $31.25 $17.40
             December 1, 2001 to January 22, 2002                 34.13  27.90

                                DIVIDEND POLICY

   Quarterly cash dividends of $0.075 per share, as adjusted for the one-for-five reverse stock split, were declared and paid for the first three quarters of fiscal 2000 and for each of the quarters in fiscal 1999. No cash dividends have been declared or paid since that time. Our current debt agreements restrict our ability to pay cash dividends. We do not plan to declare or pay cash dividends in the foreseeable future but intend to use available cash for working capital needs, acquisitions, and to reduce outstanding debt.

                                CAPITALIZATION

   The following table sets forth our capitalization as of November 30, 2001:

    .  on an actual basis; and

    . on an as adjusted basis to reflect the sale of 3,000,000 shares of our common stock in this offering at an assumed offering price of $30.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses that we will pay, and the application of approximately $82.1 million of the estimated net proceeds to redeem $70 million aggregate principal amount of our 13% Senior Subordinated Notes due 2009 and to pay a $9.1 million redemption premium and accrued interest of $3.0 million, and the application of the remaining net proceeds to repay borrowings under our senior secured credit facility, all as described in "Use of Proceeds."

                                                                                           November 30, 2001
                                                                                           ----------------
                                                                                                       As
                                                                                           Actual   Adjusted
                                                                                           -------  --------
                                                                                             (in millions)
                                                                                              (unaudited)
Senior secured credit facility............................................................ $ 118.0  $ 115.6
13% senior subordinated notes due 2009, net of discount...................................   197.8    128.5
European term loan........................................................................    13.4     13.4
Other long-term debt......................................................................     1.4      1.4
                                                                                           -------  -------
   Total debt(1)..........................................................................   330.6    258.9
                                                                                           -------  -------
Shareholders' equity:
Preferred stock, $1.00 par value per share; authorized, 160,000 shares; issued and
  outstanding, none.......................................................................      --       --
Class A common stock, $0.20 par value per share; authorized, 16,000,000 shares; issued and
  outstanding, 8,049,326 shares actual, 11,049,326 shares as adjusted.....................     1.6      2.2
Class B common stock, $0.20 par value per share; authorized, 1,500,000 shares; issued and
  outstanding, none.......................................................................      --       --
Additional paid-in capital................................................................  (623.5)  (539.6)
Accumulated other comprehensive loss......................................................   (20.4)   (20.4)
Retained earnings(2)......................................................................   499.1    491.9
                                                                                           -------  -------
   Total shareholders' equity.............................................................  (143.2)   (65.9)
                                                                                           -------  -------
   Total capitalization................................................................... $ 187.4  $ 193.0
                                                                                           =======  =======

--------
(1) As of November 30, 2001, we also had $8.3 million of letters of credit outstanding.

(2) The change in retained earnings reflects a charge for the anticipated extraordinary expense for early extinguishment of debt of approximately $12.1 million, or $7.2 million net of tax, assuming there is no exercise of the underwriters' over-allotment option. This charge is comprised of the redemption premium to be paid to noteholders of $9.1 million, or $5.5 million net of tax, and the write-off of debt discount and debt issuance costs related to the debt retired of $3.0 million, or $1.7 million net of tax.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data have been derived from our consolidated financial statements. The data should be read in conjunction with the consolidated financial statements as well as the section of this Prospectus Supplement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of earnings and other data for the fiscal years ended August 31, 2001, 2000 and 1999 and the balance sheet data as of August 31, 2001 and 2000 have been derived from the audited consolidated financial statements included elsewhere in this Prospectus Supplement. The balance sheet data as of August 31, 1999 have been derived from audited consolidated financial statements that are not included in this Prospectus Supplement. The statement of earnings and other data for the three months ended November 30, 2001 and November 30, 2000 and the balance sheet data as of those dates have been derived from unaudited consolidated financial statements included elsewhere in this Prospectus Supplement. Operating results for the three months ended November 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2002. Certain financial data included in this Prospectus Supplement and the accompanying Prospectus may appear to not add or subtract properly due to rounding.

   As a result of the Spin-off of our former Electronics Business on July 31, 2000, the consolidated financial statements and related notes from which the following selected financial data was derived have been reclassified to reflect our former Electronics Business as a discontinued operation. See Note 2, "Distribution and Discontinued Operations" in Notes to Fiscal Year 2001 Consolidated Financial Statements. In addition, the financial data in this table includes the Non-continuing Businesses until their respective dates of sale. As a result, the selected consolidated financial data in the following table is not fully representative of the group of businesses that comprise Actuant today. We have included a separate unaudited adjusted historical financial data table on pages S-27 and S-28 that excludes the results of the Non-continuing Businesses. This selected consolidated financial data also includes the results of Dewald Manufacturing, which we acquired during fiscal 2001, from the date of acquisition, which also affects the comparability of the data in this table. See Note 3, "Acquisitions and Divestitures" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

                                                                                                              Three Months
                                                                                                                  Ended
                                                                               Fiscal Year Ended August 31,   November 30,
                                                                               ---------------------------  ----------------
                                                                                 1999       2000    2001     2000     2001
                                                                               --------   -------  -------  -------  -------
                                                                                    (in millions, except per share data)
Statement of Earnings Data:
Net sales(1).................................................................. $  705.2   $ 681.4  $ 481.9  $ 119.8  $ 113.1
Gross profit..................................................................    252.7     242.2    168.9     41.8     38.0
Operating expenses(2).........................................................    144.5     145.0     90.7     21.5     19.9
Operating earnings............................................................     99.4      89.7     71.9     18.8     17.5
Earnings from continuing operations before cumulative effect of change in
 accounting principle(3)......................................................     34.6      28.0     24.4      4.3      4.6
Diluted earnings per share from continuing operations before cumulative effect
 of change in accounting principle(1).........................................     4.30      3.48     2.93     0.51     0.54
Cash dividends per share(1)...................................................     0.30      0.23       --       --       --

Balance Sheet Data (at end of period):
Total assets.................................................................. $1,059.9   $ 417.0  $ 342.7  $ 375.7  $ 330.7
Net assets of discontinued operations.........................................    598.5        --       --       --       --
Total debt(4).................................................................    521.2     432.5    327.5    421.8    330.6
Total shareholders' equity....................................................    417.8    (163.0)  (139.8)  (159.9)  (143.2)

Other Financial Data:
EBITDA(5)..................................................................... $  124.6   $ 107.7  $ 106.5  $  24.4  $  20.1
Cash provided by (used in) operating activities of continuing operations......     32.5      17.9     95.1      4.7     (3.4)
Depreciation and amortization.................................................     26.1      22.6     16.5      4.2      3.0
Capital expenditures..........................................................     22.9      11.4      6.7      1.8      2.5

--------
(1) All sales figures have been reclassified to reflect the adoption of Emerging Issues Task Force Abstract 00-10, "Accounting for Shipping and Handling Fees and Costs." All dividend and per share data have been adjusted for the one-for-five reverse stock split effected on January 25, 2001. We declared and paid quarterly cash dividends of $0.075 per share for each of the quarters in fiscal 1999 and for the first three quarters of fiscal 2000, as adjusted for the one-for-five reverse stock split. Since that time no cash dividends have been declared or paid.
(2) Operating expenses in fiscal 1999 included a $7.8 million pre-tax charge due to the cancellation of a customer contract. In fiscal 2000, we recorded a $1.4 million gain when we recognized recoveries of these contract costs in excess of what was anticipated when the loss was initially recorded. Operating expenses for fiscal 2000 include a $12.4 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution. Operating expenses for fiscal 2001 include a restructuring charge, which totaled $1.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 6, "Restructuring and Other Non-recurring Items" in Notes to Fiscal Year 2001 Consolidated Financial Statements. In addition, operating expenses include our general corporate expenses. These expenses, which include resources and services that supported the Electronics Business prior to the Spin-off, declined significantly after the Spin-off. General corporate expenses were $12.1 million, $17.6 million, and $6.2 million for fiscal 1999, 2000, and 2001, respectively, and $1.1 million for both the three months ended November 30, 2000 and 2001.
(3) For fiscal 2001 earnings from continuing operations include a gain of $18.5 million on the sale of Mox-Med, a gain of $1.0 million for an insurance recovery, a loss on the divestiture of QMC of $0.7 million, and a loss on the net present value of an idled lease of $1.5 million. For fiscal 2000, earnings from continuing operations include a loss of $3.5 million on the sale of the Norelem product line of Enerpac.
(4) Debt in the table as of August 31, 1999 reflects the debt balance after a reduction for debt allocated to the Electronics Business, which is reported in net assets of discontinued operations.
(5) "EBITDA" is defined as earnings from continuing operations before net financing costs, income tax expense, depreciation, and amortization. Items excluded in arriving at EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure commonly used by financial analysts and investors to evaluate the financial results of companies in our industry, and we believe it provides useful information to investors. However, EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated or used by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of our financial performance or liquidity. Because EBITDA is not a measure of financial performance determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   On July 31, 2000, we completed the Spin-off of our Electronics Business to our shareholders, leaving the Industrial Business as our sole remaining operating business. Our former Electronics Business has been reclassified as a discontinued operation in our financial statements. See Note 2, "Distribution and Discontinued Operations" in Notes to Fiscal Year 2001 Consolidated Financial Statements for information regarding our discontinued operations. Subsequent to the Spin-off, we changed our name to Actuant Corporation. As you read the following review of our financial condition and results of operations, you should also read our financial statements and related notes included elsewhere in this Prospectus Supplement. All sales figures and related percentages have been reclassified to reflect the adoption of Emerging Issues Task Force Abstract 00-10, "Accounting for Shipping and Handling Fees and Costs." See "--New Accounting Pronouncements."

   The redemption of a portion of our 13% Senior Subordinated Notes due 2009 and application of the remaining net proceeds to repay borrowings under our senior secured credit facility is expected to result in an extraordinary expense, in accordance with generally accepted accounting principles, for the early extinguishment of debt of approximately $12.1 million, or $7.2 million net of tax, assuming there is no exercise of the underwriters' over-allotment option. This charge is comprised of the 13% premium required to be paid to noteholders upon redemption and deferred debt issuance costs and debt discount associated with the notes and the senior secured credit facility.

Background of the Spin-off Transaction

   During 1999, our management began to consider the separation of the Electronics Business from the Industrial Business. Ultimately, our management determined that the separation of the two businesses in the form of a spin-off was the preferred option. On January 26, 2000, our board of directors authorized various actions intended to position us to distribute the Electronics Business to our shareholders in the form of a special dividend. The Distribution took place on July 31, 2000. Our common stock now trades on the New York Stock Exchange under the ticker symbol "ATU," and APW Ltd., which is our former Electronics Business, separately trades on the New York Stock Exchange under the ticker symbol "APW."

Results of Operations

  Historical Financial Data

   The financial data presented in the following table reflect all business units other than the Electronics Business, which was spun off to shareholders in the Distribution. Financial data presented in the table include the Non-continuing Businesses until their respective dates of sale. As a result, the historical financial data in the following table are not representative of the group of business units that comprise Actuant today. We have included a separate financial data table under "Unaudited Adjusted Historical Financial Data" below that excludes the results of the Non-continuing Businesses. The financial data presented in the following table also include the results of Dewald Manufacturing, which we acquired during fiscal 2001, from the date of acquisition. This acquisition and the divestitures impact the comparability of operating results from period to period.

                                                                                     Three Months Ended
                                                        Fiscal Year Ended August 31,    November 30,
                                                        ---------------------------- ------------------
                                                          1999      2000      2001     2000      2001
                                                          ----      ----      ----     ----      ----
                                                                         (in millions)
Statement of Earnings Data:
Net sales.............................................. $705.2    $681.4    $481.9   $119.8    $113.1
Gross profit...........................................  252.7     242.2     168.9     41.8      38.0
Operating expenses excluding general corporate expenses  132.5     127.4      84.6     20.4      18.8
General corporate expenses.............................   12.1      17.6       6.2      1.1       1.1
Amortization of intangible assets......................    8.7       7.5       6.2      1.5       0.6
Operating earnings.....................................   99.4      89.7      71.9     18.8      17.5
Other Financial Data:
Depreciation...........................................   17.4      15.1      10.3      2.7       2.4
Capital expenditures...................................   22.9      11.4       6.7      1.8       2.5

  Acquisitions and Divestitures

   We completed one acquisition since the beginning of fiscal 1999. During this time, we also divested several businesses and product lines that were no longer considered integral to our business strategy. The following table summarizes this acquisition and the significant divestitures that were completed since the beginning of fiscal year 1999:

                                                                             Approximate
                                                                               Annual
                                                        Date of Acquistion/   Sales(2)
                                         Segment            Divestiture     (in millions)
                                   -------------------- ------------------- -------------
Acquisitions(1):
Dewald Manufacturing(3)........... Engineered Solutions    March 2001           $ 24

Divestitures(1):
Mox-Med........................... Engineered Solutions    August 2001          $ 18
Quick Mold Change ("QMC")......... Tools & Supplies        May 2001                6
Norelem........................... Tools & Supplies        August 2000             8
Barry Controls.................... Engineered Solutions    June 2000             120
Air Cargo......................... Engineered Solutions    May 2000               22
Automotive product line of Enerpac Tools & Supplies        May 2000                6
Samuel Groves..................... Engineered Solutions    October 1999            9

--------
(1) This table excludes acquisitions and divestures of businesses or business units that were a part of our former Electronics Business.

(2) At the time of the transaction. Sales figures exclude sales from acquired business units that were part of the Electronics Business.

(3) Approximate annual sales of Dewald Manufacturing represent sales before our acquisition of that business and are therefore based upon data provided to us by the seller. See "Market Data."

   In addition to these divestitures, the Gardner Bender Everest product line and the Magnets business were transferred to the Electronics Business segment immediately prior to the Distribution. The acquisition and the divestitures impact the comparability of operating results from period to period. See Note 3, "Acquisitions and Divestitures" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

  Unaudited Adjusted Historical Financial Data

   The financial information included in the following table, other than information with respect to general corporate expenses, has been adjusted to exclude the results of the Non-continuing Businesses. Historical net financing costs, income taxes, and balance sheet data have not been adjusted and are not presented in the following table.

                                                                                     Three Months
                                                                                         Ended
                                                        Fiscal Year Ended August 31, November 30,
                                                        ---------------------------- ------------
                                                          1999      2000      2001    2000   2001
                                                          ----      ----      ----    ----   ----
                                                                      (in millions)
Statement of Earnings Data(1):
Adjusted net sales..................................... $491.2    $499.0    $461.0   $114.5 $113.1
Adjusted gross profit..................................  172.0     175.8     159.4     39.7   38.0
Adjusted operating expenses excluding general corporate
  expenses(2)..........................................   90.3      87.5      80.7     19.3   18.8
General corporate expenses(3)..........................   12.1      17.6       6.2      1.1    1.1
Adjusted amortization of intangible assets.............    5.6       5.7       5.8      1.4    0.6
Adjusted operating earnings(2).........................   64.0      65.0      66.7     17.9   17.5

Other Financial Data(1):
Adjusted depreciation..................................    9.3       9.9       9.5      2.5    2.4
Adjusted capital expenditures..........................   13.7       8.4       6.4      1.8    2.5

--------
(1) We have excluded the operating results of the Non-continuing Businesses from the financial data presented in this table. However, we completed one acquisition that is included in the data set forth in this table from its acquisition date. This impacts the comparability of the adjusted financial data presented in the table. For additional information, see Note 3, "Acquisitions and Divestitures" in Notes to Fiscal Year 2001 Consolidated Financial Statements. The Non-continuing Businesses include Mox-Med, Quick Mold Change, or QMC, the Norelem and automotive product lines of Enerpac, Gardner Bender's Everest product line, Barry Controls, Air Cargo, Samuel Groves and Magnets. The Mox-Med and QMC businesses were divested in fiscal 2001. The Norelem and automotive product lines of Enerpac, Barry Controls, Air Cargo and Samuel Groves units were divested in fiscal 2000. The Gardner Bender Everest product line and Magnets business were transferred to the Electronics Business segment immediately prior to the Distribution.

(2) For further information on non-recurring items included in operating expenses and operating earnings, see "Selected Consolidated Financial Data" above and the discussion of operating expenses in this "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) General corporate expenses have not been adjusted to exclude the Non-continuing Businesses.

  Quarter Ended November 30, 2001 Compared to the Quarter Ended November 30,
  2000.

   The following discussion relating to the quarter ended November 30, 2001 compared to the quarter ended November 30, 2000 should be read in conjunction with the Condensed Consolidated Financial Statements for the three months ended November 30, 2001 and the related notes which begin on page F-36.

   Net earnings before cumulative effect of change in accounting principle for the three months ended November 30, 2001 were $4.6 million, or $0.54 per diluted share. During the first quarter of fiscal 2002, we recorded a charge of $7.2 million, or $0.85 per diluted share, for the cumulative effect of a change in accounting principle related to the adoption of Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets." Including this charge, the net loss for the three months ended November 30, 2001 was $2.6 million, or $0.31 per diluted share, compared with net earnings of $4.3 million, or $0.51 per diluted share, for the three months ended November 30, 2000.

Net Sales

   The following table summarizes our net sales for the three months ended November 30, 2001 and 2000:

                                                       Three Months Ended
                                                          November 30,
                                                       ------------------
                                                         2000      2001   Change
                                                        ------    ------  ------
Net Sales by Segment:                                    (in millions)
Tools & Supplies...................................... $ 71.8    $ 64.0   (10.8)%
Less: Non-continuing Tools & Supplies Business (1)....    0.9        --      --
                                                        ------    ------
   Adjusted Tools & Supplies.......................... $ 70.9    $ 64.0    (9.7)%
                                                        ======    ======
Engineered Solutions.................................. $ 48.0    $ 49.1     2.3%
Less: Non-continuing Engineered Solutions Business (2)    4.4        --      --
                                                        ------    ------
   Adjusted Engineered Solutions...................... $ 43.6    $ 49.1    12.5%
                                                        ======    ======
Total net sales....................................... $119.8    $113.1    (5.6)%
Less: Non-continuing Businesses.......................    5.3        --      --
                                                        ------    ------
   Total adjusted net sales........................... $114.5    $113.1    (1.2)%
                                                        ======    ======

--------
(1) The "Non-continuing Tools & Supplies Business" is QMC.
(2) The "Non-continuing Engineered Solutions Business" is Mox-Med.

   Total net sales decreased by $6.7 million, or 5.6%, from $119.8 million for the three months ended November 30, 2000 to $113.1 million for the three months ended November 30, 2001. Currency translation rates did not significantly impact the quarterly results for either period. Excluding the Non-continuing Businesses, adjusted net sales declined 1.2%.

   Net sales for Tools & Supplies decreased by $7.8 million, or 10.8%, from $71.8 million for the three months ended November 30, 2000 to $64.0 million for the three months ended November 30, 2001. Excluding the QMC business, which was sold in fiscal year 2001, adjusted net sales for this segment decreased $6.9 million, or 9.7%, primarily due to a 7% decline in Enerpac product sales and a 13% decline in Gardner Bender product line sales. Retail order patterns for our electrical products were disrupted following the terrorist events on September 11, 2001, and did not fully recover until the end of the quarter. The Tools & Supplies adjusted net sales reduction was primarily driven by reductions in North American sales due to weak economic conditions, with European sales remaining relatively flat and Asian sales decreasing slightly.

   Engineered Solutions net sales increased $1.1 million, or 2.3%, from $48.0 million for the three months ended November 30, 2000 to $49.1 million for the three months ended November 30, 2001. Excluding the Non-continuing Business, Engineered Solutions net sales increased 12.5%. Substantially all of the increase was attributable to the incremental sales from Dewald Manufacturing, which was acquired in March 2001. Sales to the RV market for the first quarter of fiscal 2002 improved 50% over the same period in fiscal 2001, due in large part to the acquisition of Dewald Manufacturing. Excluding currency impact, convertible top actuation sales improved 11% versus the first quarter of fiscal 2001, due primarily to increased work on new automotive platforms. These increases were offset in part by the divestiture of Mox-Med in August 2001 and slowing sales to truck manufacturers.

Gross Profit

   The following table summarizes gross profit and gross profit margins for the three months ended November 30, 2001 and 2000:

                                                     Three Months Ended
                                                        November 30,
                                                     -----------------
                                                       2000      2001   Change
                                                      -----      -----  ------
  Gross Profit by Segment:                             (in millions)
  Tools & Supplies.................................. $28.2      $26.4    (6.1)%
  Less: Non-continuing Tools & Supplies Business....   0.3         --      --
                                                      -----      -----
     Adjusted Tools & Supplies...................... $27.9      $26.4    (5.2)%
                                                      =====      =====
  Engineered Solutions.............................. $13.6      $11.6   (15.3)%
  Less: Non-continuing Engineered Solutions Business   1.8         --      --
                                                      -----      -----
     Adjusted Engineered Solutions.................. $11.8      $11.6    (1.8)%
                                                      =====      =====
  Total gross profit................................ $41.8      $38.0    (9.1)%
  Less: Non-continuing Businesses...................   2.1         --      --
                                                      -----      -----
     Total adjusted gross profit.................... $39.7      $38.0    (4.2)%
                                                      =====      =====
  Gross Profit Margins by Segment(1):
  Tools & Supplies..................................  39.2%      41.3%
  Adjusted Tools & Supplies(2)......................  39.3       41.3
  Engineered Solutions..............................  28.5       23.6
  Adjusted Engineered Solutions(2)..................  27.1       23.6
  Total gross profit margin.........................  34.9       33.6
  Total adjusted gross profit margin(2).............  34.7       33.6

--------
(1) We define gross profit margin as gross profit as a percentage of sales.
(2) Adjusted gross profit margins represent gross profit margins excluding the Non-continuing Businesses.

   Total gross profit for the first quarter of fiscal 2002 was $38.0 million, a $3.8 million decline from the $41.8 million reported in the first quarter of the prior fiscal year. Approximately $2.1 million of this decline was attributable to the Non-continuing Businesses. Total adjusted gross profit decreased $1.7 million, or 4.2%, from $39.7 million to $38.0 million for the three months ended November 30, 2000 and 2001, respectively. Total gross profit margin declined to 33.6% for the three months ended November 30, 2001 from 34.9% for the comparable prior year period, due to margin declines in the Engineered Solutions business offset in part by margin increases in the Tools & Supplies business.

   Tools & Supplies' gross profit decreased $1.8 million, or 6.1%, from $28.2 million to $26.4 million for the three months ended November 30, 2000 and 2001, respectively. This resulted from the lower sales levels in the first quarter of fiscal 2002 as compared to the first quarter of fiscal 2001 and the impact of this segment's Non-continuing Business. Although gross profit decreased, Tools & Supplies gross profit margins increased due to the realization of the benefits of fiscal 2001 cost reduction initiatives in the electrical Tools & Supplies business and an increase in the proportion of higher margin sales in the hydraulic tools business.

   Engineered Solutions gross profit decreased $2.0 million, or 15.3%, from $13.6 million for the three months ended November 30, 2000 to $11.6 million for the three months ended November 30, 2001, primarily due to the divestiture of Mox-Med in August 2001. Removing the impact of this segment's Non-continuing Business, adjusted gross profit margin declined from 27.1% to 23.6% for the three months ended November 30, 2000 and 2001, respectively. This margin decline was caused by unfavorable product mix, incremental costs associated with the consolidation of all RV slideout production into our Mishawaka, Indiana plant from the Beaver Dam, Wisconsin plant, and margin erosion at our more vertically integrated Milwaukee Cylinder and Nielsen Sessions operations due to lower absorption of costs resulting from lower sales and production levels.

SAE Expenses

   The following table summarizes our selling, administrative and engineering, or SAE, expenses for the three months ended November 30, 2001 and 2000:

                                                     Three Months Ended
                                                        November 30,
                                                     ------------------
                                                       2000      2001   Change
                                                       -----    -----   ------
SAE Expenses by Segment:                               (in millions)
Tools & Supplies.................................... $15.8     $14.5     (8.4)%
Less: Non-continuing Tools & Supplies Businesses....   0.6        --       --
                                                       -----    -----
   Adjusted Tools & Supplies........................ $15.2     $14.5     (5.0)%
                                                       =====    =====
Engineered Solutions................................ $ 4.6     $ 4.3     (5.9)%
Less: Non-continuing Engineered Solutions Businesses   0.5        --       --
                                                       -----    -----
   Adjusted Engineered Solutions.................... $ 4.1     $ 4.3      7.1%
                                                       =====    =====
Combined segment SAE expenses....................... $20.4     $18.8     (7.9)%
General corporate expenses..........................   1.1       1.1     (3.4)%
                                                       -----    -----
Total SAE expenses..................................  21.5      19.9     (7.6)%
Less: Non-continuing Businesses.....................   1.1        --       --
                                                       -----    -----
   Total adjusted SAE expenses...................... $20.4     $19.9     (2.5)%
                                                       =====    =====

   Total SAE expenses decreased $1.6 million, or 7.6%, from $21.5 million for the three months ended November 30, 2000 to $19.9 million for the three months ended November 30, 2001. The Non-continuing Businesses accounted for $1.1 million of the decline. As a percentage of total net sales, total SAE expenses declined slightly to 17.6% for the three months ended November 30, 2001, compared to 18.0% in the prior year first quarter.

   Tools & Supplies SAE expenses decreased $1.3 million, or 8.4%, from $15.8 million for the three months ended November 30, 2000 to $14.5 million for the three months ended November 30, 2001. This segment's Non-continuing Business comprised $0.6 million of the decline. The remaining decrease was driven largely by cost reduction efforts initiated in fiscal 2001 and lower sales levels.

   Engineered Solutions SAE expenses decreased 5.9% from $4.6 million for the first quarter of fiscal 2001 to $4.3 million for the first quarter of fiscal 2002. The elimination of this segment's Non-continuing Business resulted in an SAE decline of $0.5 million. Excluding this segment's Non-continuing Businesses, Engineered Solutions adjusted SAE expenses increased 7.1%, which was primarily attributable to SAE costs at Dewald Manufacturing, which was acquired March 1, 2001, as well as costs associated with the consolidation of RV slide-out production facilities.

Amortization Expense

   Amortization expense for the first quarter of fiscal 2002 was $0.6 million compared with $1.5 million for the comparable prior year period. This decrease was primarily due to ceasing goodwill amortization in accordance with SFAS No.
142. See Note 5, "Goodwill and Other Intangible Assets" in Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus Supplement for more information on this change in accounting principle.

Net Financing Costs

   Net financing costs decreased $3.1 million, from $13.0 million for the three months ended November 30, 2000 to $9.9 million for the three months ended November 30, 2001. This reduction was due to the combined effect of lower interest rates and reduced debt levels in the fiscal 2002 first quarter as compared to the comparable period in the prior year.

Other Expense (Income)

   Other expense (income) for the three months ended November 30, 2001 and 2000 was comprised primarily of foreign currency gains and losses.

Cumulative Effect of Change in Accounting Principle

   On September 1, 2001, we adopted SFAS No. 142. Under the transitional provisions of SFAS No. 142, we identified our reporting units and performed impairment tests on the net goodwill associated with each of the reporting units. We recorded an impairment loss associated with our Milwaukee Cylinder reporting unit of $7.2 million, or $0.85 per diluted share, in the first quarter of fiscal 2002. See Note 5, "Goodwill and Other Intangible Assets" in Notes to Unaudited Condensed Consolidated Financial Statements for further discussion.

  Fiscal years ended August 31, 2001, 2000, and 1999

   The following discussion relating to the fiscal years ended August 31, 1999 through the fiscal year ended August 31, 2001 should be read in conjunction with the Consolidated Financial Statements and related notes which begin on page F-3.

Net Sales

   The following table summarizes our net sales for the following periods:

                                                         Year Ended August 31,
                                                        ----------------------
                                                         1999   2000     2001
                                                        ------ ------   ------
                                                             (in millions)
Net Sales by Segment:
Tools & Supplies....................................... $317.9 $312.3   $281.2
Less: Non-continuing Tools & Supplies Businesses(1)....   27.3   20.7      3.3
                                                        ------ ------   ------
   Adjusted Tools & Supplies........................... $290.6 $291.6   $277.9
                                                        ====== ======   ======
Engineered Solutions................................... $387.3 $369.1   $200.7
Less: Non-continuing Engineered Solutions Businesses(2)  186.7  161.7     17.6
                                                        ------ ------   ------
   Adjusted Engineered Solutions....................... $200.6 $207.4   $183.1
                                                        ====== ======   ======
Total net sales........................................ $705.2 $681.4   $481.9
Less: Non-continuing Businesses........................  214.0  182.4     20.9
                                                        ------ ------   ------
   Total adjusted net sales............................ $491.2 $499.0   $461.0
                                                        ====== ======   ======

Net Sales Change by Segment:
Tools & Supplies.......................................          (1.7)%  (10.0)%
Adjusted Tools & Supplies..............................           0.4     (4.7)
Engineered Solutions...................................          (4.7)   (45.6)
Adjusted Engineered Solutions..........................           3.4    (11.7)
Total net sales change.................................          (3.4)   (29.3)
Total adjusted net sales change........................           1.6     (7.6)

--------
(1) The "Non-continuing Tools & Supplies Businesses" are the Norelem and automotive product lines of Enerpac, QMC and Gardner Bender Everest.
(2) The "Non-continuing Engineered Solutions Businesses" are Barry Controls, Air Cargo, Samuel Groves, Mox-Med and Magnets.

  Fiscal 2001 Compared to Fiscal 2000

   Total net sales decreased $199.5 million, or 29.3%, from $681.4 million in fiscal 2000 to $481.9 million in fiscal 2001. The majority of this decline was due to the impact of businesses divested in fiscal 2000. After adjusting for the impact of divestitures in both fiscal years, net sales decreased $38.0 million, or 7.6%. This decrease resulted from the negative impact of currency rate changes on translated results of $14.1 million and slower economic conditions, which impacted many of our businesses. Sales to recreational vehicle, or RV, automotive and truck OEMs, as well as to the construction and do-it-yourself markets, were all lower than in fiscal 2000 due to less favorable economic conditions.

   Excluding the segment's Non-continuing Businesses, Tools & Supplies' adjusted net sales decreased from $291.6 million in fiscal 2000 to $277.9 million in fiscal 2001, a 4.7% decline. The negative impact of currency rate changes on translated results accounted for $5.7 million of the $13.7 million reduction, with the remainder being caused by generally weak economic conditions.

   Excluding the segment's Non-continuing Businesses, Engineered Solutions' adjusted net sales declined $24.3 million, or 11.7%, from $207.4 million in fiscal 2000 to $183.1 million in fiscal 2001. Foreign currency rate changes caused $8.4 million of the decrease in net sales. Adjusted net sales to the RV industry decreased $4.3 million, caused primarily by a decline of $20.5 million in Power Gear RV sales, offset in part by $16.2 million of sales from Dewald Manufacturing, an RV business we acquired at the beginning of the third quarter of fiscal 2001. RV industry demand was negatively impacted by weak economic conditions, as well as a reduction in excess finished goods inventory at OEMs. Adjusted net sales to automotive and truck manufacturers declined $6.5 million due to automotive model changeovers and generally less favorable economic conditions in fiscal 2001.

  Fiscal 2000 Compared to Fiscal 1999

   Total net sales decreased by $23.8 million, or 3.4%, from $705.2 million in fiscal 1999 to $681.4 million in fiscal 2000. This reduction resulted from the divestiture or removal of Non-continuing Businesses during fiscal 2000 and the negative impact of foreign currency rate changes on translated results. Partially offsetting these factors were increased shipments by us in a number of markets, most notably into the RV, automotive convertible top and truck cab-tilt markets. Fiscal 1999 sales from Non-continuing Businesses were $31.6 million higher than in fiscal 2000 primarily due to the timing of the divestitures of such businesses during fiscal 2000. Excluding the Non-continuing Businesses, adjusted net sales increased by 1.6% from $491.2 million in fiscal 1999 to $499.0 million in fiscal 2000. Excluding both the Non-continuing Businesses and currency translation adjustments, adjusted net sales increased by approximately 3.1%.

   Tools & Supplies segment net sales decreased by 1.7% from $317.9 million to $312.3 million as a result of the foreign currency rate changes and the divestiture of Non-continuing Businesses. Excluding the impact of the Non-continuing Businesses, Tools & Supplies' adjusted net sales were essentially unchanged year over year. Excluding both currency rate changes and the Non-continuing Businesses, sales from this segment grew $4.4 million, or 2%. This growth resulted from improved sales of industrial high-force hydraulic tools, most notably in North America and Asia.

   Engineered Solutions segment net sales declined 4.7% from $387.3 million to $369.1 million due to dispositions of the Non-continuing Businesses and foreign currency translation. Excluding the Non-continuing Businesses, adjusted net sales in this segment grew 3.4% from $200.6 million in fiscal 1999 to $207.4 million in fiscal 2000, reflecting growth in sales to the RV, truck cab-tilt and automotive convertible top markets. Foreign currency translation had the impact of reducing the "constant dollar" sales growth in the Engineered Solutions segment by approximately $8.8 million, due to the softness of the Euro against the U.S. dollar. Excluding both foreign currency translation and the Non-continuing Businesses, Engineered Solutions segment net sales grew 7.2%.

Gross Profit

   The following table summarizes gross profit and gross profit margins for the following periods:

                                                        Year Ended August 31,
                                                       ----------------------
                                                        1999    2000    2001
                                                       ------  ------  ------
                                                            (in millions)
  Gross Profit by Segment:
  Tools & Supplies.................................... $124.6  $122.9  $112.7
  Less: Non-continuing Tools & Supplies Businesses....    9.8     8.1     1.2
                                                       ------  ------  ------
     Adjusted Tools & Supplies........................ $114.8  $114.8  $111.5
                                                       ======  ======  ======
  Engineered Solutions................................ $128.1  $119.3  $ 56.2
  Less: Non-continuing Engineered Solutions Businesses   70.9    58.3     8.3
                                                       ------  ------  ------
     Adjusted Engineered Solutions.................... $ 57.2  $ 61.0  $ 47.9
                                                       ======  ======  ======
  Total gross profit.................................. $252.7  $242.2  $168.9
  Less: Non-continuing Businesses.....................   80.7    66.4     9.5
                                                       ------  ------  ------
     Total adjusted gross profit...................... $172.0  $175.8  $159.4
                                                       ======  ======  ======

  Gross Profit Margins by Segment(1):
  Tools & Supplies....................................   39.2%   39.3%   40.1%
  Adjusted Tools & Supplies(2)........................   39.5    39.4    40.1
  Engineered Solutions................................   33.1    32.3    28.0
  Adjusted Engineered Solutions(2)....................   28.5    29.4    26.2
  Total gross profit margin...........................   35.8    35.5    35.0
  Total adjusted gross profit margin(2)...............   35.0    35.2    34.6

--------
(1) We define gross profit margin as gross profit as a percentage of net sales.
(2) Adjusted gross profit margins represent gross profit margins excluding the Non-continuing Businesses.

  Fiscal 2001 Compared to Fiscal 2000

   Total gross profit decreased $73.3 million, or 30.3%, from $242.2 in fiscal 2000 to $168.9 in fiscal 2001, primarily due to reduced sales volumes resulting from divestitures and weaker economic conditions. Excluding Non-continuing Businesses, adjusted gross profit declined to $159.4 million in fiscal 2001 from $175.8 million in fiscal 2000. Total gross profit margins declined due to an unfavorable change in sales mix to lower margin businesses such as Dewald Manufacturing and the unfavorable currency impact of inventory produced in the United States and sold in Europe. These declines were partially offset by improved margins in the electrical Tools & Supplies business due to cost reductions.

   Gross profit decreased $10.2 million, or 8.3%, in the Tools & Supplies business, from $122.9 million in fiscal 2000 to $112.7 million in fiscal 2001. Excluding this segment's Non-continuing Businesses, adjusted gross profit decreased from $114.8 million in fiscal 2000 to $111.5 million in fiscal 2001. Gross profit margins improved to 40.1% in fiscal 2001. The gross profit decrease was due to the decrease in net sales levels. The gross profit margin increase was due to cost reduction efforts in fiscal 2001.

   Engineered Solutions' fiscal 2001 gross profit decreased $63.1 million, or 52.9%, from $119.3 million in fiscal 2000 to $56.2 million in fiscal 2001 as a result of divestitures, lower sales levels and sales mix. Excluding the Non-continuing Businesses, adjusted gross profit decreased by $13.1 million, or 21.5%, from $61.0 million in fiscal 2000 to $47.9 million in fiscal 2001. Excluding this segment's Non-continuing Businesses, adjusted gross profit margins decreased from 29.4% in fiscal 2000 to 26.2% in fiscal 2001. This decrease was largely due to increased sales from lower margin businesses, such as Dewald Manufacturing. Margins at Dewald

Manufacturing have improved since we acquired that business in March of 2001 and should continue to improve through the realization of results from our performance initiatives, although no assurance can be made in this regard. As a result of reduced sales of RV slide-out and leveling systems in fiscal 2001 and due to lower demand, our absorption of fixed manufacturing costs declined, adversely impacting gross profit margins in Power Gear. In addition to reduced gross profit margins in Power Gear, margins declined in our more vertically integrated businesses, Nielsen Sessions and Milwaukee Cylinder, as sales declined due to the economic slowdown.

  Fiscal 2000 Compared to Fiscal 1999

   Total gross profit decreased by $10.5 million, or 4.2%, from $252.7 million in fiscal 1999 to $242.2 million in fiscal 2000, due to a reduction in sales volume resulting from divestitures. Excluding the Non-continuing Businesses, adjusted gross profit increased by $3.8 million from $172.0 million in fiscal 1999 to $175.8 million in fiscal 2000. Excluding the Non-continuing Businesses, total adjusted gross profit margin increased from 35.0% to 35.2%.

   Gross profit for Tools & Supplies decreased by $1.7 million from $124.6 million in fiscal 1999 to $122.9 million in fiscal 2000. This decline resulted from the sales reductions in the segment, caused by foreign currency translation and the divestiture of Non-continuing Businesses. Excluding this segment's Non-continuing Businesses, adjusted gross profit for this segment was essentially unchanged, while adjusted gross profit margins decreased from 39.5% to 39.4%.

   Engineered Solutions' gross profit decreased by $8.8 million, or 6.9%, from $128.1 million in fiscal 1999 to $119.3 million in fiscal 2000 as a result of a corresponding decline in sales resulting from divestitures. Excluding the segment's Non-continuing Businesses, Engineered Solutions adjusted gross profit increased by $3.8 million from $57.2 million in fiscal 1999 to $61.0 million in fiscal 2000, and adjusted gross profit margin increased from 28.5% to 29.4%. These improvements reflected additional sales volume and the benefits of restructuring actions, including the full year impact of closing our former Pewaukee, Wisconsin plant and outsourcing certain machining and other manufacturing from our plant in Mexico to third-party providers.

Operating Expenses

   The following table summarizes operating expenses for the following periods:

                                                      Year Ended August 31,
                                                      ---------------------
                                                       1999    2000   2001
                                                      ------  ------  -----
                                                          (in millions)
     Operating Expenses:
     Selling, engineering and administrative expenses $136.7  $134.0  $89.0
     Amortization of intangible assets...............    8.7     7.5    6.2
     Contract termination costs (recovery)...........    7.8    (1.4)    --
     Corporate reorganization expense................     --    12.4     --
     Restructuring charge............................     --      --    1.7
                                                      ------  ------  -----
     Total operating expenses........................ $153.2  $152.5  $96.9
                                                      ======  ======  =====

SAE Expenses

   The following table summarizes our selling, administrative and engineering, or SAE, expenses for the following periods:

                                                        Year Ended August 31,
                                                        ---------------------
                                                         1999    2000   2001
                                                        ------  ------  -----
                                                            (in millions)
   SAE Expenses by Segment:
   Tools & Supplies.................................... $ 69.1  $ 66.4  $63.0
   Less: Non-continuing Tools & Supplies Businesses....    6.7     6.1    1.5
                                                        ------  ------  -----
      Adjusted Tools & Supplies........................ $ 62.4  $ 60.3  $61.5
                                                        ======  ======  =====
   Engineered Solutions................................ $ 55.5  $ 50.0  $19.8
   Less: Non-continuing Engineered Solutions Businesses   35.4    33.8    2.3
                                                        ------  ------  -----
      Adjusted Engineered Solutions.................... $ 20.1  $ 16.2  $17.5
                                                        ======  ======  =====
   Combined segment SAE expenses....................... $124.6  $116.4  $82.8
   General corporate expenses..........................   12.1    17.6    6.2
                                                        ------  ------  -----
   Total SAE expenses..................................  136.7   134.0   89.0
   Less: Non-continuing Businesses.....................   42.1    39.9    3.8
                                                        ------  ------  -----
      Total adjusted SAE expenses...................... $ 94.6  $ 94.1  $85.2
                                                        ======  ======  =====

   All of the general corporate expenses incurred by Actuant are included in SAE expense. No portion of that expense was allocated to the Electronics Business financial results, which were included in discontinued operations in our consolidated financial statements. As a result of lower corporate expense required to support our business following the Distribution, general corporate expense decreased $11.4 million, from $17.6 million in fiscal 2000 to $6.2 million in fiscal 2001.

  Fiscal 2001 Compared to Fiscal 2000

   Total SAE expense decreased $45.0 million, or 33.6%, from $134.0 million in fiscal 2000 to $89.0 million in fiscal 2001. This decrease was due to the elimination of SAE expenses incurred by businesses divested in fiscal 2000 and the reduction in general corporate expenses following the Spin-off, offset by slight increases in SAE expenses in both of our business segments.

   SAE expense for the Tools & Supplies segment decreased $3.4 million, or 5.1%, from $66.4 million in fiscal 2000 to $63.0 million in fiscal 2001. Excluding the segment's Non-continuing Businesses, adjusted SAE expense increased $1.2 million, or 2.0%, from $60.3 million in fiscal 2000 to $61.5 million in fiscal 2001. This increase was a result of higher levels of information technology costs associated with a new business software system and increased marketing spending for trade shows and promotions.

   Engineered Solutions' SAE expense decreased $30.2 million, or 60.4%, from $50.0 million in fiscal 2000 to $19.8 million in fiscal 2001. Excluding the impact of the segment's Non-continuing Businesses, adjusted SAE expense increased $1.3 million, or 8.0%, from $16.2 million in fiscal 2000 to $17.5 million in fiscal 2001. This increase was due to higher spending on new platform development costs associated with the convertible top product line and the inclusion of SAE expenses from Dewald Manufacturing, which was acquired on March 1, 2001.

  Fiscal 2000 Compared to Fiscal 1999

   Total SAE expenses decreased by $2.7 million, from $136.7 million in fiscal 1999 to $134.0 million in fiscal 2000. Excluding the Non-continuing Businesses, adjusted SAE expenses decreased by $0.5 million, or 0.5%, from $94.6 million in fiscal 1999 to $94.1 million in fiscal 2000. The reported SAE expense for both 1999 and 2000 includes general corporate expenses in excess of the amount of general corporate expense we recognized in the fiscal year subsequent to the Distribution.

   SAE expenses for Tools & Supplies decreased by $2.7 million, from $69.1 million in fiscal 1999 to $66.4 million in fiscal 2000. Excluding the segment's Non-continuing Businesses, Tools & Supplies adjusted SAE expenses decreased by $2.1 million from $62.4 million in fiscal 1999 to $60.3 million in fiscal 2000. Tools & Supplies' adjusted SAE expenses as a percentage of sales declined from 21.5% in fiscal 1999 to 20.7% in fiscal 2000. This improvement reflected the continuing benefits of earlier restructuring initiatives, including the combination of Enerpac's and Gardner Bender's Wisconsin-based and Canadian-based sales and administrative offices.

   SAE expenses for Engineered Solutions decreased by $5.5 million, from $55.5 million in fiscal 1999 to $50.0 million in fiscal 2000. Excluding the segment's Non-continuing Businesses, adjusted SAE expenses for Engineered Solutions decreased by $3.9 million, from $20.1 million in fiscal 1999 to $16.2 million in fiscal 2000. This was due primarily to the benefits obtained from cost reduction initiatives, including significant headcount reductions at our domestic automotive unit. Engineered Solutions adjusted SAE expenses as a percentage of sales declined from 10.0% in fiscal 1999 to 7.8% in fiscal 2000.

Amortization of Intangible Assets

   The following table summarizes amortization of intangible assets for the following periods:

                                                 Year Ended August 31,
                                                 ---------------------
                                                  1999    2000   2001
                                                 ----    ----   ----
                                                     (in millions)
         Total amortization expense............. $8.7    $7.5   $6.2
         Less: Non-continuing Businesses........  3.1     1.8    0.4
                                                  ----    ----   ----
            Total adjusted amortization expense. $5.6    $5.7   $5.8
                                                  ====    ====   ====

   The decreases in total amortization expense for fiscal 2001 and 2000 primarily resulted from the divestiture of the Barry Controls and Air Cargo Equipment business units during fiscal 2000.

   On September 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." See "--New Accounting Pronouncements" below for further discussion.

Contract Termination Costs (Recovery)

   Operating expenses in fiscal 1999 include a $7.8 million pre-tax charge due to the cancellation of a customer contract. In fiscal 2000, we recorded a $1.4 million gain when we recognized recoveries of these contract costs in excess of what was anticipated when the loss was initially recorded.

Corporate Reorganization Expense

   Operating expenses for fiscal 2000 include a $12.4 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution.

Restructuring Costs

   We adopted plans to restructure portions of our operations during fiscal 2001. These plans were designed to reduce administrative and operational costs and resulted in a charge of $1.7 million in fiscal 2001. Of the charge, $0.3 million is related to the consolidation of the RV slide production facilities, $0.6 million is related to downsizing the cable tie production facility, and $0.8 million is related to other personnel reductions. We wrote down the fixed assets at the locations to be closed or downsized to their fair value, less costs to sell, in the third fiscal quarter of 2001. We expect net cash proceeds of approximately $0.5 million from the ultimate disposal of these assets, which is expected to be completed by the end of the third quarter of fiscal 2002. As a result of these plans, we have terminated approximately 36 people.

Other Expense (Income)

  Net Financing Costs

   We reported net financing costs from continuing operations of $49.2 million for fiscal 2001, compared to $37.7 million for fiscal 2000. The increase in our financing costs was a result of higher interest rates and debt levels as a result of the Distribution. For example, our Senior Subordinated Notes due 2009 carry a 13% interest rate compared to an interest rate of 8.75% under our Senior Subordinated Notes due 2009 that were repaid in connection with the Spin-off. During fiscal 2001, these cost increases were partially mitigated as we benefited, on our variable rate debt, from interest rate reductions in the marketplace. The debt balances on our balance sheet primarily result from acquisitions of business units for the Electronics Business during the three years prior to the Distribution, together with some small Industrial Business acquisitions. For further information on our debt structure see "Capitalization" above, "--Liquidity and Capital Resources" and Note 7, "Debt" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

  Loss (Gain) on Sale of Subsidiaries

   During fiscal 2001 we sold our Mox-Med business. Cash proceeds from the sale were approximately $40.5 million, which resulted in a net gain of $18.5 million, $11.1 million after tax, or $1.34 per diluted share.

   In August 2000, we completed the sale of Norelem, S.A., a product line in the Enerpac business which makes and distributes mechanical workholding products. Norelem, S.A. had annual sales of approximately $8.0 million at the time of the sale. The cash proceeds were approximately $4.2 million and resulted in a pre-tax loss of approximately $3.5 million.

  Other, net

   Other, net for the fiscal years ended August 31, 2001 and 2000 is comprised of the following (gains) losses:

                                               Year Ended August 31,
                                               --------------------
                                                 2000        2001
                                                ------      -------
                                                  (in thousands)
              Gain on insurance recovery...... $   --      $  (983)
              Loss on QMC divestiture.........  1,300          738
              Net present value of idled lease     --        1,531
              Net foreign currency gain.......   (665)      (1,247)
              Other...........................    352          446
                                                ------      -------
                 Other, net................... $  987      $   485
                                                ======      =======

   Other, net for the year ended August 31, 1999 is comprised primarily of foreign currency gains and losses.

Income Tax Expense

   Our effective income tax rate for fiscal 2001 was 40.3%, which was similar to the prior two fiscal years. Our income tax expense was impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the federal statutory rate, state tax rates in the jurisdictions where we do business, our ability to utilize various tax credits, the amount of non-deductible expenses and other items. For more information regarding the variations in our effective tax rates for the fiscal years presented, see Note 12, "Income Taxes" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

Discontinued Operations

   See Note 2, "Distribution and Discontinued Operations" in Notes to Fiscal Year 2001 Consolidated Financial Statements for information regarding the results of our discontinued operations.

Extraordinary Items

   In fiscal 2000, we recognized an extraordinary gain of $53.2 million related to the sale of certain subsidiaries. See Note 3, "Acquisitions and Divestitures" in Notes to Fiscal Year 2001 Consolidated Financial Statements for further information. We also recognized an extraordinary loss of $14.7 million related to an early extinguishment of debt in fiscal 2000. See Note 7, "Debt" in Notes to Fiscal Year 2001 Consolidated Financial Statements for further information.

Liquidity and Capital Resources

   Net cash used in operating activities was $3.4 million for the three months ended November 30, 2001, compared to net cash generated by operating activities of $4.7 million for the three months ended November 30, 2000. During the first quarter of fiscal 2002, cash payments were made for the semi-annual interest payment on our 13% Senior Subordinated Notes due 2009 totaling $13.0 million and income tax and transaction costs of approximately $7.0 million related to the sale of Mox-Med. There were no similar payments for Mox-Med in the first quarter of the prior year, and the interest payment on the notes in the prior year was approximately $6.5 million lower as the notes had just recently been issued.

   We generated cash from operating activities of continuing operations of $95.1 million, $17.9 million, and $32.5 million in fiscal 2001, 2000 and 1999, respectively. Operating cash flows were impacted by the discontinuance of the accounts receivable financing program in fiscal 2000 due to the Distribution and the subsequent sale of receivables in fiscal 2001. These changes in our accounts receivable program impacted operating cash flows by $25.3 million, $(53.5) million, and $1.6 million in fiscal 2001, 2000, and 1999, respectively.

   Cash flows from operating activities of discontinued operations were $43.4 million and $119.5 million in fiscal 2000 and 1999, respectively.

   Net cash used in investing activities totaled $2.4 million and $1.8 million for the three months ended November 30, 2001 and 2000, respectively, primarily representing cash payments for capital expenditures. Cash provided from financing activities was $3.7 million for the three months ended November 30, 2001, compared to cash used in financing activities of $9.6 million for the three months ended November 30, 2000. These balances primarily relate to debt borrowings and repayments, respectively. Cash flows provided by (used in) investing activities of continuing operations were $28.1 million, $159.1 million, and $(25.3) million in fiscal 2001, 2000, and 1999, respectively, which resulted from cash inflows from business unit divestitures, asset sales, and an insurance settlement, offset by capital expenditures and business acquisitions. During fiscal 2001, cash used for financing activities primarily consisted of debt repayments.

   Prior to the Distribution, we used the majority of our net cash generated from both continuing and discontinued operations, along with proceeds from borrowings, to acquire businesses. The majority of the acquisitions were businesses included in the Electronics Business. Subsequent to the Distribution we have used the majority of our net cash generated to pay down debt.

   On July 31, 2000, we effected the Spin-off and distributed the capital stock of APW Ltd., a Bermuda company, our former Electronics Business, to our shareholders. Based on APW Ltd.'s annual report on Form 10-K for its fiscal year ended August 31, 2001 and its quarterly report on Form 10-Q for its quarter ended November 30, 2001, we believe that APW Ltd. has recently experienced financial difficulties. As described in "Risk Factors--We may be subject to substantial liabilities if APW Ltd. is unable to meet its obligations as they become due," we are, or may be, responsible for various APW Ltd. liabilities, including liabilities for taxes and lease payments, and we may be subject to substantial additional liabilities if APW Ltd. is unable to meet its obligations as they come due.

Debt

   The following table summarizes our debt balances at November 30, 2001 and August 31, 2001 and 2000. Fiscal 1999 is not presented as the majority of the borrowings that existed at August 31, 1999 have been refinanced as a result of the Distribution.

                                                         August 31,   November 30,
                                                        ------------- ------------
                                                         2000   2001      2001
                                                        ------ ------ ------------
                                                              (in millions)
Senior secured credit facility:
   Revolving credit borrowings......................... $   -- $ 13.3    $ 37.0
   Tranche A term loans................................  109.4   10.3        --
   Tranche B term loans................................  123.9   90.5      81.0
13% Senior Subordinated Notes due 2009, net of discount  197.4  197.7     197.8
European term loan.....................................     --   13.7      13.4
Other..................................................    1.9    2.0       1.4
                                                        ------ ------    ------
       Total debt...................................... $432.6 $327.5    $330.6
                                                        ====== ======    ======

   We have a senior secured credit facility that consisted of the following at November 30, 2001:

    .  a Tranche B term loan (the "Term Loan B") that matures in 2008, and

    . a $100 million revolving credit facility (the "Revolver") that matures in 2006.

   The Term Loan B matures in 2008 and may be repaid at any time without premium or penalty but, once repaid, may not be re-borrowed. Modest principal installments are payable quarterly on the Term Loan B through fiscal 2006, followed by larger installment requirements in the final two years. Additionally, the terms of our senior secured credit facility require that we retire term loans to the extent of 50% of our excess cash flow, which is defined in the senior secured credit facility agreement, less certain prepayments described in the credit agreement. Interest accrues on the Term Loan B at floating rates ranging from LIBOR plus 3.50% to 4.00%, depending on our leverage ratio. During the first quarter of fiscal 2002, all borrowings under the former Tranche A term loan under the credit facility were repaid with borrowings under the Revolver. We may not re-borrow under the Tranche A term loan. Borrowings under the Revolver currently bear interest at floating rates equal to LIBOR plus a margin of 1.50% to 3.00%, depending on our leverage ratio. We have pledged substantially all of the domestic assets of Actuant Corporation and its domestic subsidiaries, and approximately 65% of the capital stock of some of our foreign subsidiaries, to secure borrowings and other amounts payable under the credit facility. The senior secured credit facility requires that we maintain certain financial ratios and comply with certain financial and other restrictive covenants. The senior secured credit facility is guaranteed by a number of our domestic subsidiaries. See Note 7, "Debt" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

   We issued $200 million aggregate principal amount of our 13% Senior Subordinated Notes due 2009, or the "Notes," on July 31, 2000. The Notes carry a 13% rate of interest which is paid on November 1 and May 1 annually. There are no required sinking fund payments on the Notes prior to maturity. Holders of the Notes may require us to repurchase all or a portion of their Notes at a price of 101% of the principal amount, plus accrued interest, in the case of specified changes of control or similar events relating to us. We have the right to redeem up to $70 million aggregate principal amount of the Notes prior to May 1, 2003, at a redemption price equal to 113% of the Notes' principal amount, plus accrued interest, with the proceeds from public equity offerings. As described under "Use of Proceeds," we intend to redeem $70 million aggregate principal amount of Notes with the net proceeds from this offering. Further, we have the right to redeem all or a portion of the Notes at certain specified redemption prices on or after May 1, 2007. The indenture under which the Notes were issued contains a number of financial and restrictive covenants, including a requirement that we retire certain indebtedness or offer to redeem Notes to the extent of 50% of our excess cash flow, which is defined in the indenture. The principal of, premium, if any, and interest on the Notes are guaranteed, on a senior subordinated basis, by the same significant subsidiaries that guarantee the senior secured credit facility.

   The European term loan matures in 2007 and is payable in ten semi-annual installments beginning January 2003.

   For additional information about our debt agreements and accounts receivable financing program, see Note 4, "Accounts Receivable Financing" and Note 7, "Debt" in Notes to Fiscal Year 2001 Consolidated Financial Statements and Note 3, "Accounts Receivable Financing" in Notes to Unaudited Condensed Consolidated Financial Statements.

   Since the Spin-off, we have been focused on debt reduction. From the Spin-off to November 30, 2001, our total debt has been reduced by approximately $120 million. During fiscal 2001 debt was reduced $105 million. During the first quarter of fiscal 2002, we did not incur any debt to fund acquisitions and retired $10.4 million aggregate principal amount of Tranche A term loans under our senior secured credit facility with the proceeds from the Revolver. In an effort to reduce financing costs and outstanding debt, in May 2001 we sold certain domestic trade accounts receivable in a securitization transaction. All proceeds from the sale, which totaled $30 million, were used to reduce debt. In addition, two businesses were sold during fiscal 2001, which produced cash of $41.7 million, all of which was used to reduce debt. Although focused on debt reduction, when strategic opportunities exist to grow our core business through acquisitions, debt may be incurred. During the third quarter of fiscal 2001, we borrowed $11.3 million to fund the Dewald Manufacturing acquisition.

   Substantially all of the reduction in our debt since the Spin-off has taken place in our senior secured credit facility. Borrowings under the credit facility have been reduced almost 50% from $233.3 million on August 31, 2000 to $118.0 million on November 30, 2001. We continue to review alternatives and options to further reduce our financing costs.

   We declared and paid quarterly dividends of $0.075 per share for each of the quarters in fiscal 1999 and for the first three quarters of fiscal 2000, adjusted for our one-for-five reverse stock split on January 25, 2000. Since that time no dividends have been declared or paid. Our current debt agreements restrict our ability to pay dividends. We do not plan to declare or pay dividends in the foreseeable future but instead intend to use available cash for working capital needs, acquisitions, and to reduce outstanding debt.

   At November 30, 2001, approximately $46 million of the $63 million of unused borrowing capacity under the Revolver was available to us for general business purposes, subject to compliance with covenants and borrowing conditions, and we were in compliance with all covenants under our debt agreements. We believe that available borrowings under our credit facilities, plus funds generated from operations, will be adequate to meet operating, debt service and capital expenditure requirements for at least the next twelve months.

Seasonality and Working Capital

   Since the Spin-off, we have met our working capital needs and capital expenditure requirements through a combination of operating cash flow and availability under revolving credit facilities. Although there are modest seasonal factors within certain of our businesses, on a consolidated basis, we have not experienced material changes in seasonal working capital or capital expenditure requirements.

   Our receivables are derived from a diverse customer base in a number of industries. The largest single customer generated approximately 5.0% of fiscal 2001 net sales. As described in Note 4, "Accounts Receivable Financing" in Notes to Fiscal Year 2001 Consolidated Financial Statements, we have sold trade accounts receivables to a special purpose entity that sold participation interests in such receivables to a third party. When receivables are sold they are removed from our balance sheet. Prior to the Distribution, the receivables financing program was discontinued. As a result, our trade accounts receivable balance increased at August 31, 2000 relative to what had historically been reported. A new accounts receivable securitization facility was put in place and utilized in May 2001.

Capital Expenditures

   The majority of our manufacturing operations consist of the assembly of components that are sourced from a variety of vendors. We believe that our capital expenditure requirements are not as extensive as many other industrial companies given the assembly nature of our operations. Historical capital expenditures for the following periods were as follows:

                                                                               Three Months
                                                                                  ended
                                                         Year Ended August 31, November 30,
                                                         --------------------- ------------
                                                          1999    2000   2001   2000  2001
                                                          -----   -----  ----  ----   ----
                                                                   (in millions)
Total capital expenditures.............................. $22.9   $11.4   $6.7  $1.8   $2.5
Less: Capital expenditures for Non-continuing Businesses   9.2     3.0    0.3    --     --
                                                          -----   -----  ----   ----  ----
   Adjusted capital expenditures........................ $13.7   $ 8.4   $6.4  $1.8   $2.5
                                                          =====   =====  ====   ====  ====

   Capital expenditures have historically been funded by operating cash flows and borrowings under revolving credit facilities. For the past three fiscal years, capital expenditures were invested primarily in machinery and equipment and computer systems. There are no significant capital programs planned in the near future that would require expenditures in excess of the average capital expenditure levels over the past three years.

Raw Material Costs and Inflation

   No meaningful measures of inflation are available because we have significant operations in countries with diverse rates of inflation and currency rate movements. However, we believe that the rate of inflation in recent years has been relatively low and has not had a significant effect on our results of operations. We source a wide variety of materials and components from a network of global suppliers. While such materials are typically available from numerous suppliers, commodity raw materials are subject to price fluctuations.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard requires all derivative instruments to be recorded in the balance sheet at fair value. The change in fair value of a derivative is required to be recorded each period in net earnings and other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. The adoption of SFAS No. 133 did not have a material effect on our financial position or results of operations.

   The Emerging Issues Task Force, or EITF, issued EITF No. 00-10, "Accounting for Shipping and Handling Fees and Costs," which was adopted during fiscal 2001. The impact of adopting EITF No. 00-10 was to increase revenues and cost of sales by approximately $8.8 million, $9.8 million, and $9.5 million in fiscal 2001, 2000 and 1999, respectively, with no impact on gross profit, operating profit, or net earnings. We have reclassified all years presented in the accompanying financial statements to reflect this change.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. On September 1, 2001, we adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 is expected to result in an increase in net income of approximately $3.2 million, or $0.38 per diluted share, in fiscal 2002.

Foreign Currency

   We have significant international operations. We derived approximately 25% of our adjusted net sales for fiscal 2001 from Europe, approximately 5% from Asia, approximately 2% from South and Latin America and approximately 2% from Canada, in each case adjusted to exclude the results of the Non-continuing Businesses. While we strive to enter into contracts paid in U.S. dollars, our international operations present special risks, including risks due to fluctuations in currency exchange rates. Our identifiable foreign exchange exposures result primarily from the anticipated purchase of product from affiliates and third-party suppliers along with the repayment of intercompany loans with foreign subsidiaries denominated in foreign currencies. We periodically identify areas where we do not have naturally occurring offsetting positions and then purchase hedging instruments intended to protect against anticipated exposures. There were no such hedging instruments in place as of November 30, 2001. Our financial position is not materially sensitive to fluctuations in exchange rates as any gains or losses on foreign currency exposures are generally offset by gains and losses on underlying payables, receivables and net investments in foreign subsidiaries.

Interest Rate

   Given our leverage, we are exposed to interest rate risk from changes in interest rates. We have periodically utilized interest rate swap agreements historically to manage overall financing costs and interest rate risk. During the quarter ended May 31, 2001, we entered into a contract to swap variable interest rates on $25 million of our senior debt for fixed interest rates. In the first quarter of fiscal 2002, we entered into a second contract to swap variable interest rates on $25 million of our senior debt for fixed interest rates. We had no other such agreements in place at November 30, 2001. Our senior secured credit agreement stipulates that the lower of 50% of our total debt or $200.0 million be fixed interest rate obligations. We are in compliance with this requirement.

                                   BUSINESS

General

   Headquartered in Milwaukee, Wisconsin, Actuant Corporation is a Wisconsin corporation incorporated in 1910. We are a leading diversified global manufacturer and marketer of a broad range of niche and specialized industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Tools & Supplies sells branded electrical and specialized industrial tools and supplies to hydraulic and electrical wholesale distributors, to catalog houses and through various retail distribution channels. Engineered Solutions designs and markets customized motion control systems primarily for OEMs in diversified niche markets. We believe that our strength in our product categories results from our brand recognition, proprietary engineering and design competencies, a dedicated service philosophy, global manufacturing and distribution capabilities and continuous cost reduction initiatives.

Description of Business Segments

   We operate in two business segments, Tools & Supplies and Engineered Solutions. The following charts show the percentage of net sales, adjusted to exclude the results of the Non-continuing Businesses, by segment, geographic region and market for the fiscal year ended August 31, 2001:

                                    [GRAPHIC]

3 pie charts
Net Sales by Segment
Net Sales by Region
Net Sales by Product Category

  Tools & Supplies

   The Tools & Supplies segment sells a wide array of branded electrical and specialized industrial tools and supplies to hydraulic and electrical wholesale tool distributors, to catalog houses and through various retail distribution channels. The segment's products include high-force hydraulic tools and electrical tools and consumables, which are sold to end-user markets including general industrial, construction, production automation, retail do-it-yourself, or "DIY," retail marine and retail automotive aftermarket customers. Tools & Supplies provides over 14,000 SKUs, most of which we design and manufacture in North America. In addition, this segment utilizes global sourcing to supplement its manufactured product offerings. Major customers include Lowe's, Ace Hardware, The Home Depot, Snap-on, TruServe and W.W. Grainger. This segment also sells to over 10,000 small OEM customers and over 4,000 wholesale electrical, marine and automotive aftermarket distributors.

   Based on internal estimates of our competitors' net sales of similar products, we believe that we hold a leading position in the global high-force hydraulic industrial tools market and the North American market for electrical tools and supplies sold to the retail do-it-yourself channel. We believe that these market positions have been achieved through a combination of logistics expertise, commitment to service and the ability to consistently deliver high quality products.

   The following table illustrates our brands, products and key customers in our Tools & Supplies segment:

Brands         Products                                     Key Customers
------         --------                                     -------------
Enerpac        High-force hydraulic tools                   W.W. Grainger, Snap-on and
                                                            approximately 1,200 distributors

Gardner Bender Electrical tools and supplies to the retail  Lowe's, The Home Depot, Ace Hardware,
               DIY channel and wholesale electrical         Menards, TruServe, Sears, Wal-Mart and
               distributors                                 over 2,500 distributors

Ancor          Electrical tools and supplies for the marine West Marine, Boat America, Boater's
               industry                                     World

CalTerm        Electrical tools and supplies for the        Advance Auto Parts, Autozone, O'Reilly
               automotive aftermarket                       Automotive and over 500 distributors

Del City       Electrical tools and supplies sold through
               catalogs and the Internet                    Over 10,000 small OEM customers

   The Tools & Supplies segment is comprised of our Enerpac and Gardner Bender businesses. These two businesses share core competencies in product branding, distribution channel management, global sourcing, and managing the logistics of SKU-intensive product lines.

   The following is a summary of each of Enerpac's three major product lines:

      Industrial Tools. We believe Enerpac is a leading global supplier of high-force hydraulic industrial tools operating at pressures between 5,000 and 10,000 pounds per square inch, based on our internal estimates of our competitors' net sales of similar products. The industrial tool line consists of over 2,000 products that are generally sold by industrial distributors to customers in the construction, mining, steel mill, cement, railway, oil and gas, and general maintenance industries. We believe that the end-users of the products in these markets generally focus on product quality and prefer brand name tools.

      Workholding. We also believe Enerpac is a leading global supplier of hydraulic workholding tools. Workholding tools hold parts in position in metal cutting machine tools during the machining process. The segment's products are marketed through distributors to the production automation market.

      OEM. Enerpac's OEM product line consists of customized hydraulic products that are sold directly to OEM customers including Caterpillar, Hale Products (a subsidiary of IDEX), Parker-Hannifin and Snap-on. Enerpac's product development staff works closely with OEM customers to develop hydraulic solutions for specific applications, such as a highly customized coaxial piston pump used in Hale Products' "Jaws of Life" rescue product.

   Based on our internal estimates of our competitors' net sales of similar products, we believe Gardner Bender is a leading supplier of electrical tools and consumables to the North American retail DIY, retail marine and retail automotive aftermarket and wholesale electrical distribution markets, supplying over 11,000 SKUs through a variety of distribution channels. Gardner Bender maintains strong customer relationships with such leading retailers as Lowe's, The Home Depot, Menards, Wal-Mart, Autozone and West Marine.

   Gardner Bender's main product lines include the following:

      Cable Ties, Staples, Fasteners and Wire Management.   Gardner Bender
   markets a wide range of wire management products, including what we believe is one of the strongest cable ties in the industry. Gardner Bender also offers a large array of other versatile fasteners, such as staples, flexible tubing, tape, knockout seals, reducing washers, straps and other solutions for electrical and non-electrical markets to protect and manage wire products.

      Wire Connectors, Solderless Terminals and Lugs. Gardner Bender markets a broad range of twist-on wire connectors, solderless terminals and lugs. Gardner Bender manufactures wire connectors and sources solderless terminals and lugs from a variety of domestic and Asian suppliers.

      Conduit Bending and Conduit Fishing. Gardner Bender's conduit bending product line includes manual, electric and hydraulic benders. Gardner Bender also manufactures a comprehensive portfolio of wire fishing products, including manual fish tapes, electric blowers, vacuums and CO\\2\\ guns that are used to push and pull wire through conduit.

      Handtools.   Gardner Bender's line of handtools includes wire strippers, pliers, screwdrivers, cable cutters, punches, insulated tools and tool kits.

      Electrical Testers and Meters. Gardner Bender designs and distributes a complete line of Underwriters' Laboratories (UL), Canadian Underwriters' Laboratories (CUL) and Canadian Standards Association (CSA) approved test instruments, including non-contact voltage testers, branch circuit analyzers, and analog and digital multimeters.

      Electric Wire and Cable. Gardner Bender offers a broad array of wire and cable, including general purpose primary, duplex, triplex, welding, battery, speaker, trailer, computer, marine and telephone cables and wire in spooled-to-order quantities.

      Plugs, Sockets and Other Automotive Products. Gardner Bender provides a wide variety of plugs, sockets, trailer wiring harnesses, battery cables and booster cables to the automotive industry under the CalTerm brand.

      Other. Gardner Bender offers a broad range of specialty toggle, rocker and push and pull switches to customers through all of its distribution channels. In addition, Gardner Bender offers a wide array of other products including fuses, circuit breakers and terminal blocks.

  Engineered Solutions

   We believe that the Engineered Solutions segment is a leading global designer and manufacturer of customized motion control systems for OEMs in a variety of niche industrial markets. The segment works with its customers to provide customized solutions in the RV, truck, automotive, and other markets. Products include RV slide-out and leveling systems, hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks sold primarily in Europe, and electro-hydraulic automotive convertible top actuation systems. As a result of the segment's design and engineering quality, it has earned numerous customer awards within the past five years, including the Circle of Excellence vendor award from Fleetwood and the Paccar supplier award in Europe. It also received quality and performance certifications from such OEM customers as Ford, Freightliner, Oshkosh Truck and Peterbilt. We believe that the segment's principal brands, Power-Packer, Power Gear, Milwaukee Cylinder and Nielsen Sessions, are recognized for their engineering quality, integrated custom design and geographic reach. We believe that Engineered Solutions' reputation for excellent engineering capabilities, global capabilities, technical service and established customer relationships with leading OEMs are the driving forces behind its leadership positions in several markets.

   The following table illustrates our brands, products and systems, and key customers in our Engineered Solutions segment:

Brands             Products and Systems                      Key Customers
------             --------------------                      -------------
Power Gear         RV slide-out and leveling systems         Fleetwood, Monaco Coach, Keystone,
                                                             Forest River, National RV, Jayco
Power-Packer       Hydraulic cab-tilt systems for heavy-duty DAF/Leyland, Ford, Freightliner,
                   cab-over-engine trucks                    Iveco, Oshkosh Truck, Peterbilt,
                                                             Renault, Scania, Volvo
Power-Packer       Electro-hydraulic automotive convertible  Karmann Rhein GmbH, Audi, Jaguar,
                   top actuation systems                     Mercedes-Benz, Fiat, Renault, Saab,
                                                             Volkswagen
Milwaukee Cylinder Hydraulic and pneumatic tie-rod cylinders Tower Automotive
Nielsen Sessions   Hardware for metal cases and containers   OEM manufacturers of metal cases and
                                                             containers

   Engineered Solutions' main brands or businesses are summarized below:

      Power-Packer. This brand includes hydraulic and electro-hydraulic motion control systems for OEM applications in the truck, automotive, medical and off-highway markets. Products manufactured include hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks, cab suspension systems, electro-hydraulic automotive convertible top actuation systems and self-contained hydraulic actuators for medical patient lifting and positioning applications. The majority of sales of cab-tilt systems and convertible top actuation systems are generated in the European market, and we believe there are growth opportunities for these systems in Asia. These systems are typically comprised of sensors, electronic controls, and either hydraulic pumps and cylinders or electric motors. Our convertible top actuation systems are utilized on both retractable soft and hard top vehicles. During fiscal 2001 Engineered Solutions was selected to supply actuation systems on several new North American models including the Cadillac Evoq, the Chevrolet SSR, and the Volkswagen Beetle. We believe that there are growth opportunities for our convertible top actuation systems as a number of automobile manufacturers are adding convertible top automobiles to their product lines. Engineered Solutions has recently developed and started marketing a smaller, low-cost hydraulic cab-tilt system called the "Hy-Cab" that replaces the torsion bars that have historically been used for cab-tilt applications on medium sized trucks. The segment's patient positioning systems are incorporated into hospital beds, stretchers, examination chairs, surgery tables and transfer lifts.

      Power Gear. Engineered Solutions designs, manufactures and markets both electric and hydraulic powered slide-out systems, hydraulic leveling systems and landing gears for the RV and off-highway truck and trailer markets under the Power Gear brand. Slide-out systems, which are typically comprised of sensors, electronic controls, and either hydraulic pumps and cylinders or electric motors, allow an RV owner to increase a room's size by telescoping a section of the room's wall outward. Leveling systems typically consist of four hydraulic cylinders, a 12-volt DC hydraulic motor pump and an electronic control system and are capable of leveling motor homes to within three degrees of fully horizontal. We believe that these features are becoming more common in RVs today and that substantially all domestic RV manufacturers have incorporated multiple slide-out systems into their product lines. Power Gear augmented its slide-out and leveling system business with the acquisition of Dewald Manufacturing in March 2001. Power Gear's trailer landing gear generally consists of two adjustable legs used to support the front end of a semi-trailer in a level position when disconnected from the towing vehicle. Hydraulic stabilizers quickly position and level off-highway equipment at remote sites.

      Other Products. Engineered Solutions also supplies other niche markets with positioning products and industrial case hardware. Under the Milwaukee Cylinder brand, this segment produces a broad range of tie-rod hydraulic and pneumatic cylinders for a wide variety of applications including automated production lines, machine tools, machinery, boat drives and material handling. It also designs and manufactures highly specialized cylinders such as servo-actuators used in vibration and fatigue testing. Engineered Solutions offers a comprehensive line of case, container and industrial hardware marketed under the Nielsen Sessions brand. Products include a variety of hinges, latches, handles, caster plates and accessories.

International Business

   We operate a global business. For fiscal 2001, we derived approximately 68% of our net sales in North America, approximately 25% from Europe, approximately 5% from Asia and approximately 2% from South and Latin America. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other factors associated with foreign trade. We serve a global customer base and have implemented a global infrastructure for the manufacturing, sourcing, distribution and sales of our products. Our global scale and infrastructure help us to meet the needs of our customers with global operations, which support our strong relationships with many leading global OEMs.

Distribution and Marketing

   Enerpac sells its products through a combination of distributors, direct sales personnel and manufacturers representatives. We believe that Enerpac's distributor network is one of its key competitive strengths and this channel accounted for approximately 75% of Enerpac's fiscal year 2001 net sales. Enerpac employs approximately 110 territory managers that make sales calls to large end-users with distributor sales personnel, train end-users and distributor personnel on products and provide product application expertise.

   Gardner Bender markets its electrical tools and supplies through an extensive distribution network and has established strong positions in each of its major sales channels, including retail, distribution and direct sales.

      Retail.   Gardner Bender utilizes a combination of internal account
   managers and independent manufacturers representatives to serve its retail customers, including home centers, specialty marine and automotive retailers, mass merchandisers and hardware cooperatives. Gardner Bender's sales and marketing personnel provide significant marketing support, including promotional planning, sales programs, retail point-of-purchase materials and displays, product packaging, merchandising, and advertising programs.

      Distribution. Gardner Bender also sells its products to over 2,500 distributors through internal sales managers dedicated to the distributor channel and independent sales representatives. Due to the distributor channel's high level of fragmentation, Gardner Bender relies on independent manufacturers representatives to provide ongoing customer sales and service support.

      Direct. Gardner Bender's Del City unit currently focuses the majority of its direct marketing efforts on small manufacturing companies. Sales to this channel require no internal field sales personnel or independent sales representatives, and are made through a combination of catalogs, telemarketers and the Internet.

   Engineered Solutions' products are marketed directly to OEMs through a direct technical sales organization. Most product lines also have dedicated market managers as well as a technical support organization. Engineered Solutions has an experienced sales force, organized by end-market, that typically resides in the manufacturing facilities and reports to market sales managers who are based in the primary engineering facilities for their respective market areas. Engineered Solutions sales personnel are highly trained and coordinate closely with its design engineers in targeting OEM customers. We believe that Engineered Solutions' engineering capabilities, technical service and established customer relationships are key competitive advantages in winning new contracts.

Product Development and Engineering

   We have earned a reputation for design and engineering expertise and for the creation of highly engineered innovative products. We maintain engineering staff at several locations that design new products and make improvements to existing product lines. Research and development costs are expensed as incurred. Expenditures for research and development were $2.2 million, $6.6 million, and $8.0 million in fiscal 2001, 2000, and 1999, respectively. Fiscal 2001 and 2000 research and development costs declined from prior year levels as a result of the divestitures of Barry Controls and Air Cargo Equipment Corporation during fiscal 2000. We have developed several proprietary technologies, have over 500 patents and trademarks (including applications) and have filed numerous applications across the world to protect our intellectual property.

Competition

   We compete on the basis of product design, quality, availability, performance, customer service and price. Our businesses generally face substantial competition in each of their markets. In general, each product line competes with a small group of different competitors. Competition may force us to cut prices or to incur additional costs to remain competitive. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses.

Manufacturing and Operations

   Our manufacturing operations primarily consist of light assembly operations. We also have plastic injection molding capabilities and automated welding and painting lines. We have implemented single piece flow methodology in our manufacturing plants, which reduces inventory levels, lowers "re-work" costs and shortens lead time to customers. Components are purchased from a variety of suppliers. We have built strong relationships with many of our key suppliers over many years, and while we single source many of our components, we believe that in most cases there are several qualified alternative sources.

Order Backlog and Seasonality

   Excluding Non-continuing Businesses, at August 31, 2001, we had an order backlog of approximately $46.7 million, compared to approximately $47.3 million at August 31, 2000. Substantially all of these orders are expected to be completed prior to the end of fiscal 2002. As illustrated in the following table, our net sales over the last two fiscal years, including the Non-continuing Businesses, have not been subject to significant seasonal fluctuations:

                      Sales Percentages by Fiscal Quarter

                                        2000   2001
                                      ------ ------
                            Quarter 1  25.7%  24.8%
                            Quarter 2  27.4%  24.0%
                            Quarter 3  26.6%  26.2%
                            Quarter 4  20.3%  25.0%
                                       -----  -----
                                      100.0% 100.0%
                                      ====== ======

Employees

   As of November 30, 2001, we employed approximately 2,200 people. Our employees are not subject to any collective bargaining agreements with the exception of approximately 70 Milwaukee Cylinder production employees and employees covered by government-mandated collective labor agreements in some international locations. We believe we enjoy good working relationships with our employees.

Environmental Matters

   We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Pursuant to such laws, a current or former owner or operator of a site may be held liable for, or be required to, investigate and remediate contamination. Additionally, if we arranged for the disposal or treatment of hazardous substances, we can be held liable for investigation and remediation costs, even if we did not own or operate the treatment or disposal site. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be strict and joint and several and can be imposed without regard to fault.

   Environmental expenditures over the last three years have not been material. Nevertheless, more stringent environmental laws, unanticipated burdensome remediation requirements, or discovery of previously unknown conditions could have a material adverse effect upon our financial condition and results of operations. We might also become responsible for certain environmental obligations affecting the business of APW Ltd. if it becomes unable to satisfy those obligations. Environmental remediation accruals of $2.1 million were included in our consolidated balance sheets at both August 31, 2001 and 2000. For further information, see Note 14, "Contingencies and Litigation" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

Legal Proceedings

   We are a party to various legal proceedings that have arisen in the normal course of our business. These legal proceedings typically include product liability, environmental, labor, patent claims and commission disputes.

   In connection with the disposition of Barry Wright Corporation in June 2000, we indemnified the buyer for certain matters. The buyer has made an indemnification claim for damages of approximately $6 million involving a specific contract. We are investigating the claim and investigating the purchaser's compliance with the purchase agreement, but we believe that we have viable defenses to the claim. We intend to vigorously defend the claim. Based on the information presently available, we believe the claim will not have a material adverse impact on our financial position or results of operations.

   We self-insure a portion of our product liability risk by maintaining a retention provision under our insurance program. We have recorded reserves for estimated losses based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on our financial condition, results of operations or cash flows. For further information refer to Note 14, "Contingencies and Litigation" in Notes to Fiscal Year 2001 Consolidated Financial Statements.

                                  FACILITIES

   We generally lease rather than own our operating facilities. The majority of our leases are short-term and are renewable at our option.

Tools & Supplies

   Tools & Supplies maintains 11 manufacturing facilities in the United States, Mexico, Europe and Asia and 18 distribution facilities and sales offices worldwide.

                                             Approximate
                                               Square
                Facility                        Feet     Status
                --------                     ----------- ------
                Manufacturing
                Glendale, Wisconsin.........   313,000   Leased
                Columbus, Wisconsin.........   130,000   Leased
                Veenendaal, The Netherlands.    97,000   Leased
                San Diego, California.......    70,000   Leased
                Pachuca, Mexico(1)..........    61,000   Leased
                Oklahoma City, Oklahoma.....    56,000   Leased
                Tecate, Mexico..............    54,000   Leased
                Alexandria, Minnesota.......    25,000    Owned
                Shanghai Waigaogiao, China..    23,000   Leased
                Cotati, California..........    19,000   Leased
                Seoul, South Korea(1).......    12,000   Leased

                Distribution and Sales
                Reno, Nevada................    55,000    Owned
                Charlotte, North Carolina...    36,000   Leased
                Corsico (Milano), Italy.....    18,000    Owned
                Mississauga, Ontario, Canada    18,000   Leased
                Lancaster, Pennsylvania.....    16,000   Leased
                Toda-shi, Japan(1)..........    15,000   Leased
                Dusseldorf, Germany.........    15,000   Leased
                Sydney, Australia...........    14,000   Leased
                Scranton, Pennsylvania......    13,000   Leased
                Atlanta, Georgia............    13,000   Leased
                Seoul, South Korea(1).......    12,000   Leased
                Ontario, California.........    12,000   Leased
                Taipei, Taiwan..............    10,000   Leased
                Singapore...................     7,000   Leased
                Massy (Paris), France(1)....     3,000   Leased
                Kowloon, Hong Kong..........     1,000   Leased
                Madrid, Spain...............     1,000   Leased
                Osaka, Japan................     1,000   Leased

--------
(1) Shared by both our Tools & Supplies and Engineered Solutions segments.

Engineered Solutions

   Engineered Solutions maintains 11 manufacturing facilities in North and South America, Europe and Asia and four distribution and sales facilities.

                                            Approximate
                                              Square
                 Facility                      Feet     Status
                 --------                   ----------- ------
                 Manufacturing
                 Oldenzaal, The Netherlands   130,000   Leased
                 Akishar, Turkey...........    79,000    Owned
                 Cudahy, Wisconsin.........    73,000    Owned
                 Mishawaka, Indiana........    72,000   Leased
                 Hartford, Connecticut.....    65,000    Owned
                 Pachuca, Mexico(1)........    61,000   Leased
                 Beaver Dam, Wisconsin.....    50,000    Owned
                 Westfield, Wisconsin......    40,000    Owned
                 McMinnville, Oregon.......    23,000   Leased
                 Seoul, South Korea(1).....    12,000   Leased
                 Sao Paulo, Brazil.........     7,000   Leased

                 Distribution and Sales
                 Toda-shi, Japan(1)........    15,000   Leased
                 Seoul, South Korea(1).....    12,000   Leased
                 Massy (Paris), France(1)..     3,000   Leased
                 Torrijos, Toledo, Spain...     2,000   Leased

--------
(1) Shared by both our Tools & Supplies and Engineered Solutions segments.

   We also lease two buildings in Butler, Wisconsin comprising approximately 100,000 square feet that are not actively used in operations and that we are seeking to sub-lease to third parties.

                                  MANAGEMENT

   The following table sets forth our directors and executive officers, their ages and positions:

Name                Age Position
----                --- --------
Robert Arzbaecher   42  President, Chief Executive Officer and Chairman of the Board
Andrew Lampereur    38  Vice President and Chief Financial Officer
Terry Braatz        44  Treasurer
Timothy Teske       34  Corporate Controller
Todd Hicks          43  Vice President-Enerpac
Ralph Keller        54  Vice President-Operations
Arthur Kerk         52  Vice President-Engineered Solutions-Europe and Asia
Mark Goldstein      45  Vice President-Gardner Bender
Brian Kobylinski    35  Vice President-Distribution and OEM Business
Ron Wieczorek       44  Vice President-Human Resources
Gerald Peiffer      53  Vice President-Engineered Solutions-Americas
Anthony Asmuth III  60  Secretary
H. Richard Crowther 69  Director
William K. Hall     58  Director
Gustav H.P. Boel    56  Director
Bruce S. Chelberg   67  Director
William P. Sovey    68  Director
Kathleen J. Hempel  51  Director

   Robert Arzbaecher, President, Chief Executive Officer and Chairman of the Board. Mr. Arzbaecher was named President and Chief Executive Officer of the Company on August 9, 2000 and Chairman of the Board on January 7, 2002. He served as Vice President and Chief Financial Officer of Applied Power Inc. starting in 1994 and Senior Vice President in 1998. He served as Vice President, Finance of Tools & Supplies from 1993 to 1994. He joined Applied Power Inc. in 1992 as Corporate Controller. From 1988 through 1991, Mr. Arzbaecher was employed by Grabill Aerospace Industries LTD, where he last held the position of Chief Financial Officer.

   Andrew Lampereur, Vice President and Chief Financial Officer. Mr. Lampereur joined Applied Power Inc. in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance for Gardner Bender. In 1998, Mr. Lampereur was appointed Vice President, General Manager for Gardner Bender. In 1999, he served as the business development and special projects leader for Applied Power Inc. He was appointed to his present position on August 9, 2000. Prior to joining Applied Power Inc., Mr. Lampereur was the Corporate Controller of Fruehauf Trailer Corporation and held a number of financial management positions at Terex Corporation.

   Terry Braatz, Treasurer. Mr. Braatz was appointed Treasurer on August 9, 2000, shortly after joining the Company. Prior to joining Actuant, he held various financial management positions at Johnson Controls, Inc. from 1979 to 2000, including Manager, Internal Treasury and Manager, Corporate Finance.

   Timothy Teske, Corporate Controller. Mr. Teske was appointed Corporate Controller on May 4, 2001, shortly after joining the Company. Prior to joining Actuant, he held various financial management positions at Tenneco Automotive Inc from 1997 to 2001 and spent the previous eight years with the international public accounting firm of Arthur Andersen LLP, last serving as audit and business advisory manager.

   Todd Hicks, Vice President--Enerpac. Mr. Hicks has held a variety of marketing and sales positions with Enerpac and the former Wright Line business unit of Applied Power Inc. prior to being promoted to his current position in 1999. He previously worked for General Electric in a number of marketing positions prior to joining Applied Power Inc. in 1987.

   Ralph Keller, Vice President--Operations. Mr. Keller joined the Company in 1999 in his present position. Prior to joining Actuant, he held senior operating positions in multinational organizations, most recently with Whitecap, Inc., a subsidiary of Schmalbach Lubeca AG.

   Arthur Kerk, Vice President--Engineered Solutions--Europe and Asia. Mr. Kerk joined Applied Power Inc. in 1995 as Commercial Director of Power-Packer Europe. A resident of The Netherlands, he was promoted to Managing Director of Power-Packer Europe in 1996, and subsequently was appointed as Leader of Engineered Solutions--Europe in 1997. Prior to joining Applied Power Inc., he worked in sales management at Conex Union and as Managing Director of McKechnie in The Netherlands.

   Mark Goldstein, Vice President--Gardner Bender. Mr. Goldstein was appointed leader of the Gardner Bender business in fiscal year 2001. Prior to joining Actuant in 2001 he held senior sales, marketing and operations management positions at The Stanley Works, most recently as President, Stanley Door Systems. Mr. Goldstein was employed by The Stanley Works for 22 years.

   Brian Kobylinski, Vice President--Distribution and OEM Business. Mr. Kobylinski was appointed leader of the distribution and OEM channels of Gardner Bender in fiscal year 2000. Prior thereto, he served as leader of Gardner Bender's Del City operation, Gardner Bender's Vice President of Marketing and Director of OEM Sales. Prior to joining Applied Power Inc. in 1992, Mr. Kobylinski held various sales positions in the insurance industry.

   Ron Wieczorek, Vice President--Human Resources. Mr. Wieczorek joined Applied Power Inc. in February of 1998 as Director of Human Resources for Engineered Solutions Americas. He was promoted to Vice President--Human Resources for Actuant in November 2001. Prior to joining Applied Power Inc., he held senior human resources positions, most recently with Watlow Gordon, Inc. where he served as a member of the general management leadership team.

   Gerald Peiffer, Vice President--Engineered Solutions--Americas. Mr. Peiffer joined Applied Power Inc. in 1997 when Applied Power Inc. acquired Versa Technologies. Mr. Peiffer worked at Versa Technologies since 1994, serving as the leader of its Power Gear business. He worked in a number of positions including sales, engineering, operations and general management for three companies over a 23 year period prior to joining Versa Technologies, including Generac, McQuay-Perfex, Inc. and Hein Werner Corporation.

   Anthony W. Asmuth III, Secretary. Mr. Asmuth is a partner in the law firm of Quarles & Brady LLP, Milwaukee, Wisconsin, having joined that firm in 1989. Quarles & Brady LLP performs legal services for Actuant and certain of its subsidiaries and affiliates. Mr. Asmuth had previously served as Secretary of Applied Power Inc. from 1986 to 1993 and from 1994 to 2000.

   H. Richard Crowther, Director. Mr. Crowther, retired, was formerly a Vice Chairman of Illinois Tool Works Inc., a manufacturer of engineered components and systems.

   William K. Hall, Director. Mr. Hall is Chairman and Chief Executive Officer of Procyon Technologies, Inc., a holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry.

   Gustav H.P. Boel, Director. Mr. Boel, retired, was formerly Senior Vice President of APW Ltd. and Senior Vice President of Applied Power Inc. until July 31, 2000.

   Bruce S. Chelberg, Director. Mr. Chelberg, retired, was formerly Chairman and Chief Executive Officer of Whitman Corporation, a conglomerate whose principal operating company is an independent Pepsi-Cola bottler.

   William P. Sovey, Director. Mr. Sovey is Chairman and was formerly Chief Executive Officer of Newell Rubbermaid, Inc., a multi-national manufacturer and marketer of branded consumer products. Mr. Sovey was previously Chairman and Chief Executive Officer of Falcon Building Products, Inc.

   Kathleen J. Hempel, Director. Ms. Hempel, retired, was formerly Vice Chairman and Chief Financial Officer of Fort Howard Corp.

                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock as of January 15, 2002 consisted of 16,000,000 shares of Class A Common Stock, $.20 par value per share, or common stock, of which 8,106,046 shares were issued and outstanding; 1,500,000 shares of Class B Common Stock, $.20 par value per share, or Class B Common Stock, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value per share, or Preferred Stock, none of which have been issued. The following is a summary of selected provisions of our articles of incorporation, our bylaws and of the Wisconsin Business Corporation Law, or WBCL. This summary is not complete and is subject to, and qualified in its entirety by reference to, our articles of incorporation and bylaws, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which the accompanying Prospectus is a part, and to the WBCL.

Preferred Stock

   The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as our Board of Directors may determine, subject to the limitations described below, without further approval by holders of our common stock. If any shares of Class B Common Stock are outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of common stock in electing a "maximum minority" of the Board of Directors, as described under "--Common Stock" below.

   If we issue any shares of Preferred Stock, we would be permitted to pay dividends or make other distributions upon the common stock or Class B Common Stock (except for distributions payable in shares of common stock or Class B Common Stock) only after paying or setting apart funds for payment of accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock. Dividends on the Preferred Stock are cumulative, so that if at any time the full amount of all dividends accrued on the Preferred Stock is not paid, the deficiency must be paid before any dividends or other distributions are paid or set apart on the common stock or the Class B Common Stock, other than dividends or distributions paid in common stock or Class B Common Stock, respectively. Each series of Preferred Stock will have such designation, preferences and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by our Board of Directors. In the event of voluntary or involuntary liquidation, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the common stock or Class B Common Stock.

   Under the articles of incorporation, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with other provisions in the articles of incorporation: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into common stock or Class B Common Stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights summarized herein.

   The holders of Preferred Stock will have no preemptive rights. Under the articles of incorporation, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, rank prior in right of payment to the common stock and the Class B Common Stock and on a parity in right of payment with each other series of Preferred Stock.

Common Stock

   The rights and preferences of shares of common stock and Class B Common Stock are identical, except as to voting power with respect to the election of directors and except that the Class B Common Stock is entitled to conversion rights as described below. No shares of Class B Common Stock are outstanding. All previously outstanding shares of Class B Common Stock were converted into shares of common stock over a decade ago.

   On all matters other than the election of directors, the holders of common stock and Class B Common Stock possess equal voting power of one vote per share and vote together as a single class (unless otherwise required by the WBCL). In the election of the Board of Directors, the holders of common stock, voting together as a single class with the holders of any outstanding Preferred Stock which has voting power, are entitled to elect a "maximum minority" of the number of directors to be elected. As a result of this "maximum minority" provision, the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a "minimum majority" of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B Common Stock will be entitled to elect two more directors than the holders of common stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B Common Stock will be entitled to elect one more director than the holders of common stock and any Preferred Stock having voting power. In the event there are no shares of Class B Common Stock outstanding, holders of common stock, voting together as a single class with holders of any outstanding Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

   Holders of common stock and Class B Common Stock are ratably entitled to such dividends as our Board of Directors may declare out of funds legally available therefor, except as described below in the case of stock dividends. If we were to issue any of our authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of common stock or Class B Common Stock, unless paid in common stock or Class B Common Stock, respectively, until full cumulative dividends accrued on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment. Certain covenants contained in our debt agreements limit, and provisions of our articles of incorporation for the benefit of any Preferred Stock that may be issued from time to time could have the direct or indirect effect of limiting, the payment of dividends or other distributions on (and purchases of) our common stock and Class B Common Stock. Stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock.

   In the event that we issue any shares of Class B Common Stock, any holder of shares of Class B Common Stock may convert any or all of those shares into common stock on a share-for-share basis. If we issue any Class B Common Stock and the number of outstanding shares of Class B Common Stock is reduced to less than 500,000, adjusted to reflect any stock splits, stock dividends or similar transactions, all of the outstanding shares of Class B Common Stock will be automatically converted into common stock on a share-for-share basis. Holders of common stock do not have any conversion rights. In the event of our dissolution or liquidation, the holders of both common stock and Class B Common Stock are entitled to share ratably in all of our assets remaining after payment of our liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the common stock or the Class B Common Stock.

   The common stock is listed on the New York Stock Exchange. Firstar Bank, N.A., Milwaukee, Wisconsin, serves as the transfer agent for the common stock.

General

   The articles of incorporation provide that the affirmative vote of two-thirds of all shares entitled to vote thereon (and/or of each class which shall be entitled to vote thereon as a class) is required in order to constitute shareholder approval or adoption of a merger, consolidation, or liquidation of us, sale, lease or exchange or other disposition of all or substantially all of our assets, amendment of the articles of incorporation or the bylaws, or removal of a director.

   Our directors are currently elected to serve one-year terms. The articles of incorporation provide that the bylaws (which may be amended by the Board of Directors or by the shareholders) may provide for the division of the Board of Directors into two or three classes of directors and for the terms and manner of election not inconsistent with the applicable provisions of the WBCL. If that occurs and any shares of Class B Common Stock are outstanding, each class of directors will contain as nearly as possible an equal number of directors elected by the holders of common stock and any outstanding Preferred Stock, voting as a single class, and will also contain as nearly as possible an equal number of directors elected by holders of Class B Common Stock, subject to the right of the Class B Common Stock to elect the minimum majority of the directors as described above.

   Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to our employees for services performed for us, but not exceeding six months' service in any one case. This means that, if we do not pay salaries or other amounts owed to our employees, holders of our common stock, including shares sold in this offering, may be personally liable for those amounts.

   Holders of our capital stock do not have preemptive or other subscription rights to purchase or subscribe for our unissued stock or other securities issued by us.

  Certain Statutory Provisions

   Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the WBCL), which are held by any person (including two or more persons acting in concert), including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from us, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which we are a party.

   Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the
WBCL), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, voting together as a single voting group and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction, voting together as a single voting group. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale, lease or exchange or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

   Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1140(9) of the WBCL), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the purchase of such stock has been approved before the stock acquisition date by the corporation's board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if:

    . the board of directors approved the acquisition of the stock prior to the acquisition date;

    . the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

    . the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

   Under Sections 180.1140(9) and 180.1143 of the WBCL, a "resident domestic corporation" means a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act and that, as of the relevant date, satisfies any of the following:

    .  its principal offices are located in Wisconsin;
    .  it has significant business operations located in Wisconsin;
    . more than 10% of the holders of record of its shares are residents of Wisconsin; or
    .  more than 10% of its shares are held of record by residents of Wisconsin.

   We are currently a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. Our articles of incorporation do not contain any such election.

   These provisions of the WBCL, the ability to issue additional shares of common stock, Class B Common Stock and Preferred Stock without further shareholder approval (except as required under New York Stock Exchange corporate governance standards), and certain other provisions of our articles of incorporation (discussed above) could have the effect, among others, of discouraging take-over proposals for us, delaying or preventing a change in control of us, or impeding a business combination between us and a major shareholder.

                                 UNDERWRITING

   The underwriters named below have severally and not jointly agreed with us, subject to the terms and conditions set forth in an underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below.

                                                     Number of
                  Underwriter                         Shares
                  -----------                        ---------
                  First Union Securities, Inc.......
                  ABN AMRO Rothschild LLC...........
                  Robert W. Baird & Co. Incorporated
                  Bear, Stearns & Co. Inc...........




                                                     ---------
                     Total.......................... 3,000,000
                                                     =========

   The underwriters have agreed to purchase all of the shares referred to above if any of those shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

   The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

   First Union Securities, Inc. (acting under the trade name Wachovia Securities) is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this Prospectus Supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this Prospectus Supplement.

   Commissions and Discounts. The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession of not more than $       per
share, of which $       may be reallowed to other dealers. After the completion
of this offering, the public offering price, concession and reallowance to dealers may be changed.

   The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             Total
                                                   --------------------------
                                         Per Share Without Option With Option
                                         --------- -------------- -----------
  Public offering price.................
  Underwriting discounts and commissions
  Proceeds, before expenses, to us......

   The expenses of this offering, not including the underwriting discounts and commissions, are estimated at $750,000 and are payable by us.

   Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 450,000 additional shares of common stock at the same price per share as we will receive for the 3,000,000 shares that the underwriters have agreed to purchase, less the underwriting discounts and commissions shown on the cover page of this Prospectus Supplement. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered by this Prospectus Supplement.

   Indemnity. We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

   Lock-up Agreements. Our directors and executive officers have agreed that, for a period of 90 days after the date of this Prospectus Supplement, they will not, without the prior written consent of First Union Securities, Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, except for any transfer of shares of common stock or other securities to us to pay the exercise price of stock options under employee benefit plans, gifts of common stock or other securities where the donee enters into a substantially similar lock-up agreement and sales of up to 1,000 shares of common stock by each director and executive officer.

   In addition, we have agreed that, for a period of 90 days after the date of this Prospectus Supplement, we will not, without the prior written consent of First Union Securities, Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for, shares of our capital stock, except for the shares being sold in the offering and except that we may issue and sell shares of common stock and stock options pursuant to our stock option plans as in effect on the date of this Prospectus Supplement and shares of common stock upon the exercise of stock options that we have issued or in the future may issue under our stock option plans, and we may file a registration statement under the Securities Act with respect to any of these shares.

   First Union Securities, Inc., may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements.

   Trading Market For Our Common Stock. Our common stock is listed on the New York Stock Exchange under the symbol "ATU."

   Stabilization. The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market.

    . A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

    . A "syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering.

    . A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transactions and has therefore not been effectively placed by that underwriter.

   The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

   Other Relationships. Some of the underwriters and their affiliates have provided financial advisory, commercial or investment banking or other financial services to us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their business. In particular, an affiliate of First Union Securities, Inc. is an agent and a lender under our senior secured credit facility, the lead lender under our trade receivables securitization facility and provides stock purchase loans to our executives under an Executive Stock Purchase Plan. Additionally, an affiliate of ABN AMRO Rothchild LLC is a lender under our senior secured credit facility.

   NASD Regulations. Affiliates of some of the underwriters are lenders under our senior secured credit facility and, if the underwriters exercise the over-allotment option, these affiliates may receive more than ten percent of the net proceeds of this offering through the repayment of borrowings under that credit facility. In the event that more than ten percent of the net proceeds of this offering is to be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

   The validity of the shares of common stock to be sold pursuant to this Prospectus Supplement will be passed upon by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company. Anthony W. Asmuth III, our Corporate Secretary, is a partner in Quarles & Brady LLP. As of January 15, 2002, Mr. Asmuth owned 7,736 shares of our common stock and served as a fiduciary with sole or shared voting and dispositive powers over accounts that held an aggregate of 67,334 shares of common stock. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel to the underwriters.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedule of Actuant Corporation as of August 31, 2001 and 2000 and for each of the three years in the period ended August 31, 2001 included and incorporated by reference in this Prospectus Supplement have been so included and incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act, and accordingly we must file reports and other information with the SEC. All reports and other information filed with the SEC are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities.

                   INCORPORATION OF INFORMATION BY REFERENCE

   We have elected to "incorporate by reference" certain information into this Prospectus Supplement and the accompanying Prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. Our Annual Report on Form 10-K for the fiscal year ended August 31, 2001, and our Quarterly Report filed on Form 10-Q for the fiscal quarter ended November 30, 2001, which we have previously filed with the SEC, are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. All reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in this Prospectus Supplement, the accompanying Prospectus or a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Prospectus Supplement, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

   In that regard, as a result of the Spin-off of our former Electronics Business on July 31, 2000, the subsequent change in the name of our company and other changes in our business and capital structure since the time of the Spin-off, some of the information appearing in the accompanying Prospectus has been superseded. In particular, the information appearing in the accompanying Prospectus under the captions "The Company" and "Description of Preferred Stock and Common Stock" and the description of our common stock contained in our Current Report on Form 8-K dated August 12, 1998 (and any other description of our capital stock incorporated by reference in the accompanying Prospectus) has been superseded and replaced in its entirety by the information appearing in this Prospectus Supplement under the captions "The Company" and "Description of Capital Stock."

   We will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus Supplement and the accompanying Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus Supplement and Prospectus). Requests for such information should be directed to Ann E. Ertl, Investor Relations Specialist, Actuant Corporation, 6100 North Baker Road, Milwaukee, WI 53209, telephone (414) 352-4160.

                                                                                                   Page
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                                         ----
Report of independent accountants................................................................. F-2
Consolidated statements of earnings for the years ended August 31, 2001, 2000 and 1999............ F-3
Consolidated balance sheets as of August 31, 2001 and 2000........................................ F-4
Consolidated statements of cash flows for the years ended August 31, 2001, 2000 and 1999.......... F-5
Consolidated statements of shareholders' equity for the years ended August 31, 2001, 2000 and 1999 F-6
Notes to consolidated financial statements........................................................ F-7

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed consolidated statements of earnings for the three months ended
  November 30, 2001 and 2000..................................................... F-36
Condensed consolidated balance sheets as of November 30, 2001 and August 31, 2001 F-37
Condensed consolidated statements of cash flows for the three months ended
  November 30, 2001 and 2000..................................................... F-38
Notes to condensed consolidated financial statements............................. F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

   To the Shareholders and Board of Directors of Actuant Corporation:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Actuant Corporation and its subsidiaries at August 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   PRICEWATERHOUSECOOPERS LLP

   Milwaukee, Wisconsin
   September 26, 2001

                              ACTUANT CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS
                   (in thousands, except per share amounts)

                                                                 Year Ended August 31,
                                                              ----------------------------
                                                                2001      2000      1999
                                                              --------  --------  --------
Net sales.................................................... $481,939  $681,443  $705,201
Cost of products sold........................................  313,030   439,277   452,517
                                                              --------  --------  --------
   Gross profit..............................................  168,909   242,166   252,684
Engineering, selling and administrative expenses.............   88,985   134,037   136,671
Amortization of intangible assets............................    6,236     7,530     8,748
Contract termination costs (recovery)........................       --    (1,446)    7,824
Corporate reorganization expense.............................       --    12,388        --
Restructuring charge.........................................    1,740        --        --
                                                              --------  --------  --------
   Operating earnings........................................   71,948    89,657    99,441
Other expense (income):
   Net financing costs.......................................   49,199    37,670    41,181
   Loss (gain) on sale of businesses.........................  (18,508)    3,467        --
   Other (income) expense, net...............................      485       987       850
                                                              --------  --------  --------
Earnings from continuing operations before income tax expense   40,772    47,533    57,410
Income tax expense...........................................   16,417    19,488    22,830
                                                              --------  --------  --------
Earnings from continuing operations..........................   24,355    28,045    34,580
Discontinued operations, net of income taxes.................     (781)      585    44,817
                                                              --------  --------  --------
Earnings before extraordinary items..........................   23,574    28,630    79,397
Extraordinary gain (loss), net of income taxes:
   Early extinguishment of debt..............................       --   (14,708)       --
   Sale of subsidiaries......................................       --    53,167        --
                                                              --------  --------  --------
       Net extraordinary gain................................       --    38,459        --
                                                              --------  --------  --------
Net earnings................................................. $ 23,574  $ 67,089  $ 79,397
                                                              ========  ========  ========
Basic earnings per share:
   Continuing operations..................................... $   3.06  $   3.59  $   4.45
   Discontinued operations...................................    (0.09)     0.07      5.77
   Net extraordinary gain....................................       --      4.92        --
                                                              --------  --------  --------
       Total................................................. $   2.97  $   8.58  $  10.22
                                                              ========  ========  ========
Diluted earnings per share:
   Continuing operations..................................... $   2.93  $   3.48  $   4.30
   Discontinued operations...................................    (0.09)     0.07      5.57
   Net extraordinary gain....................................       --      4.77        --
                                                              --------  --------  --------
       Total................................................. $   2.84  $   8.32  $   9.87
                                                              ========  ========  ========
Weighted average common shares outstanding:
   Basic.....................................................    7,950     7,822     7,765
                                                              ========  ========  ========
   Diluted...................................................    8,305     8,062     8,040
                                                              ========  ========  ========

  The accompanying notes are an integral part of these financial statements.

                              ACTUANT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
              (in thousands, except share and per share amounts)

                                                                                      August 31,
                                                                                 --------------------
                                                                                   2001       2000
                                                                                 ---------  ---------
                                    ASSETS
                                    ------
Current Assets
   Cash and cash equivalents.................................................... $  26,554  $   9,896
   Accounts receivable, net of allowances of $3,790 and $3,809, respectively....    54,971     83,553
   Inventories, net.............................................................    56,738     67,599
   Deferred income taxes........................................................     5,833      4,542
   Receivable from APW Ltd......................................................        --     32,894
   Prepaid expenses.............................................................     5,074      5,230
                                                                                 ---------  ---------
       Total Current Assets.....................................................   149,170    203,714
Property, Plant and Equipment
   Land, buildings, and improvements............................................    18,090     20,867
   Machinery and equipment......................................................    95,107    108,872
                                                                                 ---------  ---------
   Gross property, plant and equipment..........................................   113,197    129,739
   Less: Accumulated depreciation...............................................   (73,715)   (80,571)
                                                                                 ---------  ---------
       Net Property, Plant and Equipment........................................    39,482     49,168
Goodwill, net of accumulated amortization of $21,826 and $18,705, respectively..   108,124    116,348
Other intangibles, net of accumulated amortization of $18,827 and $17,843,
  respectively..................................................................    20,916     21,040
Other long-term assets..........................................................    25,024     26,711
                                                                                 ---------  ---------
       Total Assets............................................................. $ 342,716  $ 416,981
                                                                                 =========  =========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------
Current Liabilities
   Short-term borrowings........................................................ $   1,568  $   1,259
   Trade accounts payable.......................................................    39,798     43,455
   Accrued compensation and benefits............................................    10,655     16,365
   Income taxes payable.........................................................    50,034     39,852
   Other current liabilities....................................................    32,134     25,312
                                                                                 ---------  ---------
       Total Current Liabilities................................................   134,189    126,243
Long-term Debt..................................................................   325,752    431,215
Deferred Income Taxes...........................................................     3,907      4,486
Other Deferred Liabilities......................................................    18,622     17,992
Shareholders' Equity
   Class A common stock, $0.20 par value per share, authorized 16,000,000 and
     80,000,000 shares, issued and outstanding 8,013,306 and 39,614,551 shares,
     respectively...............................................................     1,603      7,923
   Additional paid-in capital...................................................  (623,867)  (632,050)
   Retained earnings............................................................   501,737    478,163
   Accumulated other comprehensive income (loss)................................   (19,227)   (16,991)
                                                                                 ---------  ---------
       Total Shareholders' Equity...............................................  (139,754)  (162,955)
                                                                                 ---------  ---------
       Total Liabilities and Shareholders' Equity............................... $ 342,716  $ 416,981
                                                                                 =========  =========

  The accompanying notes are an integral part of these financial statements.

                              ACTUANT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                          Year Ended August 31,
                                                                     -------------------------------
                                                                       2001       2000       1999
                                                                     ---------  ---------  ---------
Operating activities
Earnings from continuing operations................................. $  24,355  $  66,504  $  34,580
Adjustments to reconcile earnings from continuing operations to cash provided by operating activities of continuing operations:
   Depreciation and amortization....................................    18,915     22,550     26,056
   Gain on sale of assets...........................................      (267)        --       (323)
   Gain on sale of businesses, net..................................   (18,508)   (48,010)        --
   Provision for deferred income taxes..............................     1,107        324      1,803
   Extraordinary loss on early extinguishment of debt...............        --     24,568         --
   Other non-recurring items........................................        --      1,924      4,694
Changes in components of working capital:
   Accounts receivable..............................................    28,268    (57,999)     5,005
   Inventories......................................................    11,150     (8,515)   (17,664)
   Prepaid expenses and other assets................................    30,053      1,323     (5,207)
   Trade accounts payable...........................................    (4,523)     7,338     (2,236)
   Other liabilities................................................     4,593      7,908    (14,168)
                                                                     ---------  ---------  ---------
Cash provided by continuing operations..............................    95,143     17,915     32,540
Cash provided by discontinued operations............................        --     43,360    119,483
                                                                     ---------  ---------  ---------
Total cash provided by operating activities.........................    95,143     61,275    152,023

Investing activities
   Proceeds on sale of property, plant and equipment................     1,907        835      4,884
   Additions to property, plant and equipment.......................    (6,709)   (11,441)   (22,885)
   Business acquisitions............................................   (11,250)        --     (7,320)
   Business and product line dispositions...........................    41,692    169,733         --
   Proceeds from insurance recovery.................................     2,427         --         --
   Net investing activities of discontinued operations..............        --    (52,510)  (435,337)
                                                                     ---------  ---------  ---------
   Cash provided by (used in) investing activities..................    28,067    106,617   (460,658)

Financing activities
   Net principal (payments) borrowings on debt......................  (106,897)   (85,240)   403,349
   Debt financing costs and early extinguishment fees...............        --    (33,899)        --
   Proceeds from sale/leaseback transactions........................        --         --      6,293
   Dividends paid on common stock...................................        --     (1,789)    (2,339)
   Stock option exercises and other.................................       579      3,838      4,552
   Net financing activities of discontinued operations..............        --    (66,175)   (86,790)
                                                                     ---------  ---------  ---------
   Cash (used in) provided by financing activities..................  (106,318)  (183,265)   325,065
Effect of exchange rate changes on cash.............................      (234)      (272)      (521)
                                                                     ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents................    16,658    (15,645)    15,909
Effect of change in cash of discontinued operations.................        --     18,285    (13,722)
Cash and cash equivalents--beginning of year........................     9,896      7,256      5,069
                                                                     ---------  ---------  ---------
Cash and cash equivalents--end of year.............................. $  26,554  $   9,896  $   7,256
                                                                     =========  =========  =========

  The accompanying notes are an integral part of these financial statements.

                              ACTUANT CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (in thousands)

                                                                            Accumulated
                                             Class A  Additional               Other         Total
                                             Common    Paid-in   Retained  Comprehensive Shareholders'
                                              Stock    Capital   Earnings  Income (Loss)    Equity
                                             -------  ---------- --------  ------------- -------------
Balance at September 1, 1998................ $ 7,725  $   5,817  $335,805    $ (7,465)     $ 341,882
   Net earnings.............................      --         --    79,397          --         79,397
   Currency translation adjustments.........      --         --        --      (7,753)        (7,753)
                                                                                           ---------
       Total comprehensive income...........                                                  71,644
                                                                                           ---------
   Cash dividends...........................      --         --    (2,339)         --         (2,339)
   Stock option exercises...................      71      4,641        --          --          4,712
   Tax benefit of stock option exercises....      --      1,930        --          --          1,930
                                             -------  ---------  --------    --------      ---------
Balance at August 31, 1999..................   7,796     12,388   412,863     (15,218)       417,829
   Net earnings.............................      --         --    67,089          --         67,089
   Currency translation adjustments, net of
     amounts transferred to APW Ltd.........      --         --        --      (1,773)        (1,773)
                                                                                           ---------
       Total comprehensive income...........                                                  65,316
                                                                                           ---------
   Distribution of APW Ltd..................      --   (650,493)       --          --       (650,493)
   Cash dividends...........................      --         --    (1,789)         --         (1,789)
   Stock option exercises...................     127      3,711        --          --          3,838
   Tax benefit of stock option exercises....      --      2,344        --          --          2,344
                                             -------  ---------  --------    --------      ---------
Balance at August 31, 2000..................   7,923   (632,050)  478,163     (16,991)      (162,955)
   Net earnings.............................      --         --    23,574          --         23,574
   Currency translation adjustments.........      --         --        --      (2,590)        (2,590)
   Hedges of net investment in foreign
     subsidiaries...........................      --         --        --         828            828
   Additional minimum pension liability
     adjustment, net of taxes...............      --         --        --        (296)          (296)
   Fair value of interest rate swap, net of
     taxes..................................      --         --        --        (178)          (178)
                                                                                           ---------
       Total comprehensive income...........                                                  21,338
                                                                                           ---------
   Restricted stock awards..................      --         24        --          --             24
   Stock option exercises...................      30        549        --          --            579
   5-for-1 reverse stock split..............  (6,350)     6,350        --          --             --
   Tax benefit of stock option exercises....      --      1,260        --          --          1,260
                                             -------  ---------  --------    --------      ---------
Balance at August 31, 2001.................. $ 1,603  $(623,867) $501,737    $(19,227)     $(139,754)
                                             =======  =========  ========    ========      =========

  The accompanying notes are an integral part of these financial statements.

                              ACTUANT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

Note 1.  Summary of Significant Accounting Policies

   Consolidation and Presentation: The consolidated financial statements include the accounts of Actuant Corporation and its subsidiaries (''Applied Power Inc.,'' ''Actuant,'' or the ''Company''). In these notes, Actuant refers to Applied Power Inc. and its subsidiaries before the Distribution, as defined in Note 2, "Distribution and Discontinued Operations," and Actuant Corporation and its subsidiaries after the Distribution. On January 9, 2001, Applied Power Inc. shareholders approved the change of the name of the Company to Actuant Corporation. Actuant consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of companies acquired or disposed of during the fiscal year are included in the consolidated financial statements from the effective date of acquisition or until the date of disposal. All significant intercompany balances, transactions and profits have been eliminated in consolidation.

   Cash Equivalents: The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

   Inventories: Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out (''LIFO'') method for a portion of U.S. owned inventory (approximately 62% and 70% of total inventories in 2001 and 2000, respectively). The first-in, first-out or average cost methods are used for all other inventories. If the LIFO method was not used, inventory balances would be higher than the amounts in the Consolidated Balance Sheets by approximately $7.1 million and $7.4 million at August 31, 2001 and 2000, respectively.

   Property, Plant and Equipment: Property, plant and equipment are stated at cost. Plant and equipment are depreciated on a straight-line method over the estimated useful lives of the assets, ranging from two to thirty years. Capital leases and leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter.

   Goodwill and Other Intangible Assets: Goodwill is amortized on a straight-line basis over periods of fifteen to forty years. Other intangible assets, consisting primarily of purchased patents, trademarks and noncompete agreements, are amortized over periods from three to twenty-five years. The Company periodically evaluates the carrying value of goodwill and other intangible assets. Impairment of goodwill, if any, is measured on the basis of whether anticipated undiscounted operating cash flows generated by the underlying assets exceeds the recorded goodwill. There were no impairment charges recorded in fiscal 2001, 2000 or 1999.

   Revenue Recognition: Revenue is recognized when title to the products being sold transfers to the customer, which is generally upon shipment. The impact of Staff Accounting Bulletin No. 101, ''Revenue Recognition in Financial Statements'', did not have a material impact on the results of operations.

   Research and Development Costs: Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $2.2 million, $6.6 million and $8.0 million in fiscal 2001, 2000 and 1999, respectively.

   Financing Costs: Net financing costs represent interest expense, financing fees, amortization of debt issuance costs and accounts receivable financing costs, net of interest and investment income earned.

   Income Taxes: The Company uses the liability method to record deferred income tax assets and liabilities relating to the expected future income tax consequences of transactions that have been recognized in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and income tax bases of assets and liabilities using tax rates in effect in the years in which temporary differences are expected to reverse.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Earnings Per Share: The following table sets forth the computation of basic and diluted earnings per share. All share and related per share amounts have been restated to reflect the reverse stock split.

                                                                                   Year Ended August 31,
                                                                                  ------------------------
                                                                                   2001     2000    1999
                                                                                  -------  ------- -------
Numerator:
   Earnings from continuing operations........................................... $24,355  $28,045 $34,580
   Earnings (loss) from discontinued operations..................................    (781)     585  44,817
   Net extraordinary gain........................................................      --   38,459      --
                                                                                  -------  ------- -------
       Net earnings.............................................................. $23,574  $67,089 $79,397
                                                                                  =======  ======= =======
Denominator (in thousands):
   Weighted average common shares outstanding for basic
     earnings per share..........................................................   7,950    7,822   7,765
   Net effect of dilutive stock options based on the treasury stock method using
     average market price........................................................     355      240     275
                                                                                  -------  ------- -------
   Weighted average common and potentially issuable shares outstanding for
     diluted earnings per share..................................................   8,305    8,062   8,040
                                                                                  =======  ======= =======
Basic Earnings Per Share:
   Earnings from continuing operations per share................................. $  3.06  $  3.59 $  4.45
   Earnings (loss) from discontinued operations per share........................   (0.09)    0.07    5.77
   Net extraordinary gain per share..............................................      --     4.92      --
                                                                                  -------  ------- -------
       Net earnings per share.................................................... $  2.97  $  8.58 $ 10.22
                                                                                  =======  ======= =======
Diluted Earnings Per Share:
   Earnings from continuing operations per share................................. $  2.93  $  3.48 $  4.30
   Earnings (loss) from discontinued operations per share........................   (0.09)    0.07    5.57
   Net extraordinary gain per share..............................................      --     4.77      --
                                                                                  -------  ------- -------
       Net earnings per share.................................................... $  2.84  $  8.32 $  9.87
                                                                                  =======  ======= =======

   Foreign Currency Translation: The financial statements of the Company's foreign operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the balance sheet caption ''Accumulated other comprehensive income (loss).'' Net (gains) losses resulting from foreign currency transactions were $(1.2) million, $(0.7) million, and $0.7 million in fiscal 2001, 2000 and 1999, respectively, and are recorded in other (income) expense, net in the Consolidated Statements of Earnings.

   Accounting for Derivatives and Hedging Activities: All derivatives are recognized on the balance sheet at their fair value. On the date a derivative contract is entered into, the Company designates the derivative as a hedge of a recognized asset or liability (''fair value'' hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (''cash flow'' hedge), or a hedge of the net investment in a foreign operations. The Company does not enter into derivatives for speculative purposes. Changes in the fair value of a derivative that qualify as a fair value hedge are recorded in earnings along with the gain or loss on the hedged asset or liability. Changes in the fair value of a derivative that qualify as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows. Changes in the fair value of a derivative used to hedge our net investment in a foreign operation are recorded in the cumulative translation adjustment accounts within equity.

   At August 31, 2001 the Company was party to one interest rate swap contract to convert a portion of its variable rate debt to a fixed rate.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company has significant investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. During fiscal 2001, the Company utilized Euro denominated debt agreements, entered into by the parent, to hedge its net investment in European subsidiaries. Gains and losses on the net investments in subsidiaries are offset by losses and gains in the Euro debt obligation of the parent. For the fiscal year ended August 31, 2001, $0.8 million of net gains related to the Euro denominated debt agreement were included in the cumulative translation adjustment.

   Fair Value of Financial Instruments: The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and most of its long-term debt approximated book value as of August 31, 2001 and 2000 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of the Company's 13% Subordinated Notes at August 31, 2001 was estimated to be $207.5 million based on quoted market prices.

   Use of Estimates: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the periods presented. These estimates and assumptions could also affect the disclosure of contingencies. Actual results could differ from those estimates and assumptions.

   New Accounting Pronouncements: In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the SEC staff on applying generally accepted accounting principles to revenue recognition in financial statements. The SEC staff expressed its view that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The adoption of SAB 101 in fiscal 2001 did not have a material effect on the Company's financial statements.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard requires all derivative instruments to be recorded in the balance sheet at fair value. The change in fair value of a derivative is required to be recorded each period in net earnings and other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. The adoption of SFAS No. 133 in fiscal 2001 did not have a material effect on the Company's financial position or results of operations.

   The Emerging Issues Task Force ("EITF") issued EITF No. 00-10, "Accounting for Shipping and Handling Fees and Costs", which was adopted during fiscal 2001. The impact of adopting EITF No. 00-10 was to increase revenues and cost of sales by approximately $8.8 million, $9.8 million, and $9.5 million in fiscal 2001, 2000 and 1999, respectively. All amounts in the accompanying Consolidated Statements of Earnings have been reclassified to reflect this adoption.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 provides for the elimination of the pooling-of-interests method of

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. On September 1, 2001, the Company adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 is expected to result in an increase in net income of approximately $3.2 million in fiscal 2002. The Company is currently evaluating the impact of the transitional provisions of the statement.

   Reclassifications: Certain prior year amounts have been reclassified to conform to the fiscal 2001 presentation.

Note 2.  Distribution and Discontinued Operations

   On January 27, 2000, Applied Power Inc.'s board of directors authorized various actions to enable Applied Power Inc. to distribute its Electronics segment ("APW Ltd.") to its shareholders (the "Distribution"). In the Distribution, Applied Power Inc. shareholders received, in the form of a special dividend, one share of APW Ltd. common stock for each Applied Power Inc. common share. As a result, APW Ltd. became a separately traded, publicly held company. The Distribution was approved by the board of directors on July 7, 2000 and shares of APW Ltd. were distributed to Applied Power Inc. shareholders of record at July 21, 2000, effective July 31, 2000.

   Accordingly, the consolidated financial statements and related notes have been reclassified to reflect the Company's former Electronics segment as a discontinued operation. Thus, the revenues, costs and expenses, and cash flows of the Electronics segment have been excluded from the respective captions in the accompanying consolidated financial statements. The net operating results of the Electronics segment have been reported, net of applicable taxes, as "Discontinued operations, net of income taxes." The net operating results of the discontinued operations include financing costs related to the debt allocated to the Electronics segment.

   For purposes of this presentation, the amount of debt allocated to continuing and discontinued operations was determined based on preliminary estimates of the amount of debt expected to be retained by Actuant and allocated to APW Ltd. in the Distribution. The allocation of interest expense to continuing and discontinued operations for periods prior to the Distribution was based on relative debt levels assigned. In conjunction with the Distribution, the majority of the Company's then existing credit facilities and notes were replaced with new facilities and notes. There were no general corporate expenses allocated to discontinued operations during the periods presented.

   The following selected financial data for the Electronics business segment is presented for informational purposes only and does not necessarily reflect what the results of operations would have been had the segment operated as a stand-alone entity.

                                                      Eleven months  Year ended
                                                      ended July 31, August 31,
                                                           2000         1999
                                                      -------------- ----------
 Net sales...........................................   $1,113,178   $1,055,338
                                                        ==========   ==========
 Earnings before income tax expense..................   $   70,867   $   69,341
 Income tax expense..................................       68,199       24,524
 Extraordinary loss, net of taxes....................        2,083           --
                                                        ----------   ----------
 Earnings from operations of discontinued Electronics
   segment, net of taxes.............................   $      585   $   44,817
                                                        ==========   ==========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In order to effect the Distribution, Applied Power Inc. and APW Ltd. entered into a variety of agreements intended to define the ongoing relationship between the parties after the Distribution. Applied Power Inc. and APW Ltd. have established pricing terms for services believed to be comparable to what could be achieved through arm's-length negotiations. In addition, APW Ltd. has agreed through a tax sharing agreement to indemnify Actuant for various matters including all federal and state income tax liabilities which may arise related to the reorganization leading up to the Distribution. For tax periods ending on or before the Distribution, the tax sharing agreement also provides that APW Ltd. will be responsible for income taxes in excess of $1.0 million that arise from audit adjustments by the IRS or other taxing authorities to the separate taxable income of any APW Ltd. entity. In the event that APW Ltd. is unable to fulfill its obligations under these indemnifications, there could be a materially adverse impact to Actuant's financial position and results of operations.

   During fiscal year 2001, an $0.8 million loss was recorded in "Discontinued operations, net of income taxes" to reflect a change in estimate for certain Electronics segment liabilities assumed by the Company as part of the Distribution.

Note 3.  Acquisitions and Divestitures

Fiscal 2001

Acquisition

   On March 1, 2001, the Company, through a wholly-owned subsidiary, acquired certain assets and assumed certain liabilities of Dewald Manufacturing, Inc. (''Dewald''). Dewald is engaged in the design and manufacture of recreational vehicle (''RV'') slide out and leveling systems for the North American RV market. The results of operations of Dewald are included in the accompanying financial statements since the date of acquisition. The acquisition was accounted for as a purchase, and the purchase price of $13.0 million (including deferred purchase price of $1.8 million) was allocated to the fair value of the assets acquired and the liabilities assumed. The excess purchase price over the fair value of assets acquired, which approximates $8.3 million, was recorded as goodwill and is being amortized over 20 years. This acquisition was funded by borrowings under Actuant's senior secured credit facility.

Divestitures

   In May 2001, the Company sold the Quick Mold Change (''QMC'') product line in the Enerpac business to the QMC business management team for approximately $1.0 million. QMC had annual sales of approximately $6.0 million. The sale resulted in a loss of approximately $0.7 million, $0.4 million after-tax, or $0.05 per diluted share which is recorded in ''Other (income) expense, net'' in the Consolidated Statement of Earnings.

   On August 27, 2001, the Company completed the sale of Mox-Med, Inc., a business unit in the Engineered Solutions segment. Mox-Med had annual sales of approximately $18.0 million. Cash proceeds from the sale were approximately $40.5 million, which resulted in a net gain of $18.5 million, $11.1 after tax, or $1.34 per diluted share. This gain is recorded in ''Loss (gain) on sale of businesses'' in the Consolidated Statement of Earnings.

Fiscal 2000

Acquisition

   On January 28, 2000, Applied Power Inc., through a wholly-owned subsidiary, acquired all of the outstanding stock of Metalade of Pennsylvania, Inc. (''Metalade''). Metalade specializes in metal fabrication relating to electronic enclosures and was included in the Electronics segment of Applied Power Inc. The purchase

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

price of this acquisition totaled $8.7 million. The acquisition was funded by borrowings under Applied Power Inc.'s credit facilities. The acquisition has been accounted for using the purchase method. Metalade is included in discontinued operations in the Consolidated Statements of Earnings from the acquisition date. Allocations of the purchase price resulted in approximately $6.7 million of goodwill.

Divestitures

   In May 2000, the Company completed the sale of certain assets including Air Cargo Equipment Corporation (''ACE''), a business unit, to Teleflex Incorporated. ACE had annual sales of approximately $22.0 million, and was included in the Engineered Solutions segment prior to divestiture. The total proceeds from the transaction, which was structured as both a sale of stock of the Air Cargo Equipment Corporation and the sale of other assets, were $12.0 million. The ACE transaction resulted in a loss of $12.2 million, net of tax.

   In June 2000, the Company completed the sale of all outstanding capital stock of Barry Wright Corporation, a wholly-owned subsidiary of Applied Power Inc. Barry Wright Corporation, comprised of the Barry Controls Aerospace and Barry Controls Defense/Industrial divisions, and its UK subsidiary Barry Controls Ltd., were sold to Hutchison S.A. a subsidiary of the TotalFinaElf Group, a French based multi-national corporation. Barry Wright Corporation had annual sales of approximately $122.0 million. The cash proceeds were approximately $157.5 million. The sale of Barry Wright Corporation resulted in a gain of $65.4 million, net of tax.

   Both the loss on ACE and the gain on the sale of Barry Wright Corporation were reported as extraordinary items in the Consolidated Statements of Earnings due to meeting the following criteria; (i) the divestiture occurred within two years of the pooling of interest, (ii) the divestiture was not planned at the time of the pooling of interest and (iii) operations divested are material based on the relative criteria.

   In August 2000, the Company completed the sale of Norelem, S.A., a product line in the Enerpac business which makes and distributes mechanical workholding products. Norelem, S.A. had annual sales of approximately $8.0 million. The cash proceeds were approximately $4.2 million and resulted in a pre-tax loss of approximately $3.5 million. This loss is recorded in "Loss (gain) on sale of businesses" in the Consolidated Statement of Earnings.

   In November 1999, a wholly-owned subsidiary of the Company completed the sale of the assets of Samuel Groves & Co. Ltd. Samuel Groves & Co. Ltd. had annual sales of approximately $9.0 million. The cash proceeds were approximately $3.0 million, which approximated the book value of such assets.

Fiscal 1999

  Acquisitions

   In fiscal 1999, the Electronics segment of Applied Power Inc. completed numerous acquisitions. In September 1998, the outstanding common stock of Rubicon Group plc ("Rubicon") was acquired for $371.5 million, with the purchase price allocation resulting in $340.6 million of goodwill. In fiscal 1999, the outstanding stock of Innovative Metal Fabrication, Inc. ("Innovative"), certain assets of Connector Technology, Inc. ("CTI"), and the outstanding shares of Ergun Kriko San Ticaret ("Ergun") were acquired. The aggregate purchase price paid for the Innovative, CTI and Ergun acquisitions totaled approximately $17.0 million, with the purchase price allocation resulting in $10.9 million of goodwill. All of these acquisitions were accounted for using the purchase method of accounting. Funds for the acquisitions were provided through the existing credit facilities. The operating results of Rubicon, Innovative, and CTI subsequent to the acquisition dates are included in discontinued operations and the operating results of Ergun subsequent to the acquisition date are included in earnings from continuing operations in the Consolidated Statements of Earnings.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 4.  Accounts Receivable Financing

   During fiscal 2001, the Company established a new accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly-owned special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a financial institution (the "Purchaser"). The Purchaser receives an ownership and security interest in the pool of receivables. Participation interests in new receivables are purchased by the special purpose subsidiary and resold to the Purchaser as collections reduce previously sold participation interests. The Company has retained collection and administrative responsibilities on the participation interests sold. The Purchaser has no recourse against the Company for uncollectible receivables; however, the Company's retained interest in the receivable pool is subordinate to the Purchaser. The Company's retained interest in the receivable pool is recorded at fair value.

   Prior to the Distribution, the Company utilized a similar trade accounts receivable financing program. This arrangement was dissolved prior to the Distribution; therefore, no accounts receivable financing program was in place as of August 31, 2000.

   Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Consolidated Statements of Cash Flows. Trade receivables sold and being serviced by the Company were $25.3 million and $0 at August 31, 2001 and 2000, respectively.

   Accounts receivable financing costs of $0.9 million, $3.5 million, and $3.2 million for the years ended August 31, 2001, 2000 and 1999, respectively, are included in net financing costs in the accompanying Consolidated Statements of Earnings. Total cash proceeds under the trade accounts receivable financing program were $64.4 million for the year ended August 31, 2001.

Note 5.  Net Inventories

   The nature of the Company's products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Several other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available.

   As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Note 6.  Restructuring and Other Non-recurring Items

Fiscal 2001

   The Company adopted plans to restructure portions of its operations during the fiscal third quarter of 2001. These plans are designed to reduce administrative and operational costs and resulted in a charge of $1.7 million, $1.0 million after-tax, or $0.13 per diluted share. Of the pre-tax charge, $0.3 million related to the consolidation of the RV slide production facilities, $0.6 million related to downsizing the cable tie production facility, and $0.8 million related to other personnel reductions. The Company wrote down the fixed assets at the locations to

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

be closed or downsized to their fair value, less costs to sell, in the third quarter. The Company expects net cash proceeds of approximately $0.5 million from the ultimate disposal of these assets, which should be completed by the third quarter of fiscal 2002. As a result of these plans, the Company either has or will soon be terminating approximately 36 people.

   A rollforward of the restructuring reserve recorded is shown in the following table:

                          Fiscal 2001           Charged  August 31, 2001
                         Restructuring   Cash   to Asset  Restructuring
                            Charge     Payments Accounts     Reserve
                         ------------- -------- -------- ---------------
       Severance........    $  822      $(640)    $ --       $  182
       Exit Costs.......       820         --       --          820
       Asset Impairments        98         --      (98)          --
                            ------      -----     ----       ------
                            $1,740      $(640)    $(98)      $1,002
                            ======      =====     ====       ======

   In May 2001, the Company recorded a charge in "Other (income) expense, net" of $1.5 million, $0.9 million after-tax, or $0.11 per diluted share, for the net present value of future lease and holding costs on a building that had been occupied by a former division. At the time the Company sold the divested business in 1996, it received a five-year sub-lease with renewal options. Due to a change in control at the parent company of the divested business, the renewal option was not exercised. The Company was unsuccessful in subletting the building during the third quarter.

   In February 2001, one of the Company's leased facilities in Oldenzaal, The Netherlands was damaged by fire. The fire damaged a portion of the building, as well as certain inventory and property, plant and equipment contained therein. Additionally, the fire temporarily impacted the shipment of product produced on the truck cab-tilt production line that is housed in the damaged facility. The Company is party to an insurance contract that is expected to cover the damaged inventory and equipment as well as the business interruption resulting from the fire. The costs incurred through August 31, 2001 and the net book value of lost assets total $2.1 million. The Company received advance payments of $2.4 million from the insurance carrier during the year in partial settlement of the insurance contract. Of the $2.4 million received, $1.1 million related to recovery on fixed assets destroyed and the remaining $1.3 million related to recovery of business interruption costs. A gain of $1.0 million, $0.6 million after-tax, or $0.07 per diluted share, was recorded in "Other (income) expense, net" to reflect the difference between the book value of the assets destroyed and the minimum reimbursement received for such assets from the insurance carrier. Approximately $0.7 million of costs associated with the fire loss are recorded in other current assets at August 31, 2001 in the Condensed Consolidated Balance Sheet, which represents amounts expected to be recovered from our insurance carrier. Future insurance recoveries under our insurance contract are probable, and will be recorded net of additional costs associated with the fire, when estimable.

Fiscal 2000

   In fiscal 2000, the Company recorded $12.4 million of fees and expenses associated with the Distribution. Such legal, accounting, tax and investment banking fees and expenses are reported under the caption ''Corporate reorganization expense'' in the Consolidated Statements of Earnings.

   In fiscal 2000, the Company recorded a $6.6 million gain related to the unwinding of interest rate swap agreements. The interest rate swap agreements were unwound due to the anticipated spin-off of the Electronics business. Gains relating to terminations of qualifying hedges were deferred and recognized in income at the same

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

time as the underlying hedged transactions. As of August 31, 2000, no deferred gain remained. These gains are included in the Consolidated Statements of Earnings as a reduction to "Net financing costs" and as a component of "Discontinued operations, net of income taxes ."

   In the fourth quarter of fiscal 2000, the Company approved a plan to sell product lines within its Tools & Supplies segment. The Company recorded a total charge of approximately $1.9 million to reduce the carrying amounts of these assets to estimated net realizable value. This charge is included in the Consolidated Statements of Earnings as a component of "Other (income) expense, net."

Fiscal 1999

   In the first quarter of fiscal 1999, the Company incurred a $7.8 million non-recurring charge due to the cancellation of a contract within the Engineered Solutions segment. The majority of these costs were incurred prior to fiscal 1999. In the first quarter of fiscal 2000, the Company recovered $1.4 million of the estimated loss.

Note 7.  Debt

   The Company's indebtedness at the end of its two most recently completed fiscal years was as follows:

                                                           August 31,
                                                       ------------------
                                                         2001      2000
                                                       --------  --------
     Senior secured credit agreement
      Revolving credit borrowings..................... $ 13,250  $     --
      Tranche A term loans............................   10,376   109,447
      Tranche B term loans............................   90,487   123,853
                                                       --------  --------
        Sub-total--senior secured credit agreement....  114,113   233,300

     Senior subordinated notes, due 2009 ("13% Notes")  200,000   200,000
     Less: discount...................................   (2,322)   (2,625)
                                                       --------  --------
      Senior subordinated notes, net of discount......  197,678   197,375

     Euro term loan...................................   13,675        --
     Other............................................      286       540
                                                       --------  --------
        Total long-term debt.......................... $325,752  $431,215
                                                       ========  ========

   In January 2000, the Company retired senior promissory notes due March 8, 2011 in anticipation of the Distribution. The Company paid a $3.3 million make-whole premium ($2.1 million net of tax), in connection with this early retirement of debt. This premium and related costs are included in discontinued operations in the Consolidated Statement of Earnings.

   Immediately prior to the Distribution, all borrowings outstanding under a multi-currency revolving credit agreement, senior subordinated notes due in 2009, and a commercial paper program were repaid with proceeds from a new APW Ltd. credit facility, Actuant's 13% Notes and Actuant's new senior secured credit agreement (the "Senior Credit Agreement"). APW Ltd. retained the remainder of the outstanding debt in the Distribution. In conjunction with the refinancing, the Company recorded a $14.7 million extraordinary loss ($24.6 million, net of $9.9 million of related tax benefits) for the make-whole payment required to tender the senior subordinated notes due in 2009, tender costs and the write-off of non-amortized capitalized debt issuance costs attributable to the retired debt.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Following the Distribution, Actuant's only long-term debt consisted of borrowings under 1) the Senior Credit Agreement, 2) the 13% Notes and 3) $540 of other notes.

   The Company initially borrowed $252.6 million under the Senior Credit Agreement, consisting of $115.0 million of Tranche A Term loans ("Term Loan A"), $125.0 million of Tranche B Term loans ("Term Loan B") and $12.6 million of a $100.0 million revolving credit line (the "Revolver"). The equivalent of $30.0 million of Term Loan A was initially borrowed in Euro, with the remainder of Senior Credit Agreement borrowings being U.S. Dollar denominated obligations. Both the Revolver and Term Loan A have a term of six years, and can be prepaid at any time without premium or penalty. Principal installments are payable quarterly on Term Loan A. Interest accrues on the Revolver and Term Loan A at floating rates ranging from LIBOR (or EURIBOR in the case of Euro denominated borrowings) plus 1.50-3.00%, depending on the Company's leverage ratio. At August 31, 2001, such borrowings were at interest rates ranging from 6.33% to 7.70%, which represented LIBOR plus 2.75%. Term Loan B has a term of 8 years, and can also be prepaid at any time without premium or penalty. Modest principal installments are payable quarterly on Term Loan B for the first six years, followed by larger installment requirements in the final two years. Interest accrues on Term Loan B at floating rates ranging from LIBOR plus 3.50-4.00%, depending on the Company's leverage ratio. At August 31, 2001, Term Loan B borrowings were at interest rates ranging from 7.48% to 8.70%, which represented LIBOR plus 3.75%.

   A non-use fee, currently computed at a rate of 0.50% annually, is payable quarterly on the average unused Revolver credit line. The unused Revolver credit line at August 31, 2001 was approximately $86.8 million. Of this amount, approximately $51 million was available for borrowing based on the Senior Credit Agreement limits of 4.5 times the Company's earnings before interest, income taxes, depreciation and amortization for the preceding four quarters. The Senior Credit Agreement contains customary limits and restrictions concerning investments, sales of assets, liens on assets, interest and fixed cost coverage ratios, maximum leverage, capital expenditures, acquisitions, excess cash flow, dividends and other restricted payments. The Senior Credit Agreement is secured by substantially all domestic assets of the Company and its domestic subsidiaries and a pledge of 66% of the stock of certain foreign subsidiaries. As of August 31, 2001, the Company was in compliance with all debt covenants.

   Effective November 2000, a wholly-owned subsidiary of the Company entered into an unsecured financing arrangement which provides up to a maximum of Euro
20.0 million in borrowings. The facility includes a Euro 15.0 million term loan and a Euro 5.0 million working capital facility. The term loan has a term of 7 years, and is payable in ten semi-annual installments beginning January 2003. Proceeds from the Euro 15.0 million term loan were used to reduce indebtedness under the Senior Credit Agreement. The term loan borrowing accrues interest at EURIBOR plus 1.10%, or 5.56% at August 31, 2001. No borrowings have been made under the working capital facility since its inception.

   Actuant's 13% Notes were issued at a price of 98.675% on July 31, 2000. The discount is being amortized over the term of the notes, which mature in May 2009. The 13% Notes carry a fixed 13.0% rate of interest, which is paid on November 1 and May 1 annually, and are U.S. Dollar denominated. There are no required principal payments on the 13% Notes. The Company has the right to redeem at 113% up to 35% of the 13% Notes prior to May 1, 2003 with the proceeds from a public equity offering. Further, the Company has the right to redeem all or a portion of the 13% Notes at certain specified redemption prices on or after May 1, 2007. The 13% Notes are unsecured obligations of the Company, and are subordinate in right of payment to the prior payment in full of all senior debt as defined in the indenture. In conjunction with the issuance of the 13% Notes, a number of the Company's domestic subsidiaries have provided unconditional guarantees for their payment.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Short-term Debt: Short-term debt outstanding at August 31, 2001 consisted of foreign subsidiary overdraft borrowings. Certain of the Company's foreign subsidiaries are a party to unsecured non-committed lines of credit with various banks. Interest rates vary depending on the currency being borrowed.

   Aggregate Maturities: Long-term debt outstanding at August 31, 2001 is payable as follows:

                     Year Ended August 31,
                     ---------------------
                          2002............ $    -- million
                          2003............ $   5.2 million
                          2004............ $   8.8 million
                          2005............ $   9.4 million
                          2006............ $   3.9 million
                          Thereafter...... $ 298.5 million

   There are no mandatory payments due in fiscal 2002.

   The Company paid $40.9 million, $67.2 million, and $61.5 million for interest costs in fiscal 2001, 2000 and 1999, respectively, which included both continuing and discontinued operations.

Note 8.  Leases

   The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease.

   Future obligations under non-cancelable operating leases in effect at August 31, 2001 are as follows: $6.8 million in fiscal 2002; $5.8 million in fiscal 2003; $4.8 million in fiscal 2004; $3.2 million in fiscal 2005; $2.5 million in fiscal 2006; and $8.4 million thereafter.

   Total rental expense under operating leases related to the continuing businesses was $7.3 million, $9.1 million, and $11.5 million in fiscal 2001, 2000 and 1999, respectively.

   The Company's policy is to not enter into capital leases.

Note 9.  Shareholders' Equity

   The authorized capital stock of the Company as of August 31, 2001 consisted of 16,000,000 shares of Class A Common Stock, $0.20 par value, of which 8,013,306 shares were issued and outstanding; 1,500,000 shares of Class B Common Stock, $0.20 par value, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value ("Preferred Stock"), none of which have been issued. Holders of both classes of the Company's Common Stock are entitled to such dividends as the Company's board of directors may declare out of funds legally available, subject to any contractual restrictions on the payment of dividends or other distributions on the Common Stock. If the Company were to issue any of its Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   On January 9, 2001, the Company's board of directors authorized and the shareholders approved a reverse stock split effective January 25, 2001, whereby every five shares of Common Stock were converted into one share of Common
Stock. In addition, the shareholders approved a reduction in the authorized Class A common shares from 80 million to 16 million with a similar reduction for other capital stock. Unless otherwise indicated, all references in the consolidated financial statements to the average number of common shares and related per share amounts have been restated to reflect the reverse stock split.

Note 10.  Stock Plans

   At the date of the Distribution, all stock options outstanding were adjusted such that employees and directors received options only in the company for which they worked. The number of shares subject to these options, as well as their exercise prices, were adjusted so that the options outstanding immediately after the Distribution had equivalent economic terms to the options immediately before the Distribution.

   Employee Plans: On January 9, 2001, shareholders of the Company approved the adoption of the Actuant Corporation 2001 Stock Plan (the ''2001 Plan''). Previously, the Company had two nonqualified stock option plans for employees--the 1990 and 1996 plans. No further options may be granted under the 1990 or 1996 plans, although options previously issued and outstanding under these plans remain exercisable pursuant to the provisions of the plans. Under the terms of the 2001 Plan, stock options may be granted to officers and key employees. At August 31, 2001, a total of 400,000 shares of Class A Common Stock were authorized for issuance under the 2001 Plan, none of which have been issued through exercises of option grants. At August 31, 2001, 400,000 shares were reserved for issuance under the 2001 Plan, consisting of 150,200 shares subject to outstanding options and 249,800 shares available for further grants. Options generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of a share of the Company's common stock at the date of grant. Options generally vest 50% after two years and 100% after five years.

   The following table reflects the status and activity for the stock options issued under the employee stock option plans. The number of shares and share prices presented prior to the Distribution and reverse stock split have not been adjusted to reflect the effect of the Distribution or the reverse stock split.

                                             Number of   Weighted Average
                                              Shares      Exercise Price
                                             ----------  ----------------
      Outstanding at August 31, 1998........  2,779,706       $15.72
         Granted............................    646,230        27.45
         Exercised..........................   (539,138)       14.82
         Cancelled..........................   (401,508)       26.57
                                             ----------
      Outstanding at August 31, 1999........  2,485,290        17.27
         Granted............................  1,703,133        13.66
         Exercised..........................   (647,588)        6.30
         Cancelled..........................   (168,311)       25.08
         Adjustment due to Distribution.....  1,267,816
                                             ----------
      Outstanding at August 31, 2000........  4,640,340         2.25
         Adjustment for reverse stock split. (3,710,582)       11.25
         Granted............................     96,800        17.81
         Exercised..........................    (67,743)        6.65
         Cancelled..........................    (55,960)       11.86
                                             ----------
      Outstanding at August 31, 2001........    902,855        12.27
      Exercisable at August 31, 2001........    420,140         9.35

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information concerning stock options outstanding at August 31, 2001:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                          August 31,   Remaining  Average  August 31,  Average
                          2001 Number Contractual Exercise 2001 Number Exercise
 Range of Exercise Prices Outstanding    Life      Price   Exercisable  Price
 ------------------------ ----------- ----------- -------- ----------- --------
       $3.01-6.83           245,180      4.08      $ 5.68    184,860    $ 5.31
       $10.66-11.31         180,900      7.29      $10.73     78,200    $10.66
       $12.16-13.67          84,408      6.81      $12.44     32,280    $12.17
       $13.80               124,800      6.45      $13.80    124,800    $13.80
       $18.59               267,567      9.06      $18.59          0         0
                            -------                          -------
       $3.01-18.59          902,855      6.78      $12.27    420,140    $ 9.35
                            =======                          =======

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. If the Company had accounted for these stock options issued to employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's earnings from continuing operations and related earnings per share would have been changed to the pro forma amounts indicated below:

                                                      As Reported              Pro Forma
                                                 Year ended August 31,   Year ended August 31,
                                                ----------------------- -----------------------
                                                 2001    2000    1999    2001    2000    1999
-                                               ------- ------- ------- ------- ------- -------
Earnings from continuing operations............ $24,355 $28,045 $34,580 $23,903 $28,000 $33,164
Basic earnings from continuing operations per
  share........................................ $  3.06 $  3.59 $  4.45 $  3.01 $  3.58 $  4.27
Diluted earnings from continuing operations per
  share........................................ $  2.93 $  3.48 $  4.30 $  2.88 $  3.47 $  4.12

   The pro forma effects of applying SFAS No. 123 have not been allocated to discontinued operations and may not be representative of the effects on reported net income and earnings per share for future years since options vest over several years and additional awards are generally made each year.

   The fair value of the Company's stock options used to calculate the preceding pro forma earnings and pro forma earnings per share amounts is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted-average fair values per share of options granted in fiscal 2001, 2000 and 1999 are $8.58, $1.07, and $10.37, respectively. The increase in the fiscal 2001 and decrease in the fiscal 2000 weighted-average fair value per share of options are due to the adjustments resulting from the reverse stock split and the Distribution, respectively. The following weighted-average assumptions were used in completing the model:

                                          Year ended August 31,
                                      -----------------------------
                                        2001      2000      1999
             -                        --------- --------- ---------
             Dividend yield..........     0.00%     0.00%     0.20%
             Expected volatility.....    47.27%    40.30%    31.90%
             Risk-free rate of return     4.60%     5.60%     6.40%
             Expected life........... 5.3 years 5.3 years 4.7 years

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Outside Director Plan: On January 9, 2001, shareholders of the Company approved the Actuant Corporation 2001 Outside Directors' Stock Option Plan (the ''Director Plan'') for the board of directors. Previously, the Company had other nonqualified stock option plans for the board of directors. However, no further options may be granted under these older plans, although options previously issued and outstanding under these plans remain exercisable pursuant to the provisions of the plans. At August 31, 2001, a total of 70,000 shares of Class A Common Stock were authorized for issuance under the Director Plan, none of which have been issued through exercises of option grants. At August 31, 2001, 70,000 shares were reserved for issuance under the Director Plan, consisting of 15,000 shares subject to outstanding options and 55,000 shares available for further grants. Director stock options vest eleven months after date of grant and expire ten years from the option grant date. The options have an exercise price equal to 100% of the fair market value of a share of the Company's common stock at the date of grant. The following table reflects the status and activity for the stock options issued under the Director Plan. The number of shares and share prices presented prior to the Distribution and reverse stock split have not been adjusted to reflect the effect of the Distribution and reverse stock split.

                                                            Weighted
                                                            Average
                                                  Number of Exercise
                                                   Shares    Price
           -                                      --------- --------
           Outstanding at August 31, 1998........   62,000   $18.88
              Granted............................   15,000    37.06
              Exercised..........................  (14,000)   10.09
                                                  --------
           Outstanding at August 31, 1999........   63,000    25.17
              Granted............................   15,000    33.84
              Adjustment due to Distribution.....  338,000
                                                  --------
           Outstanding at August 31, 2000........  416,000     2.04
              Adjustment for reverse stock split. (332,800)   10.20
              Granted............................   18,000    18.59
              Exercised..........................  (23,400)    5.48
              Canceled...........................   (3,000)   18.59
                                                  --------
           Outstanding at August 31, 2001........   74,800    13.34
           Exercisable at August 31, 2001........   59,800    12.02

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 11.  Employee Benefit Plans

   Defined Benefit Pension and Other Postretirement Benefit Plans: The Company provides defined benefit pension and other postretirement benefits to certain employees of businesses it acquired who were entitled to those benefits prior to acquisition. The following tables provide a reconciliation of benefit obligations, plan assets, funded status and net periodic benefit cost for those plans:

                                                                               Other
                                                        Defined Benefit   Postretirement
                                                         Pension Plan        Benefits
                                                       ----------------  ----------------
                                                          Year ended        Year ended
                                                          August 31,        August 31,
                                                       ----------------  ----------------
                                                        2001     2000     2001     2000
-                                                      -------  -------  -------  -------
Reconciliation of benefit obligations:
Benefit obligation at beginning of year............... $11,111  $11,097  $ 6,468  $ 5,872
Service cost..........................................      --       52       14       15
Interest cost.........................................     837      844      481      436
Actuarial loss/(gain).................................     720     (323)     623      659
Benefits paid.........................................    (641)    (559)    (506)    (514)
                                                       -------  -------  -------  -------
   Benefit obligation at end of year.................. $12,027  $11,111  $ 7,080  $ 6,468
                                                       =======  =======  =======  =======
Reconciliation of plan assets:
Fair value of plan assets at beginning of year........ $13,655  $12,324  $    --  $    --
Actual return on plan assets..........................  (1,413)   1,813       --       --
Benefits paid from plan assets........................    (564)    (482)      --       --
                                                       -------  -------  -------  -------
   Fair value of plan assets at end of year........... $11,678  $13,655  $    --  $    --
                                                       =======  =======  =======  =======
Development of net amount recognized:
Overfunded (Unfunded) status of the plans............. $  (349) $ 2,544  $(7,080) $(6,468)
Unrecognized net loss/(gain)..........................   2,564     (664)  (1,197)  (1,952)
                                                       -------  -------  -------  -------
Prepaid (accrued) benefit cost........................ $ 2,215  $ 1,880  $(8,277) $(8,420)
                                                       =======  =======  =======  =======
Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost.................................. $ 1,722  $ 1,880  $    --  $    --
Accrued benefit cost..................................      --       --   (8,277)  (8,420)
Accumulated other comprehensive income................     296       --       --       --
Deferred income taxes.................................     197       --       --       --
                                                       -------  -------  -------  -------
                                                       $ 2,215  $ 1,880  $(8,277) $(8,420)
                                                       =======  =======  =======  =======
Weighted-average assumptions as of August 31:
Discount rate.........................................    7.50%    7.75%    7.50%    7.75%
Expected return on plan assets........................    8.50%    8.50%
Rate of compensation increase.........................  Frozen   Frozen

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                                                    Other Postretirement
                                              Pension Benefits            Benefits
                                         -------------------------  --------------------
                                           Year ended August 31,    Year ended August 31,
                                         -------------------------  --------------------
                                          2001     2000     1999    2001   2000    1999
                                         -------  -------  -------  -----  -----  ------
Components of net periodic benefit cost:
Service cost............................ $    --  $    52  $    81  $  14  $  15   $  19
Interest cost...........................     837      844      787    482    436     354
Expected return on assets...............  (1,095)  (1,060)  (1,064)    --     --      --
Amortization of actuarial (gain)/loss...      --       --        1   (131)  (218)   (294)
                                         -------  -------  -------  -----  -----  ------
   Benefit cost (credit)................ $  (258) $  (164) $  (195) $ 365  $ 233   $  79
                                         =======  =======  =======  =====  =====  ======

   At August 31, 2001, the defined benefit pension plans consisted of three plans covering certain employees and executives of a business acquired in 1997. On March 31, 1999, the Hourly Plan was merged into the Salaried Plan, resulting in no change to the aggregate funding status of the two plans. Trust assets consist primarily of participating units in common stock and bond funds.

   Certain former employees of acquired businesses who retired before February 1, 1994 (and their dependents) have the option of being covered by one of several postretirement medical plans. Deferred vested employees who terminated employment before February 1, 1994 are also eligible for this postretirement benefit. In addition, retiree life insurance is available to all employees hired before 1988. The postretirement benefit liability related to these plans is unfunded. Most individuals receiving postretirement health care and life insurance benefits under the above programs are required to make monthly contributions to defray a portion of the cost. Retiree contributions are adjusted annually. The accounting for retiree health care benefits assumes retirees will continue to contribute toward the cost of such benefits. Retirees currently do not contribute toward the cost of life insurance.

   The health care cost trend rate used in the actuarial calculations was 8.7%, trending downward to 6.5% by the year 2009, and remaining level thereafter. A one percentage-point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by approximately $0.4 million and would not have a material effect on aggregate service and interest cost components.

   Defined Contribution Benefit Plans: The Company maintains an Employee Stock Ownership Plan for eligible U.S. employees (the "401(k) Plan"). Substantially all of the Company's full-time U.S. employees are eligible to participate in the 401(k) Plan. Under the provisions of the 401(k) Plan, the plan administrator acquires shares of Class A Common Stock on the open market for company contributions and allocates such shares to accounts set aside for each employees' retirement. Company core contributions generally equal 3% of each employee's annual cash compensation, subject to IRS limitations. Additionally, employees generally may contribute up to 15% of their base compensation. The Company also matches approximately 25% of each employee's contribution up to the employee's first 6% earnings.

   In conjunction with the Distribution, the 401(k) Plan was split into two plans. Effective July 31, 2000, balances of APW Ltd. employee accounts were transferred into a new plan which provisions mirrored the 401(k) Plan in all material respects. Provisions under the 401(k) Plan remained unchanged after the Distribution.

   During the years ended August 31, 2001, 2000 and 1999, Company contributions to defined contribution benefit plans relating to continuing operations were approximately $2.2 million, $2.4 million and $3.3 million, respectively.

   Non-U.S. Benefit Plans: The Company contributes to a number of retirement programs, primarily government mandated, for employees outside the United States. Benefit expense under these programs amounted to approximately $0.6 million, $0.8 million and $1.1 million in fiscal 2001, 2000 and 1999, respectively.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 12.  Income Taxes

   Income tax expense for continuing operations before extraordinary items is summarized below:

                                       Year ended August 31,
                                     ------------------------
                                      2001     2000    1999
                                     -------  ------- -------
                  Currently payable:
                     Federal........ $ 7,434  $11,848 $12,096
                     Foreign........   6,855    5,468   6,348
                     State..........   1,021    1,848   2,583
                                     -------  ------- -------
                  Subtotals.........  15,310   19,164  21,027
                                     -------  ------- -------
                  Deferred:
                     Federal........   1,216      273     607
                     Foreign........     (48)       8   1,823
                     State..........     (61)      43    (627)
                                     -------  ------- -------
                  Subtotals.........   1,107      324   1,803
                                     -------  ------- -------
                  Income tax expense $16,417  $19,488 $22,830
                                     =======  ======= =======

   Income tax expense differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the Federal statutory rate to the effective tax rate for continuing operations follows:

                                                      Year ended August 31,
                                                      --------------------
       % of Pre-tax Earnings                           2001     2000  1999
       ---------------------                          ----      ----  ----
       Federal statutory rate........................ 35.0%     35.0% 35.0%
       State income taxes, net of Federal effect.....  1.6       2.6   2.2
       Non-deductible amortization and other expenses  2.7       6.6   2.9
       Net effects of foreign tax rates and credits.. (0.8)     (2.8) (1.5)
       Other items...................................  1.8      (0.4)  1.2
                                                       ----     ----  ----
       Effective tax rate............................ 40.3%     41.0% 39.8%
                                                       ====     ====  ====

   Temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities for continuing operations included the following items:

                                                         Year ended August 31,
                                                         --------------------
                                                           2001        2000
   -                                                      -------     -------
   Deferred income tax assets:
      Operating loss and state tax credit carryforwards. $ 5,358     $ 6,091
      Compensation and other employee benefits..........   5,216       5,506
      Inventory items...................................   2,643       2,015
      Restructuring expenses............................   1,546       1,367
      Deferred income...................................   1,439       1,783
      Book reserves and other items.....................   5,728       4,860
                                                          -------     -------
          Total deferred income tax assets..............  21,930      21,622
      Valuation allowance...............................  (5,358)     (6,091)
                                                          -------     -------
          Net deferred income tax assets................  16,572      15,531
                                                          -------     -------
   Deferred income tax liabilities:
      Depreciation and amortization.....................  11,171      11,695
      Other items.......................................   3,475       3,780
                                                          -------     -------
          Deferred income tax liabilities...............  14,646      15,475
                                                          -------     -------
          Net deferred income tax....................... $ 1,926     $    56
                                                          =======     =======

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The valuation allowance primarily represents a reserve for foreign and state operating loss carryforwards for which utilization is uncertain. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2016.

   Income taxes paid for both continuing and discontinued operations during fiscal 2001, 2000 and 1999 were $3.9 million, $25.9 million, and $37.2 million, respectively.

   The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings from continuing operations on which additional income taxes have not been provided amounted to approximately $36.2 million at August 31, 2001. If all such undistributed earnings were remitted, an additional provision for income taxes of approximately $2.7 million would have been necessary as of August 31, 2001.

   Earnings from continuing operations before income taxes from non-United States operations were $19.6 million, $17.0 million and $24.5 million for fiscal 2001, 2000 and 1999, respectively.

Note 13.  Business Segment, Geographic and Customer Information

   The Company has two reportable segments: Tools & Supplies and Engineered Solutions, with separate and distinct operating management and strategies. The Tools & Supplies segment is primarily involved in the design, manufacture and distribution of tools and supplies to the construction, electrical wholesale, retail do-it-yourself, industrial and production automation markets. The Engineered Solutions segment focuses on developing and marketing value-added, customized motion control systems for original equipment manufacturers in the recreational vehicle, automotive, truck, and industrial markets. We have not aggregated individual operating segments within these reportable segments. The accounting policies of the segments are the same as described in Note 1, "Summary of Significant Accounting Policies." We evaluate segment performance based primarily on earnings before interest, taxes, depreciation, and amortization less a net asset carrying charge.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following tables summarize financial information from continuing operations by reportable segment. The information for Earnings (Loss) from Continuing Operations before Income Tax Expense includes the effects of the merger, restructuring and other non-recurring items discussed in Note 6, "Restructuring and Other Non-recurring Items." Earnings (Loss) from Continuing Operations before Income Tax Expense for each reportable segment and geographic region does not include general corporate expenses, interest expense or currency exchange adjustments.

                                                      Year Ended August 31,
                                                  ----------------------------
                                                    2001      2000      1999
                                                  --------  --------  --------
Net Sales:
   Tools & Supplies.............................. $281,223  $312,310  $317,942
   Engineered Solutions..........................  200,716   369,133   387,259
                                                  --------  --------  --------
       Totals.................................... $481,939  $681,443  $705,201
                                                  ========  ========  ========
Earnings (Loss) from Continuing Operations before
  Income Tax Expense:
   Tools & Supplies.............................. $ 38,860  $ 36,150  $ 31,210
   Engineered Solutions..........................   20,543    53,529    35,547
   General corporate and other...................  (18,631)  (42,146)   (9,347)
                                                  --------  --------  --------
       Totals.................................... $ 40,772  $ 47,533  $ 57,410
                                                  ========  ========  ========
Depreciation and Amortization:
   Tools & Supplies.............................. $  9,210  $  9,733  $  9,718
   Engineered Solutions..........................    6,696    12,043    15,954
   General corporate and other...................    3,009       774       384
                                                  --------  --------  --------
       Totals.................................... $ 18,915  $ 22,550  $ 26,056
                                                  ========  ========  ========
Capital Expenditures:
   Tools & Supplies.............................. $  3,169  $  6,103  $  9,127
   Engineered Solutions..........................    3,345     4,787     9,890
   General corporate and other...................      195       551     3,868
                                                  --------  --------  --------
       Totals.................................... $  6,709  $ 11,441  $ 22,885
                                                  ========  ========  ========

                                                 August 31,
                                              -----------------
                                                2001     2000
                                              -------- --------
              Assets:
                 Tools & Supplies............ $162,682 $209,000
                 Engineered Solutions........  124,490  130,893
                 General corporate and other.   55,544   77,088
                                              -------- --------
                     Totals.................. $342,716 $416,981
                                              ======== ========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following tables summarize financial information from continuing operations by geographic region. The information for Earnings (Loss) from Continuing Operations before Income Tax Expense includes the effects of the restructuring and other non-recurring items discussed in Note 6, "Restructuring and Other Non-recurring Items."

                                                                          Year Ended August 31,
                                                                      ----------------------------
                                                                        2001      2000      1999
                                                                      --------  --------  --------
Net Sales:
   North America..................................................... $329,266  $463,837  $476,766
   Europe............................................................  118,830   177,165   191,113
   Asia Pacific......................................................   25,041    30,019    27,116
   Latin America.....................................................    8,802    10,422    10,206
                                                                      --------  --------  --------
      Totals......................................................... $481,939  $681,443  $705,201
                                                                      ========  ========  ========
Earnings (Loss) from Continuing Operations Before Income Tax Expense:
   North America..................................................... $ 37,835  $ 66,743  $ 41,029
   Europe............................................................   17,852    19,145    24,053
   Asia Pacific......................................................    3,606     2,580      (203)
   Latin America.....................................................      110     1,211     1,878
   General corporate and other.......................................  (18,631)  (42,146)   (9,347)
                                                                      --------  --------  --------
      Totals......................................................... $ 40,772  $ 47,533  $ 57,410
                                                                      ========  ========  ========

                                                 August 31,
                                              -----------------
                                                2001     2000
                                              -------- --------
              Assets:
                 North America............... $221,123 $268,020
                 Europe......................   47,044   46,574
                 Asia Pacific................   14,768   19,676
                 Latin America...............    4,237    5,623
                 General corporate and other.   55,544   77,088
                                              -------- --------
                    Totals................... $342,716 $416,981
                                              ======== ========

   Corporate assets, which are not allocated, represent principally cash, capitalized debt issuance costs, and deferred income taxes, and at August 31, 2001 and 2000, a $10.0 million and $40.9 million receivable due from APW Ltd., respectively. See Note 14, "Contingencies and Litigation" for more information.

   The Company's largest customer accounted for 4.5%, 4.7%, and 4.7% of its sales in fiscal 2001, 2000 and 1999, respectively. Export sales from domestic operations were less than 10% of total net sales in each of the periods presented.

Note 14.  Contingencies and Litigation

   The Company had outstanding letters of credit of $8.3 million and $9.3 million at August 31, 2001 and 2000, respectively. The letters of credit generally serve as collateral for liabilities included in the Consolidated Balance Sheets and indemnification obligations relating to divested businesses.

   The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims and commission disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs are reasonably estimable. Environmental expenditures over the last three years have not been material. Management believes that such costs will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Environmental remediation accruals of $2.1 million were included in the Consolidated Balance Sheets at both August 31, 2001 and 2000.

   On August 9, 2000, Actuant's board of directors approved an executive stock purchase plan (the "Executive Stock Purchase Plan") to assist the Company's executive officers in meeting their Actuant stock ownership requirements. Under terms of the Executive Stock Purchase Plan, eligible officers may borrow funds of up to four times their respective base salaries under a company-arranged loan program for the sole purpose of acquiring Actuant common stock on the open market. Full recourse loans under the program are made between a domestic financial institution and the executive officer. The Company has provided a guarantee to the financial institution in the amount of the aggregate outstanding loan balance. It also reimburses participants for cash interest paid on such loans in excess of 4.0%. At August 31, 2001, the aggregate amount of officer loans under the program that were guaranteed by the Company was $4.2 million, at an average cost of 8.1%. Expense recognized by the Company during fiscal 2001 related to its share of the interest was $0.2 million. Generally, the executive retains the risk of any market gain or loss on the shares purchased. If the purchased shares are sold four years or longer after their purchase, the Company has agreed to reimburse 50% of any realized loss on the sale. At August 31, 2001 and 2000, no purchased shares had a fair market value below their underlying cost basis.

   As discussed in Note 2, "Distribution and Discontinued Operations," APW Ltd. has agreed to indemnify the Company for certain contingencies related to the reorganization and Distribution.

Note 15.  Guarantor Condensed Financial Statements

   In connection with the Distribution, Actuant issued senior subordinated notes due 2009. All of our material domestic wholly-owned subsidiaries (the ''Guarantors'') fully and unconditionally guarantee the notes on a joint and several basis. We believe separate financial statements and other disclosures concerning each of the Guarantors would not provide additional information that is material to investors. Therefore, the Guarantors are combined in the presentation below. There are no significant restrictions on the ability of the Guarantors to make distributions to Actuant. The following tables present the results of operations, financial position and cash flows of Actuant Corporation and its subsidiaries, the Guarantor and Non-Guarantor entities, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

   General corporate expenses have not been allocated to subsidiaries, and are all included under the Actuant Corporation heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Actuant Corporation column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefit, insurance, financing, and tax liabilities. Income tax provisions for domestic Actuant Corporation subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the corporate level. Additionally, substantially all of the indebtedness of the Company has historically been, and continues to be, carried at the corporate level and is therefore included in the Actuant Corporation column in the following tables. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Actuant.

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS


                                                             Year Ended August 31, 2001
                                             ----------------------------------------------------------
                                               Actuant                 Non
                                             Corporation Guarantors Guarantors Eliminations Consolidated
                                             ----------- ---------- ---------- ------------ ------------
Net sales...................................  $ 77,869    $247,505   $156,565    $     --     $481,939
Cost of products sold.......................    42,055     168,396    102,579          --      313,030
                                              --------    --------   --------    --------     --------
   Gross profit.............................    35,814      79,109     53,986          --      168,909
Operating expenses..........................    27,825      36,944     25,956          --       90,725
Amortization of intangible assets...........         9       5,944        283          --        6,236
                                              --------    --------   --------    --------     --------
   Operating earnings.......................     7,980      36,221     27,747          --       71,948
Other expense (income):
   Intercompany activity, net...............    (7,346)      5,428      2,105        (187)          --
   Net financing costs......................    47,741         244      1,214          --       49,199
   Loss (gain) on sale of businesses........        --          --    (38,686)     20,178      (18,508)
   Other (income) expense, net..............      (425)         22        888          --          485
                                              --------    --------   --------    --------     --------
(Loss) Earnings from continuing operations
  before income tax (benefit) expense.......   (31,990)     30,527     62,226     (19,991)      40,772
Income tax (benefit) expense................    (9,123)     10,870     14,670          --       16,417
                                              --------    --------   --------    --------     --------
(Loss) Earnings from continuing operations..   (22,867)     19,657     47,556     (19,991)      24,355
Discontinued operations, net of income taxes      (781)         --         --          --         (781)
                                              --------    --------   --------    --------     --------
Net (loss) earnings.........................  $(23,648)   $ 19,657   $ 47,556    $(19,991)    $ 23,574
                                              ========    ========   ========    ========     ========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS


                                                                Year Ended August 31, 2000
                                                ----------------------------------------------------------
                                                  Actuant                 Non
                                                Corporation Guarantors Guarantors Eliminations Consolidated
                                                ----------- ---------- ---------- ------------ ------------
Net sales......................................  $  86,076   $267,830   $327,537    $     --     $681,443
Cost of products sold..........................     50,802    177,090    211,385          --      439,277
                                                 ---------   --------   --------    --------     --------
   Gross profit................................     35,274     90,740    116,152          --      242,166
Operating expenses.............................     39,571     38,068     67,340          --      144,979
Amortization of intangible assets..............          9      5,851      1,670          --        7,530
                                                 ---------   --------   --------    --------     --------
   Operating (loss) earnings...................     (4,306)    46,821     47,142          --       89,657
Other expense (income):
   Intercompany activity, net..................     45,540    (29,333)     4,433     (20,640)          --
   Net financing costs.........................    106,520    (70,091)     1,241          --       37,670
   Loss (gain) on sale of businesses...........         --         --      3,467          --        3,467
   Other (income) expense, net.................       (186)     1,743       (570)         --          987
                                                 ---------   --------   --------    --------     --------
(Loss) Earnings from continuing operations
  before income tax (benefit) expense..........   (156,180)   144,502     38,571      20,640       47,533
Income tax (benefit) expense...................    (14,656)    29,791      4,391         (38)      19,488
                                                 ---------   --------   --------    --------     --------
(Loss) Earnings from continuing operations.....   (141,524)   114,711     34,180      20,678       28,045
Discontinued operations, net of taxes..........         --         --        585          --          585
Extraordinary gain (loss), net of income taxes:
   Early extinguishment of debt................    (14,708)        --         --          --      (14,708)
   Sale of subsidiaries........................     65,353         --    (12,186)         --       53,167
                                                 ---------   --------   --------    --------     --------
       Net extraordinary gain..................     50,645         --    (12,186)         --       38,459
                                                 ---------   --------   --------    --------     --------
Net (loss) earnings............................  $ (90,879)  $114,711   $ 22,579    $ 20,678     $ 67,089
                                                 =========   ========   ========    ========     ========


                                                           Year Ended August 31, 1999
                                           -----------------------------------------------------------
                                             Actuant                 Non
                                           Corporation Guarantors Guarantors Eliminations Consolidated
                                           ----------- ---------- ---------- ------------ ------------
Net sales.................................  $ 88,095    $260,922   $356,184    $     --     $705,201
Cost of products sold.....................    53,512     171,586    227,419          --      452,517
                                            --------    --------   --------    --------     --------
   Gross profit...........................    34,583      89,336    128,765          --      252,684
Operating expenses........................    39,709      39,504     65,282          --      144,495
Amortization of intangible assets.........         9       7,028      1,711          --        8,748
                                            --------    --------   --------    --------     --------
   Operating (loss) earnings..............    (5,135)     42,804     61,772          --       99,441
Other expense (income):
   Intercompany activity, net.............       415     (36,168)     4,256      31,497           --
   Net financing costs....................    35,441       4,185      1,555          --       41,181
   Other (income) expense, net............       (61)        (51)       962          --          850
                                            --------    --------   --------    --------     --------
(Loss) Earnings from continuing operations
  before income tax (benefit) expense.....   (40,930)     74,838     54,999     (31,497)      57,410
Income tax (benefit) expense..............   (14,106)     29,459     16,267      (8,790)      22,830
                                            --------    --------   --------    --------     --------
(Loss) Earnings from continuing operations   (26,824)     45,379     38,732     (22,707)      34,580
Discontinued operations, net of taxes.....        --          --     44,817          --       44,817
                                            --------    --------   --------    --------     --------
Net (loss) earnings.......................  $(26,824)   $ 45,379   $ 83,549    $(22,707)    $ 79,397
                                            ========    ========   ========    ========     ========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                 August 31, 2001
                                           ----------------------------------------------------------
                                             Actuant                 Non
                                           Corporation Guarantors Guarantors Eliminations Consolidated
                                           ----------- ---------- ---------- ------------ ------------
                  ASSETS
                  ------
Current assets
   Cash and cash equivalents..............  $  25,785   $    621  $     148   $      --    $  26,554
   Accounts receivable, net...............      3,233      5,625     46,113          --       54,971
   Inventories, net.......................     14,606     31,920     10,212          --       56,738
   Deferred income taxes..................      5,333         11        489          --        5,833
   Prepaid expenses.......................      1,132        498      3,444          --        5,074
                                            ---------   --------  ---------   ---------    ---------
       Total current assets...............     50,089     38,675     60,406          --      149,170
Property, plant and equipment, net........      4,335     25,923      9,224          --       39,482
Goodwill, net.............................         --    103,219      4,905          --      108,124
Other intangibles, net....................          9     20,847         60          --       20,916
Other long-term assets....................     24,087        168        769          --       25,024
                                            ---------   --------  ---------   ---------    ---------
Total assets..............................  $  78,520   $188,832  $  75,364   $      --    $ 342,716
                                            =========   ========  =========   =========    =========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities
   Short-term borrowings..................  $      --   $     --  $   1,568   $      --    $   1,568
   Trade accounts payable.................     10,062     17,297     12,439          --       39,798
   Accrued compensation and benefits......      4,608      1,698      4,349          --       10,655
   Income taxes payable...................     32,416      9,785      7,833          --       50,034
   Other current liabilities..............     20,189      9,237      2,708          --       32,134
                                            ---------   --------  ---------   ---------    ---------
       Total current liabilities..........     67,275     38,017     28,897          --      134,189
Long-term debt............................    311,656        420     13,676          --      325,752
Deferred income taxes.....................      5,043     (1,027)      (109)         --        3,907
Other deferred liabilities................     18,384         --        238          --       18,622
Intercompany balances, net................   (491,161)   (55,907)  (198,212)    745,280           --
Total shareholders' equity (deficit)......    167,323    207,329    230,874    (745,280)    (139,754)
                                            ---------   --------  ---------   ---------    ---------
Total liabilities and shareholders' equity  $  78,520   $188,832  $  75,364   $      --    $ 342,716
                                            =========   ========  =========   =========    =========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                 August 31, 2000
                                           ----------------------------------------------------------
                                             Actuant                 Non
                                           Corporation Guarantors Guarantors Eliminations Consolidated
                                           ----------- ---------- ---------- ------------ ------------
                  ASSETS
                  ------
Current assets
   Cash and cash equivalents..............  $   5,076   $    721   $  4,099   $      --    $   9,896
   Accounts receivable, net...............     13,837     36,870     32,846          --       83,553
   Inventories, net.......................     10,981     45,317     11,301          --       67,599
   Deferred income taxes..................      3,965          6        571          --        4,542
   Receivable from APW Ltd................     32,894         --         --          --       32,894
   Prepaid expenses.......................      1,876        567      2,787          --        5,230
                                            ---------   --------   --------   ---------    ---------
       Total current assets...............     68,629     83,481     51,604          --      203,714
Property, plant and equipment, net........      5,010     35,473      8,685          --       49,168
Goodwill, net.............................         --    111,246      5,102          --      116,348
Other intangibles, net....................         19     20,911        110          --       21,040
Other long-term assets....................     26,098        119        494          --       26,711
                                            ---------   --------   --------   ---------    ---------
Total assets..............................  $  99,756   $251,230   $ 65,995   $      --    $ 416,981
                                            =========   ========   ========   =========    =========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities
   Short-term borrowings..................  $      --   $     --   $  1,259   $      --    $   1,259
   Trade accounts payable.................      6,602     25,210     11,643          --       43,455
   Accrued compensation and benefits......      7,405      4,164      4,796          --       16,365
   Income taxes payable...................        433     33,951      5,468          --       39,852
   Other current liabilities..............     12,539      8,534      4,239          --       25,312
                                            ---------   --------   --------   ---------    ---------
       Total current liabilities..........     26,979     71,859     27,405          --      126,243
Long-term debt............................    430,675        540         --          --      431,215
Deferred income taxes.....................      8,106       (741)    (2,879)         --        4,486
Other deferred liabilities................     17,818       (462)       636          --       17,992
Intercompany balances, net................   (588,073)   (49,507)   (86,297)    723,877           --
Total shareholders' equity (deficit)......    204,251    229,541    127,130    (723,877)    (162,955)
                                            ---------   --------   --------   ---------    ---------
Total liabilities and shareholders' equity  $  99,756   $251,230   $ 65,995   $      --    $ 416,981
                                            =========   ========   ========   =========    =========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                Year Ended August 31, 2001
                                                ----------------------------------------------------------
                                                  Actuant                 Non
                                                Corporation Guarantors Guarantors Eliminations Consolidated
-                                               ----------- ---------- ---------- ------------ ------------
Operating activities
   (Loss) Earnings from continuing
     operations................................  $ (22,867)  $ 19,657  $  47,556    $(19,991)   $  24,355
   Adjustments to reconcile (loss) earnings
     from continuing operations to cash
     provided by (used in) operating
     activities of continuing operations:
       Depreciation and amortization...........      4,248     11,956      2,711          --       18,915
       Gain on sale of assets..................       (267)        --         --          --         (267)
       Gain on sale of businesses, net.........         --         --    (18,508)         --      (18,508)
       Provision for deferred income taxes.....        895       (291)       503          --        1,107
       Changes in operating assets and
         liabilities, net......................     60,350    (22,657)    33,260      (1,412)      69,541
                                                 ---------   --------  ---------    --------    ---------
Cash provided by (used in) operating activities     42,359      8,665     65,522     (21,403)      95,143
Investing activities
   Proceeds on sale of property, plant and
     equipment.................................      1,907         --         --          --        1,907
   Additions to property, plant and equipment..       (713)    (2,365)    (3,631)         --       (6,709)
   Business acquisitions.......................         --         --    (11,250)         --      (11,250)
   Business and product line dispositions......        238         --     41,454          --       41,692
   Proceeds from insurance recovery............         --         --      2,427          --        2,427
                                                 ---------   --------  ---------    --------    ---------
Cash provided by (used in) investing activities      1,432     (2,365)    29,000          --       28,067
Financing activities
   Net principal (payments) borrowings on
     debt......................................   (120,573)        --     13,676          --     (106,897)
   Stock option exercises and other............        579         --         --          --          579
   Intercompany (receivables) payables.........     96,912     (6,400)  (111,915)     21,403           --
                                                 ---------   --------  ---------    --------    ---------
Cash (used in) provided by financing activities    (23,082)    (6,400)   (98,239)     21,403     (106,318)
Effect of exchange rate changes on cash........         --         --       (234)         --         (234)
                                                 ---------   --------  ---------    --------    ---------
Net increase (decrease) in cash and cash
  equivalents..................................     20,709       (100)    (3,951)         --       16,658
Cash and cash equivalents--beginning of
  year.........................................      5,076        721      4,099          --        9,896
                                                 ---------   --------  ---------    --------    ---------
Cash and cash equivalents--end of year.........  $  25,785   $    621  $     148    $     --    $  26,554
                                                 =========   ========  =========    ========    =========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                          Year Ended August 31, 2000
                                                          ----------------------------------------------------------
                                                            Actuant                 Non
                                                          Corporation Guarantors Guarantors Eliminations Consolidated
-                                                         ----------- ---------- ---------- ------------ ------------
Operating activities
    (Loss) Earnings from continuing operations...........  $ (90,879)  $114,711  $  21,994    $ 20,678    $  66,504
    Adjustments to reconcile (loss) earnings from
     continuing operations to cash provided by
     (used in) operating activities of continuing
     operations:
       Depreciation and amortization.....................      1,969     12,024      8,557          --       22,550
       Gain on sale of businesses, net...................    (65,353)        --     17,343          --      (48,010)
       Provision for deferred income taxes...............      7,385          1     (7,062)         --          324
       Other non-recurring items.........................         --        596      1,328          --        1,924
       Extraordinary loss on early extinguishment
        of debt..........................................     24,568         --         --          --       24,568
       Changes in operating assets and liabilities,
        net..............................................    (27,103)   (44,734)    42,570     (20,678)     (49,945)
                                                           ---------   --------  ---------    --------    ---------
Cash (used in) provided by operating activities of
 continuing operations...................................   (149,413)    82,598     84,730          --       17,915
Cash provided by discontinued operations.................         --         --     43,360          --       43,360
                                                           ---------   --------  ---------    --------    ---------
Total cash (used in) provided by operating activities....   (149,413)    82,598    128,090          --       61,275
Investing activities
    Proceeds on sale of property, plant and
     equipment...........................................         --         --        835          --          835
    Additions to property, plant and equipment...........       (729)    (5,612)    (5,100)         --      (11,441)
    Business and product line dispositions...............    150,759         --     18,974          --      169,733
    Net investing activities of discontinued
     operations..........................................         --         --    (52,510)         --      (52,510)
                                                           ---------   --------  ---------    --------    ---------
Cash provided by (used in) investing activities..........    150,030     (5,612)   (37,801)         --      106,617
Financing activities
    Net principal (payments) on long-term debt...........    (85,240)        --         --          --      (85,240)
    Debt financing cost and early extinguishment
     fees................................................    (33,899)        --         --          --      (33,899)
    Dividends paid on common stock.......................     (1,789)        --         --          --       (1,789)
    Stock option exercises and other.....................      3,838         --         --          --        3,838
    Intercompany (receivables) payables..................    122,282    (75,674)   (46,608)         --           --
    Net financing activities of discontinued
     operations..........................................         --         --    (66,175)         --      (66,175)
                                                           ---------   --------  ---------    --------    ---------
Cash provided by (used in) financing activities..........      5,192    (75,674)  (112,783)         --     (183,265)
Effect of exchange rate changes on cash..................         --         --       (272)         --         (272)
                                                           ---------   --------  ---------    --------    ---------
Net increase (decrease) in cash and cash
 equivalents.............................................      5,809      1,312    (22,766)         --      (15,645)
Effect of change in cash of discontinued
 operations..............................................         --         --     18,285          --       18,285
Cash and cash equivalents--beginning of year.............       (734)      (591)     8,581          --        7,256
                                                           ---------   --------  ---------    --------    ---------
Cash and cash equivalents--end of year...................  $   5,075   $    721  $   4,100    $     --    $   9,896
                                                           =========   ========  =========    ========    =========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                Year Ended August 31, 1999
                                                ----------------------------------------------------------
                                                  Actuant                 Non
                                                Corporation Guarantors Guarantors Eliminations Consolidated
                                                ----------- ---------- ---------- ------------ ------------
Operating activities
   (Loss) Earnings from continuing
     operations................................  $ (26,824)  $ 45,379  $  38,732    $(22,707)   $  34,580
   Adjustments to reconcile (loss) earnings
     from continuing operations to cash
     provided by (used in) operating
     activities of continuing operations:
       Depreciation and amortization...........      2,133     12,431     11,492          --       26,056
       Gain on sale of assets..................         --         --       (323)         --         (323)
       Provision for deferred income taxes.....      1,628       (101)       276          --        1,803
       Other non-recurring items...............      4,694         --         --          --        4,694
       Changes in operating assets and
         liabilities, net......................    (15,237)     5,347    (47,087)     22,707      (34,270)
                                                 ---------   --------  ---------    --------    ---------
Cash (used in) provided by operating activities
  of continuing operations.....................    (33,606)    63,056      3,090          --       32,540
Cash provided by discontinued operations.......         --         --    119,483          --      119,483
                                                 ---------   --------  ---------    --------    ---------
Total cash (used in) provided by operating
  activities...................................    (33,606)    63,056    122,573          --      152,023
Investing activities
   Proceeds on sale of property, plant and
     equipment.................................          3         --      4,881          --        4,884
   Additions to property, plant and equipment..     (2,682)    (6,528)   (13,675)         --      (22,885)
   Business acquisitions.......................     (7,320)        --         --          --       (7,320)
   Net investing activities of discontinued
     operations................................         --         --   (435,337)         --     (435,337)
                                                 ---------   --------  ---------    --------    ---------
Cash used in investing activities..............     (9,999)    (6,528)  (444,131)         --     (460,658)
Financing activities
   Net principal borrowings on long-term
     debt......................................    403,349         --         --          --      403,349
   Proceeds from sale/leaseback transactions...      6,293         --         --          --        6,293
   Dividends paid on common stock..............     (2,339)        --         --          --       (2,339)
   Stock option exercises and other............      4,552         --         --          --        4,552
   Intercompany (receivables) payables.........   (372,397)   (57,194)   429,591          --           --
   Net financing activities of discontinued
     operations................................         --         --    (86,790)         --      (86,790)
                                                 ---------   --------  ---------    --------    ---------
Cash provided by (used in) financing activities     39,458    (57,194)   342,801          --      325,065
Effect of exchange rate changes on cash........         --         --       (521)         --         (521)
                                                 ---------   --------  ---------    --------    ---------
Net (decrease) increase in cash and cash
  equivalents..................................     (4,147)      (666)    20,722          --       15,909
Effect of change in cash of discontinued
  operations...................................         --         --    (13,722)         --      (13,722)
Cash and cash equivalents--beginning of
  year.........................................      3,413         75      1,581          --        5,069
                                                 ---------   --------  ---------    --------    ---------
Cash and cash equivalents--end of year.........  $    (734)  $   (591) $   8,581    $     --    $   7,256
                                                 =========   ========  =========    ========    =========

                              ACTUANT CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 16.  Quarterly Financial Data (Unaudited)

   Quarterly financial data for fiscal 2001 and fiscal 2000 is as follows:

                                                      Year Ended August 31, 2001
                                                --------------------------------------
                                                 First   Second   Third  Fourth Total
-                                               ------   ------  ------  ------ ------
                                                (in millions, except per share amounts)
Net sales...................................... $119.8   $115.5  $126.1  $120.5 $481.9
Gross profit...................................   41.8     41.0    43.2    42.9  168.9
Earnings from continuing operations............    4.3      3.1     1.5    15.5   24.4
Earnings from discontinued operations..........     --       --    (0.8)     --   (0.8)
                                                ------   ------  ------  ------ ------
Net earnings................................... $  4.3   $  3.1  $  0.7  $ 15.5 $ 23.6
                                                ======   ======  ======  ====== ======
Earnings from continuing operations per share
   Basic....................................... $ 0.54   $ 0.39  $ 0.18  $ 1.94 $ 3.06
   Diluted..................................... $ 0.51   $ 0.37  $ 0.18  $ 1.86 $ 2.93
Earnings from discontinued operations per share
   Basic....................................... $   --   $   --  $(0.10) $   -- $ (0.9)
   Diluted..................................... $   --   $   --  $(0.09) $   -- $ (0.9)
Net earnings per share
   Basic....................................... $ 0.54   $ 0.39  $ 0.09  $ 1.94 $ 2.97
   Diluted..................................... $ 0.51   $ 0.37  $ 0.08  $ 1.86 $ 2.84

                                                      Year Ended August 31, 2000
                                                ---------------------------------------
                                                 First   Second   Third  Fourth  Total
                                                ------   ------  ------  ------  ------
                                                (in millions, except per share amounts)
Net sales...................................... $175.5   $186.6  $181.0  $138.3  $681.4
Gross profit...................................   62.1     65.7    66.0    48.4   242.2
Earnings from continuing operations............   11.0     11.9    12.0    (6.9)   28.0
Earnings from discontinued operations..........   12.7      8.6    12.9   (33.6)    0.6
Net extraordinary gain, net of tax.............     --       --   (12.2)   50.7    38.5
                                                ------   ------  ------  ------  ------
Net earnings................................... $ 23.7   $ 20.5  $ 12.7  $ 10.2  $ 67.1
                                                ======   ======  ======  ======  ======
Earnings from continuing operations per share
   Basic....................................... $ 1.41   $ 1.52  $ 1.53  $(0.88) $ 3.59
   Diluted..................................... $ 1.36   $ 1.47  $ 1.49  $(0.84) $ 3.48
Earnings from discontinued operations per share
   Basic....................................... $ 1.63   $ 1.10  $ 1.65  $(4.28) $ 0.07
   Diluted..................................... $ 1.58   $ 1.07  $ 1.60  $(4.11) $ 0.07
Net extraordinary gain
   Basic....................................... $   --   $   --  $(1.56) $ 6.46  $ 4.92
   Diluted..................................... $   --   $   --  $(1.51) $ 6.18  $ 4.77
Net earnings per share
   Basic....................................... $ 3.04   $ 2.62  $ 1.62  $ 1.30  $ 8.58
   Diluted..................................... $ 2.94   $ 2.54  $ 1.58  $ 1.23  $ 8.32

   You should read Notes 1, 2, 3, 6 and 9 to the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results. The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding during the year.

                              ACTUANT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (in thousands, except per share amounts)
                                  (Unaudited)

                                                                            Three Months
                                                                         Ended November 30,
                                                                         ------------------
                                                                           2001      2000
                                                                         --------  --------
Net Sales............................................................... $113,140  $119,796
Cost of Products Sold...................................................   75,107    77,966
                                                                         --------  --------
       Gross Profit.....................................................   38,033    41,830
Engineering, Selling and Administrative Expenses........................   19,927    21,570
Amortization of Intangible Assets.......................................      612     1,499
                                                                         --------  --------
       Operating Earnings...............................................   17,494    18,761
Net Financing Costs.....................................................    9,889    12,971
Other Expense (Income)..................................................      360    (1,462)
                                                                         --------  --------
Earnings Before Income Tax Expense......................................    7,245     7,252
Income Tax Expense......................................................    2,680     2,968
                                                                         --------  --------
Net Earnings Before Cumulative Effect of Change in Accounting Principle.    4,565     4,284
Cumulative Effect of Change in Accounting Principle.....................   (7,200)       --
                                                                         --------  --------
Net (Loss) Earnings..................................................... $ (2,635) $  4,284
                                                                         ========  ========
Basic Earnings (Loss) Per Share:
 Net Earnings Before Cumulative Effect of Change in Accounting Principle $   0.57  $   0.54
 Cumulative Effect of Change in Accounting Principle....................    (0.90)       --
                                                                         ========  ========
 Total.................................................................. $  (0.33) $   0.54
                                                                         ========  ========
Diluted Earnings (Loss) Per Share:
 Net Earnings Before Cumulative Effect of Change in Accounting Principle $   0.54  $   0.51
 Cumulative Effect of Change in Accounting Principle....................    (0.85)       --
                                                                         ========  ========
 Total.................................................................. $  (0.31) $   0.51
                                                                         ========  ========
Weighted Average Common Shares Outstanding:
 Basic..................................................................    8,023     7,927
 Diluted................................................................    8,455     8,362

    See accompanying Notes to Condensed Consolidated Financial Statements.

                              ACTUANT CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share amounts)


                                                                          November 30,  August 31,
                                                                              2001         2001
                                                                           (Unaudited)
                                 ASSETS
Current Assets:
   Cash and cash equivalents............................................. $     24,487  $  26,554
   Accounts receivable, net..............................................       50,491     54,971
   Inventories, net......................................................       56,352     56,738
   Deferred income taxes.................................................        9,157      5,833
   Other current assets..................................................        5,052      5,074
                                                                          ------------  ---------
       Total Current Assets..............................................      145,539    149,170
Property, Plant and Equipment, net.......................................       39,398     39,482
Goodwill, net............................................................      101,037    108,124
Other Intangible Assets, net.............................................       20,310     20,916
Other Long-term Assets...................................................       24,439     25,024
                                                                          ------------  ---------
Total Assets............................................................. $    330,723  $ 342,716
                                                                          ============  =========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Short-term borrowings................................................. $      1,092  $   1,568
   Trade accounts payable................................................       40,242     39,798
   Accrued compensation and benefits.....................................       10,243     10,655
   Income taxes payable..................................................       48,608     50,034
   Other current liabilities.............................................       20,680     32,134
                                                                          ------------  ---------
       Total Current Liabilities.........................................      120,865    134,189
Long-term Debt...........................................................      329,432    325,752
Deferred Income Taxes....................................................        4,085      3,907
Other Long-term Liabilities..............................................       19,559     18,622
Shareholders' Equity:
   Class A common stock, $0.20 par value, authorized 16,000,000 shares,
     issued and outstanding 8,049,326 and 8,013,306 shares, respectively.        1,610      1,603
   Additional paid-in capital............................................     (623,516)  (623,867)
   Accumulated other comprehensive loss..................................      (20,414)   (19,227)
   Retained earnings.....................................................      499,102    501,737
                                                                          ------------  ---------
       Total Shareholders' Equity........................................     (143,218)  (139,754)
                                                                          ------------  ---------

Total Liabilities and Shareholders' Equity............................... $    330,723  $ 342,716
                                                                          ============  =========

    See accompanying Notes to Condensed Consolidated Financial Statements.

                              ACTUANT CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                  (Unaudited)

                                                           Three Months Ended
                                                              November 30,
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
 Operating Activities
 Net (loss) earnings...................................... $ (2,635) $  4,284
 Adjustments to reconcile net (loss) earnings to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.........................    3,008     4,193
    Amortization of debt discount and debt issuance costs.      624       530
    Cumulative effect of change in accounting principle...    7,200        --
    (Benefit) / Provision for deferred income taxes.......     (140)       40
    Gain on sale of assets................................      (53)       --
    Other non-cash items..................................       --      (938)
    Changes in operating assets and liabilities:..........
        Accounts receivable...............................    3,964    (1,017)
        Inventories.......................................      163       873
        Other assets......................................     (166)     (218)
        Trade accounts payable............................      656    (2,621)
        Other accrued liabilities.........................  (11,597)   (6,667)
        Receivable from APW Ltd...........................       --    30,894
        Income taxes payable..............................   (4,374)  (24,653)
                                                           --------  --------
  Net cash (used in) provided by operating activities.....   (3,350)    4,700
 Investing Activities
 Proceeds on sale of property, plant and equipment........       57        --
 Additions to property, plant and equipment...............   (2,482)   (1,761)
                                                           --------  --------
  Net cash used in investing activities...................   (2,425)   (1,761)
 Financing Activities
 Net principal payments on term loans.....................  (19,944)  (28,083)
 Net principal borrowings on other debt...................   23,299    18,183
 Proceeds from stock option exercises.....................      362       251
                                                           --------  --------
  Net cash provided by (used in) financing activities.....    3,717    (9,649)
 Effect of exchange rate changes on cash..................       (9)      (34)
                                                           --------  --------
 Net decrease in cash and cash equivalents................   (2,067)   (6,744)
 Cash and cash equivalents--beginning of period...........   26,554     9,896
                                                           --------  --------
 Cash and cash equivalents--end of period................. $ 24,487  $  3,152
                                                           ========  ========

    See accompanying Notes to Condensed Consolidated Financial Statements.

                              ACTUANT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   (in thousands, except per share amounts)


Note 1.  Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements of Actuant Corporation ("Actuant" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial reporting and with the instructions of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of August 31, 2001 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. For additional information, refer to the consolidated financial statements and related footnotes in the Company's fiscal 2001 Annual Report on Form 10-K.

   In the opinion of management, all adjustments considered necessary for a fair presentation of financial results have been made. Except as discussed otherwise, such adjustments consist of only those of a normal recurring nature. Operating results for the three months ended November 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2002.

   Prior year's financial statements have been reclassified where appropriate to conform to current year presentations.

Note 2.  Acquisitions and Divestitures

   In March 2001, the Company, through a wholly-owned subsidiary, acquired certain assets and assumed certain liabilities of Dewald Manufacturing, Inc. ("Dewald"). Dewald is engaged in the design and manufacture of recreational vehicle ("RV") slide out and leveling systems for the North American RV market. The results of operations of Dewald are included in the accompanying financial statements since the date of the acquisition and are included in the Engineered Solutions segment in Note 12--Segment Information. The acquisition was accounted for as a purchase, and the purchase price of $13.0 million (including deferred purchase price of $1.8 million) was allocated to the fair value of the assets acquired and the liabilities assumed. The excess purchase price over the fair value of the assets acquired, which approximates $8.5 million, was recorded as goodwill. This acquisition was funded by borrowings under Actuant's senior secured credit facility.

   In May 2001, the Company sold the Enerpac Quick Mold Change ("QMC") product line to the QMC business management team for approximately $1.0 million. QMC had annual sales of approximately $6.0 million. The sale resulted in a loss of approximately $0.7 million, $0.4 million after-tax, or $0.05 per diluted share.

   In August 2001, the Company completed the sale of Mox-Med, Inc., a business unit in the Engineered Solutions segment. Mox-Med had annual sales of approximately $18.0 million at the time of the sale. Cash proceeds from the sale were approximately $40.5 million, which resulted in a net gain of $18.5 million, $11.1 million after-tax, or $1.34 per diluted share. During the quarter ended November 30, 2001, the Company paid approximately $7.0 million in income taxes and fees related to the transaction.

Note 3.  Accounts Receivable Financing

   During fiscal 2001, the Company established an accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly-owned special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a financial institution. Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Condensed Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Condensed Consolidated Statements of Cash Flows. Trade receivables sold and being serviced by the Company were $27.2 million and $25.3 million at November 30, 2001 and August 31, 2001, respectively.

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Accounts receivable financing costs of $0.3 million for the three months ended November 30, 2001 are included in net financing costs in the accompanying Condensed Consolidated Statements of Earnings. Total cash proceeds under the trade accounts receivable financing program were $29.4 million for the three months ended November 30, 2001. There were no receivables sold during the first quarter of fiscal 2001, and as such there were no accounts receivable financing costs for the quarter.

Note 4.  Inventories, Net

   The nature of the Company's products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Several other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available.

   As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Note 5.  Goodwill and Other Intangible Assets

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," having a required effective date for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. Under the new rules, goodwill and other intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

   The Company adopted the new rules on accounting for goodwill and other intangible assets in the first quarter of fiscal 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an increase in net income of approximately $3.2 million in fiscal 2002. Under the transitional provisions of SFAS No. 142, the Company identified its reporting units and performed impairment tests on the net goodwill associated with each of the reporting units. The Company recorded an impairment loss associated with its Milwaukee Cylinder reporting unit of $7.2 million, or $0.85 per diluted share. The impairment loss has been recorded as a cumulative effect of change in accounting principle on the accompanying Condensed Consolidated Statements of Earnings.

   The following sets forth a reconciliation of net income and earnings per share information for the three months ended November 30, 2001 and 2000 adjusted for the non-amortization provisions of SFAS No. 142.

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                                                         For the Three     For the Three
                                                                         Months Ended      Months Ended
                                                                       November 30, 2001 November 30, 2000
                                                                       ----------------- -----------------
Reported net earnings before cumulative
  effect of change in accounting principle............................      $ 4,565           $4,284
Reported net (loss) earnings..........................................       (2,635)           4,284
Add: Goodwill amortization, net of tax
  effect..............................................................           --              798
Adjusted net earnings before cumulative
  effect of change in accounting principle............................        4,565            5,082
Adjusted net (loss) earnings..........................................       (2,635)           5,082

Basic earnings per share:
Adjusted net earnings before cumulative effect of change in accounting
  principle...........................................................      $  0.57           $ 0.64
Adjusted net (loss) earnings..........................................      $ (0.33)          $ 0.64

Diluted earnings per share:
Adjusted net earnings before cumulative effect of change in accounting
  principle...........................................................      $  0.54           $ 0.61
Adjusted net (loss) earnings..........................................      $ (0.31)          $ 0.61

   The changes in the carrying amount of goodwill for the year ended August 31, 2001 and for the three months ended November 30, 2001 are as follows:

                                                      Tools &  Engineered
                                                      Supplies Solutions
                                                      Segment   Segment    Total
                                                      -------- ---------- --------
Balance as of August 31, 2000........................ $44,451   $ 71,897  $116,348
Goodwill acquired....................................      --      8,291     8,291
Amortization.........................................  (1,569)    (2,404)   (3,973)
Goodwill written off related to sale of business unit      --    (12,613)  (12,613)
Currency impact......................................      --         71        71
                                                      -------   --------  --------
Balance as of August 31, 2001........................  42,882     65,242   108,124
Transitional impairment charge.......................      --     (7,200)   (7,200)
Purchase price adjustment............................      --        161       161
Currency impact......................................      --        (48)      (48)
                                                      -------   --------  --------
Balance as of November 30, 2001...................... $42,882   $ 58,155  $101,037
                                                      =======   ========  ========

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company's reporting units were tested for impairment in the first quarter of fiscal 2002 upon the adoption of SFAS No. 142. As a result of the transitional impairment testing, a goodwill impairment loss of $7.2 million was recognized for the Milwaukee Cylinder reporting unit in the Engineered Solutions segment due to declining near term results given current economic conditions. The fair value of that reporting unit was estimated by a third party appraisal firm considering both an income and market multiple approach.

   The gross carrying amount and accumulated amortization of the Company's intangible assets other than goodwill as of November 30, 2001 and August 31, 2001 are as follows:

                             November 30, 2001              August 31, 2001
                       ----------------------------- -----------------------------
                        Gross                  Net    Gross                  Net
                       Carrying Accumulated   Book   Carrying Accumulated   Book
                        Amount  Amortization  Value   Amount  Amortization  Value
                       -------- ------------ ------- -------- ------------ -------
Patents............... $21,703    $ 7,040    $14,663 $22,652    $ 7,653    $14,999
Trademarks............   4,496        900      3,596   4,496        842      3,654
Non-compete agreements   3,286      2,001      1,285  10,509      9,038      1,471
Other.................   1,314        548        766   2,086      1,294        792
                       -------    -------    ------- -------    -------    -------
Total................. $30,799    $10,489    $20,310 $39,743    $18,827    $20,916
                       =======    =======    ======= =======    =======    =======

   Amortization expense recorded on the intangible assets for each of the three-month periods ended November 30, 2001 and 2000 was $0.6 million. As a result of adoption, there have been no changes to amortizable lives or methods. The estimated amortization expense for each of the five succeeding fiscal years is as follows:

                      For the year ended August 31,
                      -----------------------------
                                  2002............. $2,450
                                  2003............. $2,195
                                  2004............. $1,783
                                  2005............. $1,600
                                  2006............. $1,579

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 6.   New Accounting Pronouncements

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 related to the disposal of a segment of a business. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001, however earlier adoption is permitted. The Company does not expect SFAS No. 144 to have a material impact on the consolidated financial statements.

Note 7.   Distribution of Electronics Segment

   On January 27, 2000, Applied Power Inc.'s ("Applied Power") board of directors authorized various actions to enable Applied Power to distribute its Electronics segment ("APW Ltd.") to its shareholders (the "Distribution"). Refer to Note 2 to the consolidated financial statements in the Company's fiscal 2001 Annual Report on Form 10-K for a discussion of certain tax indemnification matters. Prior to the Distribution, Applied Power, in the normal course of business, entered into certain real estate and equipment leases or guaranteed such leases on behalf of its subsidiaries, including those in the Electronics segment. In conjunction with the Distribution, the Company assigned its rights in such leases used in the Electronics segment to APW Ltd., but was not released as a responsible party from all such leases by the lessors. As a result, the Company remains contingently liable for such leases in the event APW Ltd. does not meet its obligations under the lease agreements. The discounted present value of future minimum lease payments for the leases totals approximately $24.4 million. In the event APW Ltd. is unable to meet its obligations under such lease agreements, the Company would seek to mitigate such exposure by subletting the properties or negotiating out of the existing lease agreements. If APW Ltd. is unable to fulfill its obligations under the indemnification arrangements and lease commitments, there could be a materially adverse impact to the Company's financial position and results of operations.

Note 8.   Restructuring Costs

   The Company adopted plans to restructure portions of its operations in the fiscal third quarter of 2001. These plans were designed to reduce administrative and operational costs and resulted in a charge of $1.7 million, $1.0 million after-tax. Of the pre-tax charge, $0.3 million related to the consolidation of the RV slide production facilities, $0.6 related to downsizing the cable tie production facility, and $0.8 million related to other personnel reductions. The Company wrote down the fixed assets at the locations being closed or downsized to their fair value, less costs to sell, in the third quarter. The Company expects net cash proceeds of approximately $0.5 million from the ultimate disposal of these assets, which is expected to be completed by the third quarter of fiscal 2002. As a result of these plans, the Company eliminated approximately 36 positions.

   A rollforward of the restructuring reserve recorded is shown in the following table:

                        August 31, 2001          November 30, 2001
                         Restructuring    Cash     Restructuring
                            Reserve     Payments      Reserve
                        --------------- -------- -----------------
             Severance.     $  182        $(63)        $119
             Exit Costs        820          --          820
                            ------        ----         ----
                            $1,002        $(63)        $939
                            ======        ====         ====

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 9.   Derivatives

   All derivatives are recognized on the balance sheet at their fair value. At August 31, 2001 the Company was party to one interest rate swap contract to convert a portion of its variable rate debt to a fixed rate. In the first quarter of fiscal 2002, the Company entered into a second contract to convert a further portion of its variable rate debt to a fixed rate. For the three months ended November 30, 2001, $0.7 million of losses related to these contracts were recorded in other comprehensive income. There were no such contracts in place at November 30, 2000.

Note 10.   Earnings Per Share

   The reconciliations between basic and diluted earnings per share are as follows:

                                                                                Three Months Ended
                                                                                   November 30,
                                                                                ------------------
                                                                                  2001      2000
                                                                                 -------   ------
Numerator:
 Net earnings before cumulative effect of change in accounting principle....... $ 4,565    $4,284
 Cumulative effect of change in accounting principle...........................  (7,200)       --
                                                                                 -------   ------
 Net (loss) earnings........................................................... $(2,635)   $4,284
                                                                                 =======   ======
Denominator:
 Weighted average common shares outstanding for basic earnings per share.......   8,023     7,927
 Net effect of stock options based on the treasury stock method using average
   market price................................................................     432       435
                                                                                 -------   ------
 Weighted average common and equivalent shares outstanding for diluted earnings
   per share...................................................................   8,455     8,362
                                                                                 =======   ======
Basic Earnings Per Share:
 Net earnings before cumulative effect of change in accounting principle....... $  0.57    $ 0.54
 Cumulative effect of change in accounting principle...........................   (0.90)       --
                                                                                 -------   ------
 Basic earnings per share...................................................... $ (0.33)   $ 0.54
                                                                                 =======   ======
Diluted Earnings per Share:
 Net earnings before cumulative effect of change in accounting principle....... $  0.54    $ 0.51
 Cumulative effect of change in accounting principle...........................   (0.85)       --
                                                                                 -------   ------
 Diluted earnings per share.................................................... $ (0.31)   $ 0.51
                                                                                 =======   ======

Note 11.   Comprehensive Income

   The components of comprehensive income (loss) are as follows:

                                                       Three Months Ended
                                                          November 30,
                                                       -----------------
                                                         2001     2000
                                                       -------   -------
        Net (loss) earnings........................... $(2,635)  $ 4,284
        Foreign currency adjustments..................    (519)   (1,516)
        Fair value of interest rate swap, net of taxes    (668)       --
                                                       -------   -------
        Comprehensive income (loss)................... $(3,822)  $ 2,768
                                                       =======   =======

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 12.   Segment Information

   The Company is organized and managed along the lines of its two business segments: Tools & Supplies and Engineered Solutions, with separate and distinct operating management and strategies. The Tools & Supplies segment is primarily involved in the design, manufacture, and distribution of tools and supplies to the construction, electrical wholesale, retail do-it-yourself, industrial and production automation markets. The Engineered Solutions segment focuses on developing and marketing value-added, customized motion control systems for original equipment manufacturers in the recreational vehicle, automotive, truck, and industrial markets. "General corporate and other" as indicated below primarily includes general corporate expenses, financing costs on third party debt and foreign currency exchange adjustments.

   The following table summarizes financial information by reportable segment:

                                                Three Months Ended
                                                   November 30,
                                                ------------------
                                                  2001      2000
                                                --------  --------
            Net Sales:
            Tools & Supplies................... $ 64,067  $ 71,839
            Engineered Solutions...............   49,073    47,957
                                                --------  --------
            Total.............................. $113,140  $119,796
                                                ========  ========
            Earnings Before Income Tax Expense:
            Tools & Supplies................... $ 10,310  $ 10,030
            Engineered Solutions...............    3,928     5,403
            General Corporate and Other........   (6,993)   (8,181)
                                                --------  --------
            Total.............................. $  7,245  $  7,252
                                                ========  ========

Note 13.   Guarantor Condensed Financial Statements

   In July 2000, Actuant issued 13% Senior Subordinated Notes due 2009 (the "13% Notes"). All of the Company's material domestic wholly-owned subsidiaries (the "Guarantors") fully and unconditionally guarantee the 13% Notes on a joint and several basis. The Company believes separate financial statements and other disclosures concerning each of the Guarantors would not provide additional information that is material to investors. Therefore, the Guarantors are combined in the presentation below. There are no significant restrictions on the ability of the Guarantors to make distributions to Actuant. The following tables present the results of operations, financial position and cash flows of Actuant Corporation, the Guarantors and non-guarantor entities, and the eliminations necessary to arrive at the information for the Company and its subsidiaries on a condensed consolidated basis.

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

                                                       Three Months Ended November 30, 2001
                                            ----------------------------------------------------------
                                              Actuant                 Non
                                            Corporation Guarantors Guarantors Eliminations Consolidated
                                            ----------- ---------- ---------- ------------ ------------
Net sales..................................   $17,581    $55,996    $39,563      $  --       $113,140
Cost of products sold......................     9,554     40,390     25,163         --         75,107
                                              -------    -------    -------      -----       --------
   Gross profit............................     8,027     15,606     14,400         --         38,033
Operating expenses.........................     6,168      8,008      5,751         --         19,927
Amortization of intangible assets..........         2        605          5         --            612
                                              -------    -------    -------      -----       --------
   Operating earnings......................     1,857      6,993      8,644         --         17,494
Other expense (income):
   Intercompany activity, net..............      (911)     2,680     (1,769)        --             --
   Net financing costs.....................     9,911       (186)       164         --          9,889
   Other expense (income)..................       246        (47)       161         --            360
                                              -------    -------    -------      -----       --------
(Loss) Earnings before income tax expense
  (benefit)................................    (7,389)     4,546     10,088         --          7,245
Income tax expense (benefit)...............    (1,279)     2,244      1,715         --          2,680
                                              -------    -------    -------      -----       --------
(Loss) Earnings before cumulative effect of
  change in accounting principle...........    (6,110)     2,302      8,373         --          4,565
Cumulative effect of change in accounting
  principle................................        --     (7,200)        --         --         (7,200)
                                              -------    -------    -------      -----       --------
Net (loss) earnings........................   $(6,110)   $(4,898)   $ 8,373      $  --       $ (2,635)
                                              =======    =======    =======      =====       ========

                                                       Three Months Ended November 30, 2000
                                            ----------------------------------------------------------
                                              Actuant                 Non
                                            Corporation Guarantors Guarantors Eliminations Consolidated
                                            ----------- ---------- ---------- ------------ ------------
Net sales..................................   $19,809    $59,903    $40,084      $  --       $119,796
Cost of products sold......................    12,213     39,942     25,811         --         77,966
                                              -------    -------    -------      -----       --------
   Gross profit............................     7,596     19,961     14,273         --         41,830
Operating expenses.........................     5,198      9,566      6,806         --         21,570
Amortization of intangible assets..........         2      1,431         66         --          1,499
                                              -------    -------    -------      -----       --------
   Operating earnings......................     2,396      8,964      7,401         --         18,761
Other (income) expense:
   Intercompany activity, net..............    (1,525)       817        708         --             --
   Net financing costs.....................    12,852         --        119         --         12,971
   Other expense (income)..................    (2,226)         4        760         --         (1,462)
                                              -------    -------    -------      -----       --------
(Loss) earnings before income tax (benefit)
  expense..................................    (6,705)     8,143      5,814         --          7,252
Income tax (benefit) expense...............    (2,094)     2,929      2,133         --          2,968
                                              -------    -------    -------      -----       --------
Net (loss) earnings........................   $(4,611)   $ 5,214    $ 3,681      $  --       $  4,284
                                              =======    =======    =======      =====       ========

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                    CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                November 30, 2001
                                           -----------------------------------------------------------
                                             Actuant                  Non
                                           Corporation Guarantors  Guarantors Eliminations Consolidated
                                           ----------- ---------- ----------- ------------ ------------
                  ASSETS
                  ------
Current assets
   Cash and cash equivalents..............  $  21,466   $   (212)  $   3,233   $      --    $  24,487
   Accounts receivable, net...............      2,389      3,194      44,908          --       50,491
   Inventories, net.......................     14,047     31,896      10,409          --       56,352
   Deferred income taxes..................      8,333         11         813          --        9,157
   Other current assets...................      1,892        508       2,652          --        5,052
                                            ---------   --------   ---------   ---------    ---------
       Total current assets...............     48,127     35,397      62,015          --      145,539
Property, plant and equipment, net........      5,243     24,575       9,580          --       39,398
Goodwill, net.............................         --     96,179       4,858          --      101,037
Other intangible assets, net..............          7     20,243          60          --       20,310
Other long-term assets....................     23,672         64         703          --       24,439
                                            ---------   --------   ---------   ---------    ---------
Total assets..............................  $  77,049   $176,458   $  77,216   $      --    $ 330,723
                                            =========   ========   =========   =========    =========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities
   Short-term borrowings..................  $      --   $     --   $   1,092   $      --    $   1,092
   Trade accounts payable.................      8,497     17,642      14,103          --       40,242
   Accrued compensation and benefits......      4,233      1,454       4,556          --       10,243
   Income taxes payable...................     25,691     11,899      11,018          --       48,608
   Other current liabilities..............      9,472      9,232       1,976          --       20,680
                                            ---------   --------   ---------   ---------    ---------
       Total current liabilities..........     47,893     40,227      32,745          --      120,865
Long-term debt............................    315,564        420      13,448          --      329,432
Deferred income taxes.....................      5,056     (1,017)         46          --        4,085
Other long-term liabilities...............     19,331         --         228          --       19,559
Intercompany balances, net................   (474,383)   (59,475)   (205,462)    739,320           --
Total shareholders' (deficit) equity......    163,588    196,303     236,211    (739,320)    (143,218)
                                            ---------   --------   ---------   ---------    ---------
Total liabilities and shareholders' equity  $  77,049   $176,458   $  77,216   $      --    $ 330,723
                                            =========   ========   =========   =========    =========

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                    CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                 August 31, 2001
                                           ----------------------------------------------------------
                                             Actuant                 Non
                                           Corporation Guarantors Guarantors Eliminations Consolidated
                                           ----------- ---------- ---------- ------------ ------------
                  ASSETS
                  ------
Current assets
   Cash and cash equivalents..............  $  25,785   $    621  $     148   $      --    $  26,554
   Accounts receivable, net...............      3,233      5,625     46,113          --       54,971
   Inventories, net.......................     14,606     31,920     10,212          --       56,738
   Deferred income taxes..................      5,333         11        489          --        5,833
   Other current assets...................      1,132        498      3,444          --        5,074
                                            ---------   --------  ---------   ---------    ---------
       Total current assets...............     50,089     38,675     60,406          --      149,170
Property, plant and equipment, net........      4,335     25,923      9,224          --       39,482
Goodwill, net.............................         --    103,219      4,905          --      108,124
Other intangible assets, net..............          9     20,847         60          --       20,916
Other long-term assets....................     24,087        168        769          --       25,024
                                            ---------   --------  ---------   ---------    ---------
Total assets..............................  $  78,520   $188,832  $  75,364   $      --    $ 342,716
                                            =========   ========  =========   =========    =========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities
   Short-term borrowings..................  $      --   $     --  $   1,568   $      --    $   1,568
   Trade accounts payable.................     10,062     17,297     12,439          --       39,798
   Accrued compensation and benefits......      4,608      1,698      4,349          --       10,655
   Income taxes payable...................     32,416      9,785      7,833          --       50,034
   Other current liabilities..............     20,189      9,237      2,708          --       32,134
                                            ---------   --------  ---------   ---------    ---------
       Total current liabilities..........     67,275     38,017     28,897          --      134,189
Long-term debt............................    311,656        420     13,676          --      325,752
Deferred income taxes.....................      5,043     (1,027)      (109)         --        3,907
Other long-term liabilities...............     18,384         --        238          --       18,622
Intercompany balances, net................   (491,161)   (55,907)  (198,212)    745,280           --
Total shareholders' (deficit) equity......    167,323    207,329    230,874    (745,280)    (139,754)
                                            ---------   --------  ---------   ---------    ---------
Total liabilities and shareholders' equity  $  78,520   $188,832  $  75,364   $      --    $ 342,716
                                            =========   ========  =========   =========    =========

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                             Three Months Ended November 30, 2001
                                                  ----------------------------------------------------------
                                                    Actuant                 Non
                                                  Corporation Guarantors Guarantors Eliminations Consolidated
                                                  ----------- ---------- ---------- ------------ ------------
Operating activities
 Net (loss) earnings.............................  $ (6,110)   $(4,898)   $ 8,373     $    --      $ (2,635)
 Adjustments to reconcile net (loss) earnings
   to cash provided by (used in) operating
   activities:
   Depreciation and amortization.................       373      1,970        665          --         3,008
   Amortization of debt discount and debt
     issuance costs..............................       624         --         --          --           624
Cumulative effect of change in accounting
  principle......................................        --      7,200         --          --         7,200
 Other non-cash items............................        14        (43)      (164)         --          (193)
 Changes in operating assets and liabilities, net   (19,604)      (718)     3,424       5,544       (11,354)
                                                   --------    -------    -------     -------      --------
Cash (used in) provided by operating activities..   (24,703)     3,511     12,298       5,544        (3,350)
Investing activities
   Proceeds on sale of property, plant and
     equipment...................................        --         57         --          --            57
   Additions to property, plant and equipment....      (563)      (834)    (1,085)         --        (2,482)
                                                   --------    -------    -------     -------      --------
Cash used in investing activities................      (563)      (777)    (1,085)         --        (2,425)
Financing activities
   Net borrowings (repayments) on debt...........     3,806         --       (451)         --         3,355
   Stock option exercises........................       362         --         --          --           362
   Intercompany payables (receivables)...........    16,779     (3,567)    (7,668)     (5,544)           --
                                                   --------    -------    -------     -------      --------
Cash provided by (used in) financing activities..    20,947     (3,567)    (8,119)     (5,544)        3,717
Effect of exchange rate changes on cash..........        --         --         (9)         --            (9)
                                                   --------    -------    -------     -------      --------
Net (decrease) increase in cash and cash
  equivalents....................................    (4,319)      (833)     3,085          --        (2,067)
Cash and cash equivalents--beginning of
  period.........................................    25,785        621        148          --        26,554
                                                   --------    -------    -------     -------      --------
Cash and cash equivalents--end of period.........  $ 21,466    $  (212)   $ 3,233     $    --      $ 24,487
                                                   ========    =======    =======     =======      ========

                              ACTUANT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                            Three Months Ended November 30, 2000
                                                 ----------------------------------------------------------
                                                   Actuant                 Non
                                                 Corporation Guarantors Guarantors Eliminations Consolidated
                                                 ----------- ---------- ---------- ------------ ------------
Operating activities
 Net earnings(loss).............................  $ (4,611)   $  5,214   $  3,681    $    --      $ 4,284
 Adjustments to reconcile net earnings (loss)
   to cash provided by (used in) operating
   activities:
   Depreciation and amortization................       516       3,026        651         --        4,193
   Amortization of debt discount and debt
     issuance costs.............................       530          --         --         --          530
   Other non-cash items.........................      (898)         --         --         --         (898)
   Changes in operating assets and liabilities,
     net........................................    16,258     (43,656)    18,539      5,450       (3,409)
                                                  --------    --------   --------    -------      -------
Cash provided by (used in) operating activities.    11,795     (35,416)    22,871      5,450        4,700
Investing activities
 Additions to property, plant and equipment.....      (223)       (919)      (619)        --       (1,761)
                                                  --------    --------   --------    -------      -------
Cash used in investing activities...............      (223)       (919)      (619)        --       (1,761)
Financing activities
 Net (repayments) borrowings on debt............    (9,900)         --         --         --       (9,900)
 Stock option exercises and other...............       251          --         --         --          251
 Intercompany (receivables) payables............    (6,300)     35,705    (23,955)    (5,450)          --
                                                  --------    --------   --------    -------      -------
Cash (used in) provided by financing activities.   (15,949)     35,705    (23,955)    (5,450)      (9,649)
Effect of exchange rate changes on cash.........        --          --        (34)        --          (34)
                                                  --------    --------   --------    -------      -------
Net (decrease) increase in cash and cash
  equivalents...................................    (4,377)       (630)    (1,737)        --       (6,744)
Cash and cash equivalents--beginning of
  period........................................     5,076         721      4,099         --        9,896
                                                  --------    --------   --------    -------      -------
Cash and cash equivalents--end of period........  $    699    $     91   $  2,362    $    --      $ 3,152
                                                  ========    ========   ========    =======      =======

PROSPECTUS


                                 $600,000,000

                              APPLIED POWER INC.

                 DEBT SECURITIES, CUMULATIVE PREFERRED STOCK,
                        CLASS A COMMON STOCK, WARRANTS,
                         STOCK PURCHASE CONTRACTS AND
                             STOCK PURCHASE UNITS

                               -----------------

                         APPLIED POWER CAPITAL TRUST I
                        APPLIED POWER CAPITAL TRUST II

          PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED,
                  AS DESCRIBED HEREIN, BY APPLIED POWER INC.

   Applied Power Inc., a Wisconsin corporation (the "Company"), may offer and sell from time to time, together or separately, (i) its unsecured debt securities ("Debt Securities"), which may be senior (the "Senior Debt Securities"), subordinated (the "Subordinated Debt Securities"), or junior subordinated (the "Junior Subordinated Debt Securities") in priority of payment, (ii) shares of its Cumulative Preferred Stock, par value $1.00 per share, which may be represented by depositary shares as described herein (the "Preferred Stock"), (iii) shares of its Class A Common Stock, par value $.20 per share (the "Class A Common Stock"), (iv) warrants (the "Warrants") to purchase any of the foregoing Debt Securities, Preferred Stock or Class A Common Stock, (v) stock purchase contracts ("Stock Purchase Contracts") to purchase shares of Class A Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of an Applied Power Trust (as defined below), securing the holder's obligation to purchase Class A Common Stock under the Stock Purchase Contract. The Debt Securities, the Preferred Stock, the Class A Common Stock, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units, together with the Preferred Securities and the related Guarantees (as defined below), are collectively referred to herein as the "Securities." The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering thereof and to be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

   Applied Power Capital Trust I and Applied Power Capital Trust II, each a statutory business trust created under the laws of the State of Delaware (each, an "Applied Power Trust," and collectively, the "Applied Power Trusts"), may severally offer preferred securities (the "Preferred Securities") representing undivided beneficial ownership interests in the assets of such Applied Power Trust. The Company will be the owner of the common securities (the "Common Securities," and, together with the Preferred Securities, the "Trust Securities") of each Applied Power Trust. The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities of each of the Applied Power Trusts out of monies held by the Property Trustee (as defined herein) of such Applied Power Trust, and payments on liquidation of such Applied Power Trust and on redemption of Preferred Securities of such Applied Power Trust, will be guaranteed by the Company as and to the extent described herein (each, a "Guarantee"). See "Description of Guarantees." The Company's obligation under each Guarantee is an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. Except as otherwise provided in the applicable Prospectus Supplement, (i) concurrently with the issuance by an Applied Power Trust of its Preferred Securities, such Applied Power Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company's Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities") with terms directly corresponding to the terms of that Applied Power Trust's Preferred Securities, (ii) the Corresponding Junior Subordinated Debt Securities will be the sole assets of that Applied Power Trust and (iii) payments under the Corresponding Junior Subordinated Debt Securities will be the only revenue of each Applied Power Trust. Unless otherwise specified in an applicable Prospectus Supplement, the Company may redeem the Corresponding Junior Subordinated Debt Securities (and cause the redemption of Trust Securities) or may dissolve each Applied Power Trust and, after satisfaction of creditors of such Applied Power Trusts as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of Preferred Securities in liquidation of their interests in the applicable Applied Power Trust. See "Description of Preferred Securities--Liquidation Distribution upon Dissolution."

   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

               The date of this Prospectus is January 27, 1999.

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement or Supplements, together with the terms of the offering of any such Securities, the initial price thereof, the net proceeds from the sale thereof and the intended use or uses of such proceeds. The Prospectus Supplement will also set forth with respect to the particular Securities offered, certain terms thereof, including, where applicable, (i) in the case of Debt Securities, the designation, aggregate principal amount, authorized denominations and priority thereof, the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable, the date on which such Debt Securities will mature, the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate, the dates on which such interest, if any, will be payable, the deferral of payment of any interest, any conversion or exchange provisions, any redemption or sinking fund provisions and any additional or other rights, preferences, privileges, limitations and restrictions relating to such Debt Securities, (ii) in the case of Preferred Stock, the specific designation, number of shares or fractional interests therein and any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges, (iii) in the case of Class A Common Stock, the aggregate number of shares offered and market price and dividend information, (iv) in the case of the Warrants, the Debt Securities, the Preferred Stock or Class A Common Stock, respectively, for which each such Warrant is exercisable and the exercise price, duration, detachability and other terms of the Warrants, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Class A Common Stock issuable thereunder, the purchase price of the Class A Common Stock, the date or dates on which the Class A Common Stock is required to be purchased by the holders of the Stock Purchase Contracts and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of an Applied Power Trust securing the holders' obligation to purchase the Class A Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Security (as defined herein) as a result of such early settlement and the specific terms of the Prepaid Security and (vii) in the case of Preferred Securities of an Applied Power Trust, the specific designation, number of securities, liquidation amount per security, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Corresponding Junior Subordinated Debt Securities of the Company. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to the Securities described in the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form (each a "Global Security").

   The aggregate initial offering price of all Securities shall not exceed $600,000,000 (or, if any Securities are issued (i) with any initial offering price denominated in a foreign currency or currency unit, such amount as shall result in aggregate gross proceeds equivalent to $600,000,000 at the time of initial offering or (ii) at an original issue discount, such greater amount as shall result in aggregate gross proceeds of $600,000,000).

   The Securities may be sold through underwriters or dealers or may be sold by the Company and/or each Applied Power Trust directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

                               -----------------

   No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the

Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and accessed electronically at the web site maintained by the Commission (http://www.sec.gov). Such material can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, where the Class A Common Stock is listed (symbol "APW").

   This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company and the Applied Power Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

   No separate financial statements of the Applied Power Trusts have been included herein. The Company and the Applied Power Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Applied Power Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each Applied Power Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities of the Company and issuing the Trust Securities and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement (as defined herein), the applicable Trust Agreement (as defined herein), the Corresponding Junior Subordinated Debt Securities and the applicable Securities Resolution under the Indenture (as defined herein), taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. See "The Applied Power Trusts," "Description of Preferred Securities," "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities" and "Description of Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed by the Company (Commission File No. 1-11288) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998;

      (c) The Company's Current Report on Form 8-K dated September 29, 1998 and Amendment No. 1 thereto on Form 8-K/A filed December 11, 1998; and

      (d) The description of the Class A Common Stock contained in the Company's Current Report on Form 8-K dated August 12, 1998 filed for the purpose of updating and superseding the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by the Company's Current Report on Form 8-K dated January 28, 1991.

   All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007 (telephone: (414) 783-9279).

                               -----------------

   Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars" or "U.S.$").

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

   This Prospectus and any Prospectus Supplement (including the documents incorporated herein or therein by reference) may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Risk Factors That May Affect Future Results" or similar cautionary captions in the documents incorporated herein by reference.

                                  THE COMPANY

   The Company, a Wisconsin corporation incorporated in 1910, is a diversified global company engaged in the business of providing tools, equipment, systems and supply items to a variety of end-users and original equipment manufacturers ("OEMs") in the manufacturing, computer, semiconductor, telecommunication, datacom, construction, electrical, transportation, recreational vehicle, natural resources, aerospace, defense, and other industries.

   The Company's operations are divided into three business segments:

  .  Enclosure Products and Systems

     Electronic enclosure products, systems and technical environment solutions sold into the telecommunications, computer networking, semiconductor equipment, medical, electronic and manufacturing environments.

  .  Engineered Solutions

     Motion, vibration control and magnetic applications and systems primarily for OEM customers.

  .  Tools and Supplies

     Industrial and electrical tools and supplies sold primarily through distributors and mass merchandisers.

Enclosure Products and Systems

   Enclosure Products and Systems ("EPS"), formerly known as Technical Environments and Enclosures, provides users and manufacturers of electronic equipment with technical furniture and electronic enclosure products and systems. Technical furniture, sold primarily under the Wright Line brand name, is used to configure the environment in which computers reside, including computer room, manufacturing or technical office environments. Electronic enclosure products are cabinets, racks and subracks that are sold under the Stantron and VERO brand names. Other products include backplanes, power supplies and cases sold under the VERO, Danica and ZERO Halliburton (R) brand names, respectively. In addition to providing standard products, EPS sells customized electronic enclosure systems allowing the Company to provide completely integrated and tested products to a wide array of customers including the telecommunication, computer networking, semiconductor manufacturing equipment and automated teller machines markets. The systems business is driven by the desire of many producers of electronic components to outsource manufacturing and it relies heavily on EPS' skills in new product development, supply chain management, assembly and testing. EPS also has a global drop ship capability. EPS products are primarily sold direct, with specific standard products going through distribution in selected markets. EPS sales and manufacturing locations are mainly in Europe and North America.

Engineered Solutions

   Engineered Solutions ("ES") is a technology based business providing customized solutions to OEM customers in the truck, aerospace, automotive, recreational vehicle, electrical/electronic enclosures and other general industrial markets. ES possesses particular competence in hydraulic, electromechanical, rubber/elastomer molding, magnetic, thermal systems and electronic control techniques. Principal brand names that ES trades under include McLean, Barry Controls, Power Gear, Power Packer, Vlier, Mox-Med and Eder. The segment's sales, engineering and manufacturing activities are primarily in Europe and North America. As an OEM supplier, ES operates as a just-in-time supplier and maintains numerous quality certifications including ISO 9001 and ISO 9000. Most ES sales are diversified by customer and end user industry and are primarily sold through direct sales persons, with sales representatives and distributors used in certain situations.

Tools and Supplies

   Tools and Supplies ("TS") provides a wide array of electrical and industrial tools and supplies to wholesale distributors, catalogs and various retail channels of distribution. TS provides over 10,000 stock keeping units ("SKUs"), most of which are designed and manufactured by the Company in North America. TS has particular expertise in hydraulic design and plastic injection molding. The Company maintains a sophisticated sourcing operation to supply additional products to supplement its own products and meet its customers' needs. Principal brand names used by the Company include Enerpac, GB Gardner Bender, Ancor, Calterm and Del City. End user markets include general industrial, construction, retail marine, retail automotive, do-it-yourself and production automation. To provide its customers with the service levels required, TS maintains a sophisticated warehouse and physical distribution capability in North America, Europe and Asia. Certain products are sold on an OEM basis.

                                   * * * * *

   The Company has had an active acquisition program and regularly reviews acquisition opportunities in the ordinary course of its business, some of which may be material. Such opportunities may be under investigation, discussion, or negotiation at any particular time or from time to time.

   The Company's principal executive offices are located at 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

                                USE OF PROCEEDS

   Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities (other than the Trust Securities) to refinance, in part, existing indebtedness and/or for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities. The Company expects from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot now be determined. Each Applied Power Trust will use all proceeds received from the sale of its Trust Securities to purchase the applicable Corresponding Junior Subordinated Debt Securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the historical ratios of earnings to fixed charges for the Company for the periods indicated.


                                                                     Years Ended August 31,
                                             Three Months Ended    ---------------------------
                                          November 30, 1998 (1)(2) 1998(3) 1997 1996 1995 1994
                                          ------------------------ ------- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges (4)(5)           2.6              2.6   5.3  7.4  5.5  4.0

--------
(1) The Company's business has historically experienced the effects of seasonality where the second half of the fiscal year generally produces better results than the first half. The results for the first quarter ended November 30, 1998, are not necessarily indicative of full year results.
(2) Net earnings for the three month period ended November 30, 1998, include a one-time pre-tax contract termination charge of $7,824,000. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 3.1.
(3) 1998 net earnings include a non-recurring restructuring charge of $52,637,000 which related to merger costs, various plant consolidations, and other cost reductions and product rationalization efforts of the Company. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 4.6.

(4) The ratios reflect the combined results of operations and financial position of the Company and ZERO Corporation, acquired by merger on July 31, 1998, restated for all periods presented pursuant to the pooling-of-interests method of accounting, and reflect the results of other acquired companies from their respective effective dates of acquisition in accordance with the purchase method of accounting.
(5) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                           THE APPLIED POWER TRUSTS

   Each Applied Power Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor of such Applied Power Trust, and the Issuer Trustees (as defined herein) of such Applied Power Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Applied Power Trust exists for the exclusive purposes of
(i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Each of the Applied Power Trusts is a separate legal entity, and the assets of one will not be available to satisfy the obligations of any other similar trust which may be created.

   All of the Common Securities of each Applied Power Trust will be owned by the Company. The Common Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Applied Power Trust, except that upon the occurrence and continuance of a Trust Event of Default (as defined herein) resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Applied Power Trust. See "Description of Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Applied Power Trust.

   Unless otherwise specified in the applicable Prospectus Supplement, each Applied Power Trust has a term of approximately 50 years, but may dissolve earlier as provided in the applicable Trust Agreement. Each Applied Power Trust's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each Applied Power Trust will be The First National Bank of Chicago, as the Property Trustee (the "Property Trustee"), First Chicago Delaware Inc., as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, The First National Bank of Chicago will act as trustee under the Guarantee Agreement (as defined herein). See "Description of Guarantees" and "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities." The holder of the Common Securities of an Applied Power Trust, or the holders of a majority in liquidation amount of the outstanding related Preferred Securities if a Trust Event of Default resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities for such Applied Power Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Applied Power Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. Pursuant to the Indenture, the Company, as borrower, will pay all fees and expenses related to each Applied Power Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Applied Power Trust.

   The principal executive office of each Applied Power Trust is c/o Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

                        DESCRIPTION OF DEBT SECURITIES

   The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The Indenture will be subject to, and governed by, the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution (which may be in the form of a resolution or a supplemental indenture) authorizing a series (copies of which have been or will be filed with the Commission). All article and section references herein are to the articles and sections of the Indenture, and all capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

   The Debt Securities will constitute senior, subordinated or junior subordinated debt of the Company. The Debt Securities will be issued under one or more separate Securities Resolutions for Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

General

   The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions creating such series. The Indenture does not restrict the amount of debt that may be incurred by the Company or any subsidiary. The Indenture does not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in the ratings or credit quality of the Company. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The ranking of a series of Debt Securities with respect to all indebtedness of the Company will be established by the Securities Resolution creating such series. As of November 30, 1998, approximately $872 million of existing indebtedness of the Company would have ranked pari passu with the Senior Debt Securities and senior to the Subordinated Debt Securities and the Junior Subordinated Debt Securities and there was no existing indebtedness of the Company that would have ranked pari passu with the Subordinated Debt Securities and senior to the Junior Subordinated Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons unless otherwise indicated in the applicable Prospectus Supplement.

Terms

   Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;
(3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate or rates, if any, or method of calculating the interest rate or rates; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company including any sinking fund; (9) the terms of any conversion or exchange right; (10) the terms of any redemption at the option of Holders; (11) any tax indemnity provisions; (12) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; (17) the ranking of the Debt Securities, including the relative degree, if any, to which the Debt Securities of such series shall be subordinated to one or more other series of Debt Securities in right of payment, whether outstanding or not; (18) any provisions relating to extending or shortening the date on which the principal and premium, if any, of the Debt Securities of such series is payable; (19) any provisions relating to the deferral of payment of any interest; (20) if such Debt Securities are to be issued to an Applied Power Trust, the forms of the related trust agreement and guarantee agreement relating thereto; (21) the additions or changes, if any, to the Indenture with respect to the Debt Securities of such series as shall be necessary to permit or facilitate the issuance of such Debt Securities to an Applied Power Trust; and (22) any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

   Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

   In connection with its original issuance, no bearer Debt Security will be offered, sold or delivered to any location in the United States, and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

   Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

   Debt Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

   The terms, if any, on which Debt Securities of any series will be convertible into or exchangeable for Class A Common Stock, Preferred Stock, Preferred Securities or other securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating to such series. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the Holder or at the option of the Company.

Certain Covenants

   Any restrictive covenants which may apply to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Ranking of Debt Securities

   Unless stated otherwise in a Prospectus Supplement, the Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the ability of any of the Company's subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries.

Successor Obligor

   The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

Exchange of Debt Securities

   Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

Defaults and Remedies

   Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

      (1) the Company defaults in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

      (2) the Company defaults in the payment of the principal and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

      (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of the series as required by the Securities Resolution establishing such series;

      (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

      (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

          (A) commences a voluntary case,

          (B) consents to the entry of an order for relief against it in an involuntary case,

          (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

          (D) makes a general assignment for the benefit of its creditors;

      (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (A) is for relief against the Company in an involuntary case,

          (B) appoints a Custodian for the Company or for all or substantially all of its property, or

          (C) orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days; or

      (7) there occurs any other Event of Default provided for in such series. (Section 6.01)

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

   "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) If an Event of Default occurs and is continuing on a series, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, if, upon such Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal amount of such series fail to declare the principal of all the Debt Securities of such series to be so immediately due and payable, the holders of 25% in aggregate liquidation amount of such Preferred Securities then outstanding shall have such right) by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The Holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; provided, that in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding shall also have such right to rescission of acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02) If an Event of Default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and Holders of the series. (Section 6.03)

   In the case of a series issued to an Applied Power Trust, any holder of the related Preferred Securities of such Applied Power Trust shall have the right, upon the occurrence and continuance of an Event of Default described in clauses
(1) and (2) of the first paragraph of this subsection with respect to such series, to institute a suit directly against the Company to enforce payment to such holder of the principal of, and premium, if any, and interest on, the Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder. (Section 6.06)

   The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Holders of such series notice of any continuing Default if it determines that withholding the notice is in the interest of Holders of the series. (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

   The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default. A Securities Resolution may provide for a cross-default provision, in which case the Prospectus Supplement will describe the terms thereof.

Amendments and Waivers

   The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Company and the Trustee may amend the Debt Securities, the Indenture and any coupons with the written consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class; provided that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no such amendment shall be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of such Preferred Securities then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full; and provided further that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no amendment shall be made to the provisions of the Indenture described in the fourth paragraph under "Defaults and Remedies" above without the prior consent of the holders of each such Preferred Security then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding). (Section 6.04) However, without the consent of each Debt Security holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Debt Security is payable, (6) make any change that materially adversely affects the right to convert or exchange any Debt Security, or (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections 6.04 and 10.02) Without the consent of any Debt Security holder, the Company and the Trustee may amend the Indenture, the Debt Securities or any coupons to cure any ambiguity, omission, defect, or inconsistency; to provide for assumption of Company obligations to Debt Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Debt Security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

   Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons, and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations, if any, with respect to the Debt Securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to a particular series. (Section 8.01)

   To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, (ii) deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (iii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities

   General. The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Indenture with terms corresponding to the terms of a series of related Preferred Securities. Concurrently with the issuance of each Applied Power Trust's Preferred Securities, such Applied Power Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Applied Power Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities and the Common Securities of such Applied Power Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the related Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights in connection with modifications to the Indenture or upon occurrence of a Trust Event of Default (as defined under "Description of Preferred Securities--Events of Default; Notice") relating to Corresponding Junior Subordinated Debt Securities described under "--Amendments and Waivers," "--Defaults and Remedies," and "--Enforcement of Certain Rights by Holders of Preferred Securities," unless provided otherwise in the Prospectus Supplement for such related Preferred Securities.

   Unless otherwise specified in the applicable Prospectus Supplement, the Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of the Applied Power Trust to which Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate any Applied Power Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of such Applied Power Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Applied Power Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes. For additional covenants relating to payment of certain expenses of the Applied Power Trusts, see "Description of Preferred Securities--Payment of Expenses."

   Option to Extend Interest Payment Date. If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding

Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

   Redemption. Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities of any series in whole at any time or in part from time to time. Corresponding Junior Subordinated Debt Securities may be redeemed in the denominations as set forth in the applicable Prospectus Supplement. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Corresponding Junior Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not redeem a series of Corresponding Junior Subordinated Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debt Securities of such series for all interest periods terminating on or prior to the redemption date.

   Except as otherwise specified in the applicable Prospectus Supplement, if a Junior Subordinated Debt Security Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of an Applied Power Trust shall occur and be continuing, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities held by such Applied Power Trust at any time within 90 days of the occurrence of such Junior Subordinated Debt Security Tax Event or Investment Company Event, in whole but not in part, subject to the provisions of the applicable Securities Resolution. The redemption price for any such Corresponding Junior Subordinated Debt Securities shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Applied Power Trust is the holder of all such outstanding Corresponding Junior Subordinated Debt Securities, the proceeds of any such redemption will be used by the Applied Power Trust to redeem the corresponding Trust Securities in accordance with their terms.

   "Junior Subordinated Debt Security Tax Event" means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of Corresponding Junior Subordinated Debt Securities pursuant to the applicable Securities Resolution, there is more than an insubstantial risk that (i) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Junior Subordinated Debt Securities,
(ii) interest payable by the Company on such series of Corresponding Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or (iii) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in the Investment Company Act"), the applicable Applied Power Trust is or will be considered an "investment company" that is required to be registered under the

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

Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in the Investment Company Act becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the Applied Power Trust.

   Restrictions on Certain Payments. The Company will, unless otherwise provided in the applicable Prospectus Supplement, covenant, as to each series of Corresponding Junior Subordinated Debt Securities, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's shareholder rights plan ("Rights Agreement"), if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under a Rights Agreement in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company's benefit plans for its directors, officers or employees) if at such time (A) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (B) if such Corresponding Junior Subordinated Debt Securities are held by an Applied Power Trust which is the issuer of a series of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such related Preferred Securities or (C) the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Securities Resolution with respect to the Corresponding Junior Subordinated Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

   Enforcement of Certain Rights by Holders of Preferred Securities. If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest, if any, on such series of Corresponding Junior Subordinated Debt Securities on the date such interest, premium or principal is otherwise payable, a holder of related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest, if any, on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Applied Power Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right pursuant to the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action. Unless otherwise specified in the applicable Prospectus Supplement, the holders of the related Preferred Securities will not be able to exercise directly any remedies other than those set forth in this paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities.

Regarding the Trustee

   The First National Bank of Chicago will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee three months in advance and if no Default occurs during the three-month period. (Section 7.07) The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

   The following statements with respect to Warrants to purchase Debt Securities (the "Debt Warrants") are summaries of, and subject to, the detailed provisions of a Debt Warrant Agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), a form of which will be filed with the Commission.

General

   The Debt Warrants, evidenced by Debt Warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Debt Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the designation and terms of the Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Security; (iv) if applicable, the date on and after which the Debt Warrants and the related Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (vii) Federal income tax consequences; (viii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Debt Warrants.

   Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent or any Co-Debt Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Debt Warrants do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of holders of Debt Warrants may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

Exercise of Warrants to Purchase Debt Securities

   Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or at the corporate trust office of the Co-Debt Warrant Agent, if any, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent or Co-Debt Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the holder exercising the Debt Warrant and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

   The following summary does not purport to be a complete description of the applicable provisions of the Company's Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws"), as amended from time to time, copies of which have been or will be filed with the Commission, or of applicable statutory or other law, and is qualified in its entirety by reference thereto.

   The authorized capital stock of the Company as of November 30, 1998, consisted of 80,000,000 shares of Class A Common Stock, $.20 par value ("Class A Common Stock"), of which 38,674,551 shares were issued and outstanding; 7,500,000 shares of Class B Common Stock, $.20 par value ("Class B Common Stock"), none of which were issued and outstanding; and 800,000 shares of Cumulative Preferred Stock, $1.00 par value ("Preferred Stock"), none of which have been issued. Class A Common Stock and Class B Common Stock are collectively referred to herein as "Common Stock."

Preferred Stock

   The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as the Board of Directors of the Company may determine, without further approval by holders of Common Stock. If any shares of Class B Common Stock were outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of Class A Common Stock in electing a "maximum minority" of the Board of Directors, as described under "Common Stock" below.

   If the Company issues any shares of Preferred Stock, the Company would be permitted to pay dividends or make other distributions upon the Common Stock (except for distributions payable in shares of Common Stock) only after paying or setting apart funds for payment of current dividends and any accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock, and making provision for any mandatory sinking fund payments. In the event of voluntary or involuntary liquidation of the Company, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the Common Stock.

   Each series of Preferred Stock will have such designation, preferences, limitations and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by the Board of Directors (or any duly authorized committee thereof). The amendment to the Articles setting forth the terms of each series will be filed with the Commission in connection with the offering of such series of Preferred Stock. The Prospectus Supplement relating to an offering of Preferred Stock (or securities convertible into Preferred Stock) will describe terms relevant thereto including the number of shares offered, the initial offering price and the relative rights and preferences of the shares of such series.

   Under the Articles, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with other provisions in the Articles: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights described herein.

   As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined below).

   The holders of Preferred Stock will have no preemptive rights. Under the Articles, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and on a parity with each other series of Preferred Stock.

Common Stock

   The rights and preferences of shares of Class A Common Stock and Class B Common Stock are identical, except as to voting power with respect to the election of directors and conversion rights.

   On all matters other than the election of directors, the holders of Class A Common Stock and Class B Common Stock possess equal voting power of one vote per share, voting as a single class of stock (unless otherwise required by the Wisconsin Business Corporation Law--the "WBCL"). In the election of the Board of Directors, the holders of Class A Common Stock, voting together as a single class with the holders of any Preferred Stock which has voting power, are entitled to elect a "maximum minority" of the number of directors to be elected. As a result of the "maximum minority" provision, the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a "minimum majority" of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B Common Stock will be entitled to elect two more directors than the holders of Class A Common Stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B Common Stock will be entitled to elect one more director than the holders of Class A Common Stock and any Preferred Stock having voting power. In the event there are no shares of Class B Common Stock outstanding, holders of Class A Common Stock, together with holders of any Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

   Holders of both classes of Common Stock are equally entitled to such dividends as the Company's Board of Directors may declare out of funds legally available therefor. If the Company were to issue any of its authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments. Certain covenants contained in the Company's debt agreements, or in the provisions of the Articles for the benefit of any Preferred Stock that may be issued, from time to time could have the direct or indirect effect of limiting the payment of dividends or other distributions on (including redemptions and purchases of) the Company's capital stock. Stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock.

   The Articles contain provisions which provide for the conversion of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis at the option of the holder, and for the automatic conversion of all outstanding shares of Class B Common Stock to Class A Common Stock on a share-for-share basis when the number of outstanding shares of Class B Common Stock was reduced below a certain threshold. All of the shares of Class B Common Stock that had been outstanding were converted into Class A Common Stock pursuant to these conversion provisions. Holders of Class A Common Stock do not have any conversion rights.

   In the event of dissolution or liquidation of the Company, the holders of both classes of Common Stock are entitled to share ratably all assets of the Company remaining after payment of the Company's liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock.

   The Class A Common Stock is listed on the NYSE. Firstar Bank Milwaukee, N.A., Milwaukee, Wisconsin, serves as the transfer agent for the Class A Common Stock.

General

   The Articles provide that the affirmative vote of two-thirds of all shares entitled to vote thereon is required in order to constitute shareholder approval of a merger, consolidation, or liquidation of the Company, sale or other disposition of all or substantially all of its assets, amendment of the Articles or the Bylaws, or removal of a director.

   Directors of the Company are currently elected to serve one-year terms. The Articles provide that the Bylaws (which may be amended by the Board of Directors or by the shareholders) may provide for the division of the Board of Directors into two or three classes, serving staggered two or three-year terms.

   When the Company has received the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable. Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to employees of the Company for services performed for the Company, but not exceeding six months' service in any one case.

   Holders of capital stock of the Company do not have preemptive or other subscription rights to purchase or subscribe for unissued stock or other securities of the Company.

Certain Statutory Provisions

   Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), which are held by any person (including two or more persons acting in concert) in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which the Company is a party.

   Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

   Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

   Under the WBCL, as amended in 1997, a "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin;
(iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents of Wisconsin. The Company is a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. The Company's Articles do not contain any such election.

   These provisions of the WBCL, the ability to issue additional shares of Common Stock and Preferred Stock without further shareholder approval (except as required under NYSE corporate governance standards), and certain other provisions of the Company's Articles (discussed above) could have the effect, among others, of discouraging take-over proposals for the Company, delaying or preventing a change in control of the Company, or impeding a business combination between the Company and a major shareholder of the Company.

                       DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

   The Company may, at its option, elect to have shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

   A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

   The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

   In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale of such property and distribution of the net proceeds from such sale to such holders.

   The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

Conversion and Exchange

   If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

   If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

   After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting

   Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

   Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or

(ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

   The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

   Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

   The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

Miscellaneous

   The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

   Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

   The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "--Amendment and Termination of the Deposit Agreement" above.

                  DESCRIPTION OF WARRANTS TO PURCHASE CLASS A
                        COMMON STOCK OR PREFERRED STOCK

   The following statements with respect to the Warrants to purchase Class A Common Stock or Preferred Stock (the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a Stock Warrant Agreement (the "Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), a form of which will be filed with the Commission.

General

   The Stock Warrants, evidenced by Stock Warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Stock Warrants, including the following: (i) the offering price, if any; (ii) the number of shares of Preferred Stock or Class A Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (iii) if applicable, the designation and terms of the Securities with which the Stock Warrants are issued and the number of Stock Warrants issued with each such Security; (iv) if applicable, the date on and after which the Stock Warrants and the related Preferred Stock or Class A Common Stock will be separately transferable; (v) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (vi) federal income tax consequences;(vii) call provisions of such Stock Warrants, if any; (viii) whether the Stock Warrants represented by the Stock Warrant Certificates will be issued in registered or bearer form; and
(ix) any additional or other rights, preferences, privileges, limitations and restrictions relating to the Stock Warrants. The shares of Preferred Stock or Class A Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

   Stock Warrant Certificates may be exchanged for new Stock Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Stock Warrant Agent or any Co-Stock Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Stock Warrants do not have any of the rights of holders of Class A Common Stock or Preferred Stock (except to the extent that the consent of holders of Stock Warrant may be required for certain modifications of the terms of the Class A Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants) and are not entitled to dividend payments on the Class A Common Stock or Preferred Stock purchasable upon such exercise.

Exercise of Stock Warrants

   Stock Warrants may be exercised by surrendering the Stock Warrant Certificate at the corporate trust office of the Stock Warrant Agent or at the corporate trust office of the Co-Stock Warrant Agent, if any, with the form of election to purchase on the reverse side of the Stock Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Stock Warrants, the Stock Warrant Agent or Co-Stock Warrant Agent, if any, will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock or Class A Common Stock purchasable upon such exercise in accordance with the instructions of the holder exercising the Stock Warrant and at the sole cost and risk of such holder. If less than all of the Stock Warrants evidenced by the Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti-dilution Provisions

   Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (i) the issuance of a stock dividend to holders of Preferred Stock or Class A Common Stock or a combination, subdivision or reclassification of the Preferred Stock or Class A Common Stock; (ii) the issuance of rights, warrants or options to all holders of Preferred Stock or Class A Common Stock entitling the holders thereof to subscribe for or purchase Preferred Stock or Class A Common Stock for an aggregate consideration per share less than the current market price per share of the Preferred Stock or Class A Common Stock; or (iii) any distribution by the Company to the holders of its Preferred Stock or Class A Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (i) above). No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

                      DESCRIPTION OF PREFERRED SECURITIES

   The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms of the Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Securities so offered will be described in the Prospectus Supplement relating to such Preferred Securities.

   Pursuant to the terms of the Trust Agreement for each Applied Power Trust, the Administrative Trustees, on behalf of such Applied Power Trust, are authorized to issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent beneficial ownership interests in the assets of such Applied Power Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Applied Power Trust, as well as other benefits as described in the corresponding Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Applied Power Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

   The Preferred Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Applied Power Trust except as described under "--Subordination of Common Securities." Legal title to the Corresponding Junior Subordinated Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an Applied Power Trust's Preferred Securities (each, a "Guarantee Agreement") will be a guarantee on a junior subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related Applied Power Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

Distributions

   Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. Except as specified in the applicable Prospectus Supplement, in the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). Except as specified in the applicable Prospectus Supplement, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law to remain closed or a day on which the corporate trust office of the Property Trustee or the Trustee under the Indenture is closed for business.

   An Applied Power Trust's Preferred Securities represent beneficial ownership interests in the assets of such Applied Power Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable Prospectus Supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

   If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement. As a consequence of any such extension, Distributions on the related Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities) by the Applied Power Trust which issued such Preferred Securities during any such Extension Period.

   If the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities of such series or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt

Securities of such series (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Rights Agreement, if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company's benefit plans for its directors, officers or employees). For additional circumstances in which the Company is restricted in making such payments, see "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities--Restrictions on Certain Payments."

   The revenue of each Applied Power Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debt Securities in which the Applied Power Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities." If the Company does not make interest payments on such Corresponding Junior Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions of the related Preferred Securities. The payment of Distributions (if and to the extent the Applied Power Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantees."

   Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such Applied Power Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

Payment of Expenses

   Pursuant to the Indenture, the Company, as borrower, has agreed to pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Applied Power Trusts (including, but not limited to, all costs and expenses relating to the organization of the Applied Power Trusts, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs and expenses relating to the operation of the Applied Power Trusts (other than with respect to the Trust Securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the applicable Applied Power Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the applicable Applied Power Trust would have received and retained had no such fees, expenses, debts and obligations been incurred by or imposed on the applicable Applied Power Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each, a "Creditor"), whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has agreed to irrevocably waive any right or remedy to require that any such Creditor take any action against the applicable Applied Power Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing.

Redemption or Exchange

   Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debt Securities. See "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities--Redemption." If less than all of any series of Corresponding Junior Subordinated Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Trust Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any series of any Corresponding Junior Subordinated Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Trust Securities.

   The Company will have the right to redeem any series of Corresponding Junior Subordinated Debt Securities (i) subject to the conditions described under "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities--Redemption" or (ii) as may be otherwise specified in the applicable Prospectus Supplement.

   "Like Amount" means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related Applied Power Trust, Corresponding Junior Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Junior Subordinated Debt Securities are distributed. Unless otherwise specified in the applicable Prospectus Supplement, "Liquidation Amount" means the stated amount per Trust Security specified in the applicable Prospectus Supplement.

   At any time, the Company has the right to dissolve an Applied Power Trust and, after satisfaction of the liabilities of creditors of such Applied Power Trust as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities owned by such Applied Power Trust to be distributed to the holders of the related Preferred Securities and Common Securities in liquidation of the Applied Power Trust.

   If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Corresponding Junior Subordinated Debt Securities at the time that the Company exercises its right to elect to dissolve the related Applied Power Trust and cause such Corresponding Junior Subordinated Debt Securities to be distributed to the holders of such related Preferred Securities and Common Securities in liquidation of the Applied Power Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

   After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding,
(ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Subordinated Debt Securities having a principal amount equal to the stated Liquidation Amount of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

   There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of an Applied Power Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debt Securities that an investor may receive on dissolution and liquidation of an Applied Power Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

Redemption and Exchange Procedures

   Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Applied Power Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

   If an Applied Power Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. Except as specified in the applicable Prospectus Supplement, in the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Applied Power Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantees," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Applied Power Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

   Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

   Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Subordinated Debt Securities to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

   If less than all of the Preferred Securities and Common Securities issued by an Applied Power Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Corresponding Junior Subordinated Debt Securities, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debt Securities or portions thereof (and distributions cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

   Payment of Distributions on, and the Redemption Price of, each Applied Power Trust's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default with respect to any Junior Subordinated Debt Security shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Applied Power Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Applied Power Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Applied Power Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Applied Power Trust's Preferred Securities then due and payable.

   In the case of any Event of Default with respect to any Junior Subordinated Debt Security, the Company as holder of such Applied Power Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of the Applied Power Trust's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution upon Dissolution

   Pursuant to each Trust Agreement, each Applied Power Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the written direction to the Property Trustee from the Company, as Depositor, to dissolve such Applied Power Trust and distribute the Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in exchange for the Preferred Securities (which direction is optional and wholly within the

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

discretion of the Company, as Depositor); (iii) the redemption of all of the Applied Power Trust's Trust Securities; and (iv) the entry of an order for the dissolution of such Applied Power Trust by a court of competent jurisdiction.

   If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Applied Power Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Subordinated Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Applied Power Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such Applied Power Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Applied Power Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Applied Power Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

Events of Default; Notice

   Any one of the following events constitutes an "Event of Default" under each Trust Agreement (a "Trust Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Trust Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (i) the occurrence of an Event of Default with respect to a Corresponding Junior Subordinated Debt Security under the Indenture (see "Description of Debt Securities--Defaults and Remedies"); or

      (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

      (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

      (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities of the applicable Applied Power Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

      (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

   Within 90 days after the occurrence of any Trust Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Event of Default to the holders of such Applied Power Trust's Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Trust Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

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

   If an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each Applied Power Trust as described above. See "--Liquidation Distribution upon Dissolution." The existence of a Trust Event of Default does not entitle the holders of Preferred Securities to cause the redemption of the Preferred Securities.

Removal of Issuer Trustees

   Unless an Event of Default with respect to a Corresponding Junior Subordinated Debt Security shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Trust Event of Default resulting from an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co-trustees and Separate Property Trustee

   Unless a Trust Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

   Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Applied Power Trusts

   An Applied Power Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below, as described in "--Liquidation Distribution upon Dissolution" or as described in the Prospectus Supplement with respect to the Preferred Securities. An Applied Power Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Applied Power Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debt Securities, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the Applied Power Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Applied Power Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Applied Power Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, an Applied Power Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the Applied Power Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

   Except as provided below and under "Description of Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

   Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the Applied Power Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Applied Power Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Applied Power Trust's status as a grantor trust for United States Federal income tax purposes or the Applied Power Trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust

Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

   So long as any Corresponding Junior Subordinated Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debt Securities,
(ii) waive any past default that is waivable under Section 6.04 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, the applicable Securities Resolution or such Corresponding Junior Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel to the effect that the Applied Power Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action.

   Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

   No vote or consent of the holders of Preferred Securities will be required for an Applied Power Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

   Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

   Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Applied Power Trust's Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

   Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

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

   Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Applied Power Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Applied Power Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

   The Property Trustee, other than during the occurrence and continuance of a Trust Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Trust Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Applied Power Trusts in such a way that no Applied Power Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the Corresponding Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Applied Power Trust or each Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

   Holders of the Preferred Securities have no preemptive or similar rights.

   No Applied Power Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

   A Guarantee Agreement will be executed and delivered by the Company concurrently with the issuance by each Applied Power Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act, and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Preferred Securities means that Applied Power Trust's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Applied Power Trust's Preferred Securities.

General

   The Company will irrevocably agree to pay in full on a junior subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Applied Power Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related Applied Power Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Applied Power Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that such Applied Power Trust has funds on hand available therefor at such time or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Applied Power Trust (unless the Corresponding Junior Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Applied Power Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the Applied Power Trust to pay such amounts to such holders.

   Each Guarantee will be an irrevocable guarantee on a junior subordinated basis of the related Applied Power Trust's obligations under the Preferred Securities, but will apply only to the extent that such related Applied Power Trust has funds sufficient to make such payments, and is not a guarantee of collection.

   If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities held by the Applied Power Trust, the Applied Power Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. See "--Status of the Guarantees." The majority of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on funds obtained from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company's obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "Description of Debt Securities--General" and--"Ranking of Debt Securities." Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

   The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Applied Power Trusts with respect to the Common Securities to the same extent as the Preferred Securities Guarantee, except that upon an Event of Default with respect to a Corresponding Junior Subordinated Debt Security, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

   The Company's obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement, the applicable Trust Agreement, the Corresponding Junior Subordinated Debt Securities, and the applicable Securities Resolution under the Indenture, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. See "The Applied Power Trusts," "Description of Preferred Securities," and "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities."

Status of the Guarantees

   Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness.

   Each Guarantee will rank pari passu with all other Guarantees issued by the Company relating to Preferred Securities. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Applied Power Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of the related Preferred Securities in any material respect (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the related outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Events of Default

   An event of default under each Guarantee Agreement will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee Agreement.

   Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee Agreement without first instituting a legal proceeding against the Applied Power Trust, the Guarantee Trustee or any other person or entity.

   The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

   The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee Agreement and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee Agreement at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

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

Termination of the Guarantees

   Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Applied Power Trust or upon distribution of Corresponding Junior Subordinated Debt Securities to the holders of the related Preferred Securities. Each will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

Governing Law

   Each Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
             THE CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES
                              AND THE GUARANTEES

Full and Unconditional Guarantee

   Payments of Distributions and other amounts due on the Preferred Securities (to the extent the applicable Applied Power Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees." Taken together, the Company's obligations under each series of Corresponding Junior Subordinated Debt Securities, the related Securities Resolution, the Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debt Securities, such Applied Power Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related Applied Power Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company, as borrower, shall pay for all and any costs, expenses and liabilities of such Applied Power Trust except the Applied Power Trust's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the Applied Power Trust will not engage in any activity that is not consistent with the limited purposes of such Applied Power Trust.

   Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder if and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee Agreement.

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

Enforcement Rights of Holders of Preferred Securities

   A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the related Applied Power Trust or any other person or entity.

   A default or event of default under any senior or subordinated indebtedness of the Company would not necessarily constitute a Trust Event of Default. However, in the event of payment defaults under, or acceleration of, senior or subordinated indebtedness of the Company, the subordination provisions of the applicable Securities Resolution will, unless the applicable Securities Resolution states otherwise, provide that no payments may be made in respect of the Corresponding Junior Subordinated Debt Securities until such senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debt Securities would constitute a Trust Event of Default.

Limited Purpose of Applied Power Trusts

   Each Applied Power Trust's Preferred Securities evidence undivided beneficial ownership interests in the assets of such Applied Power Trust, and each Applied Power Trust exists for the sole purposes of issuing its Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Junior Subordinated Debt Securities and engaging in only those other activities necessary, convenient or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debt Security is that a holder of a Corresponding Junior Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such Applied Power Trust (or from the Company under the applicable Guarantee Agreement) if and to the extent such Applied Power Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of any Applied Power Trust involving the liquidation of the Corresponding Junior Subordinated Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such Applied Power Trust and, after satisfaction of creditors of such Applied Power Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debt Securities, would be a junior subordinated creditor of the Company, subordinated in right of payment to all senior indebtedness and subordinated indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee Agreement and pursuant to the Indenture, as borrower, has agreed to pay for all costs, expenses and liabilities of each Applied Power Trust (other than the Applied Power Trust's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Class A Common Stock at a future date or dates. The price per share of Class A Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase

Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of an Applied Power Trust, securing the holder's obligations to purchase the Class A Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

   The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued. Certain material United States Federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will be set forth in the Prospectus Supplement relating thereto.

                              BOOK-ENTRY ISSUANCE

   The Debt Securities, Preferred Securities and Corresponding Junior Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series ("Book-Entry Securities"). Unless otherwise indicated in the applicable Prospectus Supplement for such series, the Depositary will be DTC. Book-Entry Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Book-Entry Securities represented thereby, a Book-Entry Security may not be transferred except as a whole by the Depositary for such Book-Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

   DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of Book-Entry Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Securities on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Book-Entry Securities. Transfers of ownership interests in the Book-Entry Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   To facilitate subsequent transfers, all Book-Entry Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The Company and the Applied Power Trusts expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices shall be sent to Cede & Co. as the registered holder of the Book-Entry Securities.

   Although voting with respect to the Book-Entry Securities is limited to the holders of record of the Book-Entry Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Book-Entry Securities. Under its usual procedures, DTC would mail an omnibus proxy ("Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Book-Entry Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   As long as the Book-Entry Securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to the Company, all payments on the Book-Entry Securities (other than Preferred Securities or Corresponding Junior Subordinated Debt Securities) will be made by the Company in immediately available funds to DTC. Distribution payments on the Preferred Securities or the Junior Subordinated Debt Securities will be made by the relevant Trustee to DTC. The Company and the Applied Power Trusts have been advised that DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Applied Power Trust (as applicable) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on Book-Entry Securities to DTC is the responsibility of the Company or the relevant Trustee (as applicable), disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Preferred Securities of such series in exchange for the Global Security representing such series of Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Security or the Securities representing such series of Preferred Securities. Further, if the Company so specifies with respect to Preferred Securities of a series, an owner of a beneficial interest in a Global Security representing Preferred Securities of such series may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, a Beneficial Owner in such Global Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in such denominations as set forth in the accompanying Prospectus Supplement.

   DTC may discontinue providing its services as securities depositary with respect to Debt Securities at any time by giving reasonable notice to the Company or the Indenture Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Debt Securities in exchange for all the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities represented by Global Securities and, in such event, will issue individual definitive Debt Securities in exchange for all the Global Securities representing the Debt Securities. Individual definitive Debt Securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Applied Power Trusts and the Company believe to be accurate, but the Applied Power Trusts and the Company assume no responsibility for the accuracy thereof. Neither the Applied Power Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                             PLAN OF DISTRIBUTION

   The Company and/or any Applied Power Trust may sell the Securities in any one or more of the following ways from time to time: (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or
(iii) through agents. The applicable Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company and/or an Applied Power Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

   If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's and/or the applicable Applied Power Trust's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company and/or an applicable Applied Power Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

   Securities may also be sold directly by the Company and/or an Applied Power Trust or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company and/or an Applied Power Trust to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company and/or an Applied Power Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company and/or an Applied Power Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company and/or an Applied Power Trust shall have sold to such underwriters all of such Securities other than the Securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

   If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of Securities that may stabilize, maintain, or otherwise affect the price of such Securities, such intention and a description of such transactions will be described in the Prospectus Supplement.

   Agents and underwriters may be entitled under agreements entered into with the Company and/or the applicable Applied Power Trust to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                             CERTAIN LEGAL MATTERS

   Unless otherwise indicated in the applicable Prospectus Supplements, certain legal matters in connection with the Securities will be passed upon (i) for the Company by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company,
(ii) for the Applied Power Trusts (with respect to the validity of the Preferred Securities under Delaware law) by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Applied Power Trusts and the Company, and (iii) for any underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Anthony
W. Asmuth III, the Corporate Secretary of the Company, is a partner in Quarles & Brady LLP. As of December 31, 1998, Mr. Asmuth owned 38,420 shares of the Company's Class A Common Stock and served as trustee or co-trustee with sole or shared voting and dispositive powers over trusts that held an aggregate of 270,402 shares of Class A Common Stock.

                                    EXPERTS

   The consolidated financial statements of the Company as of and for the year ended August 31, 1998, and the combination of the consolidated balance sheet as of August 31, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the two years in the period then ended, after restatement for the 1998 pooling of interests, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements of the Company for the years ended August 31, 1997 and 1996, prior to restatement for pooling of interests, and the separate financial statements of ZERO Corporation included in the 1997 and 1996 restated consolidated financial statements, for the years ended March 31, 1997 and 1996, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Rubicon Group plc for the year ended May 31, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers, chartered accountants and registered auditors, given on the authority of that firm as experts in accounting and auditing.

                           [Actuant logo appears here]
                               THE DRIVE TO LEAD


[The following logos appear here]

ENERPAC

GB Gardner Bender

POWER-PACKER

power gear

                         [LOGO] ACTUANT

                               3,000,000 Shares
                             Class A Common Stock

                           ------------------------
                             PROSPECTUS SUPPLEMENT
                                       , 2002

                           ------------------------

                              Wachovia Securities

                            ABN AMRO Rothschild LLC

                             Robert W. Baird & Co.

                           Bear, Stearns & Co. Inc.